   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998

                                                REGISTRATION NO. 333-53393
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             GLOBAL CROSSING LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    BERMUDA                       4813                         NOT APPLICABLE
(STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
JURISDICTION OF       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)
INCORPORATION OR
 ORGANIZATION)

                                ---------------

                                 WESSEX HOUSE
                                45 REID STREET
                            HAMILTON HM12, BERMUDA
                                (441) 296-8600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                CT CORPORATION
                           1633 BROADWAY, 23RD FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 479-8200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

              D. RHETT BRANDON, ESQ.                               ROGER KIMMEL, ESQ.
            SIMPSON THACHER & BARTLETT                              LATHAM & WATKINS
               425 LEXINGTON AVENUE                           885 THIRD AVENUE, SUITE 1000
             NEW YORK, NEW YORK 10017                           NEW YORK, NEW YORK 10022
                  (212) 455-2000                                     (212) 906-1200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                               EXPLANATORY NOTE

  This Registration Statement contains two prospectus cover pages: one to be used for a prospectus in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used for a prospectus in connection with a concurrent international offering (the "International Prospectus"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page and back cover page and a different section entitled "Underwriting." The front cover page, back cover page, and "Underwriting" section to be used in the International Prospectus are located at the end of the U.S. Prospectus and have been labeled "Alternate Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 2, 1998

PROSPECTUS
                                       SHARES
                              GLOBAL CROSSING LTD.
         LOGO
                                  COMMON STOCK

                                   --------

  Of the            shares of Common Stock, par value $.01 per share, offered
hereby (the "Shares"),            Shares are being offered by the U.S.
Underwriters (as defined herein) in the United States and Canada (the "U.S.
Offering") and           Shares are being offered by the International
Underwriters (as defined herein) in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The Price to Public and Underwriting Discount per Share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closing of the U.S. Offering and International Offering are conditioned upon each other.

  Of the      Shares offered hereby,     Shares are being sold by Global
Crossing Ltd., a Bermuda company ("GCL" or the "Issuer" and, together with its
subsidiaries, "Global Crossing" or the "Company"), and     Shares are being
sold by certain selling shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

  Prior to the Offerings, there has been no public market for the Common Stock of the Issuer. It is currently estimated that the Price to Public will be
between $         and $        per share. See "Underwriting" for information
relating to the factors considered in determining the Price to Public. Upon completion of the Offerings, purchasers of shares in the Offerings will own approximately . % (. % if the Underwriters' over-allotment options are exercised in full) and existing shareholders will own . % (. % if the over-allotment options are exercised in full) of the outstanding Common Stock. See "Principal and Selling Shareholders."

  Application has been made to have the Common Stock listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "GBLXF" and listed supplementally on the Bermuda Stock Exchange.

                                   --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                                   --------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 PRICE TO           UNDERWRITING         PROCEEDS TO PROCEEDS TO SELLING
                                  PUBLIC    DISCOUNTS AND COMMISSIONS(1) COMPANY (2)    SHAREHOLDERS
--------------------------------------------------------------------------------------------------------
Per Share                          $                    $                   $
--------------------------------------------------------------------------------------------------------
Total(3)                        $                   $                    $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

 (2) Before deducting expenses of $   ,payable by the Company.
 (3) The Company has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to an aggregate of additional shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
     Company will be $           , $           and $           , respectively.
     See "Underwriting."

                                   --------

  The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to such Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the offices of Smith Barney Inc. at 333 West 34th Street, New York, New York 10001 or through the facilities of The Depository Trust Company (the "Depository") on or about
             , 1998.

                                   --------

    Joint Book-Running Managers

SALOMON SMITH BARNEY          MERRILL LYNCH & CO.              CIBC OPPENHEIMER


MORGAN STANLEY DEAN WITTER    DEUTSCHE BANK SECURITIES      GOLDMAN, SACHS & CO.

The date of this Prospectus is              , 1998.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, EFFECTING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  THIS PROSPECTUS HAS BEEN FILED WITH THE REGISTRAR OF COMPANIES IN BERMUDA PURSUANT TO PART III OF THE COMPANIES ACT, 1981 OF BERMUDA AND THE BERMUDA MONETARY AUTHORITY ("BMA") HAS GIVEN ITS CONSENT TO THE ISSUE AND TRANSFER OF
UP TO      SHARES OF COMMON STOCK. IN ACCEPTING THE PROSPECTUS FOR FILING, THE
REGISTRAR OF COMPANIES ACCEPTS NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSALS OR FOR THE CORRECTNESS OF ANY STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM. APPROVALS OR PERMISSIONS RECEIVED FROM THE BMA DO NOT CONSTITUTE A GUARANTEE BY THE BMA AS TO THE PERFORMANCE OF THE COMPANY OR ITS CREDIT WORTHINESS. ACCORDINGLY, IN GIVING SUCH APPROVALS OR PERMISSIONS, THE BMA SHALL NOT BE LIABLE FOR THE PERFORMANCE OR THE DEFAULT OF THE COMPANY OR FOR THE CORRECTNESS OF ANY OPINIONS OR STATEMENTS EXPRESSED IN THIS PROSPECTUS.

  THE BERMUDA STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATIONS AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON ANY PART OF THE CONTENTS OF THIS DOCUMENT.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

  The Issuer is organized pursuant to the laws of Bermuda. In addition, certain of the directors and officers of the Issuer reside outside the United States and a substantial portion of the assets of the Issuer are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. The Company has been advised by its legal counsel in Bermuda, Appleby, Spurling & Kempe, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions.

                               ----------------

  In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to effect the design, construction, and operations of, and sales of capacity on, its planned telecommunications systems, expectations as to funding its future capital requirements and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its goals include, but are not limited to, failure by the Company to: (i) complete its systems within currently estimated time frames and budgets, (ii) sell capacity on its systems, (iii) make a successful transition from a system development to an operating company and (iv) effectively compete in the context of a rapidly evolving market characterized by intense price competition and unpredictable levels of demand for telecommunication capacity. See "Risk Factors."

                                    SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial information appearing elsewhere in this Prospectus. For a discussion of certain factors to be considered in connection with an investment in the Shares, see "Risk Factors." Unless the context otherwise requires, the term "Company" means GCL and all of its direct and indirect subsidiaries. A glossary of relevant terms used in the telecommunications business is included at the end of this Prospectus.

                                  THE COMPANY

  Global Crossing is the world's first independent provider of global long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. As such, the Company believes it is the first to offer "one-stop shopping" for its customers to multiple destinations worldwide. The Company operates as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international telecommunications services. Capacity on the Company's network is offered to all customers on an open, equal access basis. The first four cable systems under development by the Company, together with associated terrestrial backhaul capacity, will form a state-of-the-art interconnected worldwide high capacity undersea fiber optic network (the "Global Crossing Network"): Atlantic Crossing ("AC-1"), a system connecting the United States and Europe; Pacific Crossing ("PC-1"), a system connecting the United States and Asia; Mid-Atlantic Crossing ("MAC"), a system connecting the eastern United States, Bermuda and the Caribbean; and Pan American Crossing ("PAC"), a system connecting the western United States, Central America and the Caribbean. The subsea component of the Global Crossing Network initially totals approximately 51,000 km. The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network.

  Global Crossing's business is designed to meet the varying needs of the global carrier market. The Company offers customers the ability to purchase discrete increments of capacity on demand, thereby (i) eliminating their need to commit the substantial capital which would otherwise be required to build undersea cable capacity and (ii) decreasing the risks associated with forecasting their future capacity requirements. Compared with traditional undersea cable systems, the Company offers more comprehensive, flexible and low-cost purchasing alternatives designed to meet current market requirements of international carriers, including direct international city-to-city connectivity, the ability to purchase capacity annually and discounts based upon aggregate volume purchased on the Global Crossing Network.

  The Global Crossing Network is being engineered and constructed to allow multiple upgrades to its initial circuit capacity at a fraction of the original network cost. The Company is focusing on expanding the products and services it offers to customers in order to increase revenues and profits. The Company anticipates that its future revenues, beyond the sale of the initial capacity of its first four cable systems, will derive from several sources, including system upgrades, additional subsea cable projects and the development or purchase of additional terrestrial transmission capacity.


  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial telecommunications capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to pursue such connectivity in approximately 50 of the largest metropolitan telecommunications markets worldwide. Once completed, the undersea segments of the Global Crossing Network, in combination with the Company's investments in terrestrial telecommunications capacity, will form an integrated worldwide network with multiple access points offering low-cost wholesale capacity.

                               RISK FACTORS

  PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES. These risk factors include (i) the Company's limited operating history, (ii) its leverage and substantial future capital requirements, (iii) risks relating to the completion of the Company's planned cable systems and the achievement of its sales and marketing objectives and
(iv) the highly competitive nature of the international telecommunications industry. See "Risk Factors."

                               MARKET OPPORTUNITY

  The Global Crossing Network is being developed to capitalize on certain trends in the international telecommunications industry:

  Rapid Growth of Telecommunications and Internet Traffic. While international voice traffic from 1996-2000 is expected to grow at a rate of 13% annually, international data traffic growth is expected to significantly outpace voice traffic growth. One of the key factors contributing to the growth in data traffic is the increasing use of broadband applications such as the Internet, which has grown at a compound annual rate of 86% for the past five years as measured by the number of Internet hosts. Reflecting this growth, the number of Internet Service Providers ("ISPs") is growing explosively on a global basis. ISPs outside the United States, particularly in Europe, Asia and Latin America, are expected to require significant subsea optical circuit capacity to provide efficient service to their customers to popular Internet web sites in the United States. In addition, improvements in "last mile" technology, such as xDSL and cable modems, are contributing to the significant increase in the number of subscribers using such bandwidth-intensive applications. Several additional key factors are expected to drive the rapid growth in telecommunications traffic, including the (i) growth in the use of bandwidth-intensive applications, such as video conferencing and corporate intranets,
(ii) globalization of commerce and (iii) general decline in international tariffs.

  Impact of Global Deregulation. The continued deregulation of the global telecommunications industry has resulted in a significant increase in the number of competitors, including traditional carriers, wireless operators, ISPs and new local exchange service providers, due in large part to: (i) privatization activity globally and (ii) the ability of new entrants to effectively compete. This change in the global competitive landscape is generating significant demand for broadband telecommunications capacity as carriers seek to secure sufficient capacity for their expansion plans. As of April 1998, the ITU estimated that there were 1,000 international carriers, representing a 186% increase since the end of 1996. In addition, further telecom privatization is expected during 1998 and 1999, which in turn is expected to generate increased global competition.

  Shortage of Available Capacity. The Company believes that additional network undersea capacity and faster response times will be required to satisfy current and anticipated growth in telecommunications traffic. While there has been a significant increase in the demand for global telecommunications capacity, there has not been a corresponding growth in the number of new transport facilities, especially in the undersea cable industry. The Company believes that construction of competing undersea cable systems will be limited in the near future due to barriers to entry, including (i) the extensive lead time to construct cable systems, (ii) the limited number of major undersea cable supply and construction companies, (iii) the limited number of qualified personnel with extensive experience in the undersea cable industry and (iv) significant capital requirements.

  Increasing Challenges for Consortia Systems. Historically, the planning and ownership of undersea cable systems was conducted through large consortia typically led by the monopoly telecommunications providers. Global Crossing believes that the consortium approach is becoming far less effective as (i) carriers increasingly view significant long term capital investments in capacity to be a suboptimal utilization of resources, (ii) international deregulation leads to direct competition among consortia members, (iii) competition from new entrants makes capacity requirements increasingly difficult to predict and (iv) the rapid pace of technological change creates difficulties in the ability of carriers to accurately forecast the growth of telecommunications traffic.

  Acceptance of Privately Sponsored Cable Systems. The Company believes that telecommunications service providers have become increasingly receptive to the advantages of independent, privately-owned cable systems. In connection with the marketing of capacity on the Global Crossing Network, carriers have responded positively to the Company's ability to offer (i) capacity as and when needed without the incurrence of significant initial capital investments, (ii) a wide range of purchasing options appealing to both established carriers and new market entrants, (iii) state-of-the-art system quality combined with cost-effective high quality operations, administration and maintenance support and
(iv) the absence of direct competition with its customers.

                               BUSINESS STRATEGY

  Global Crossing's mission is to create an integrated global network through ownership of a portfolio of undersea fiber optic systems, combined with associated terrestrial backhaul capacity, which will offer its customers the highest quality city-to-city connectivity among approximately 50 of the largest metropolitan telecommunications markets worldwide at competitive prices. The principal elements of the Company's business strategy include:

  Create a Worldwide Network. Upon completion, the currently announced undersea segments of the Global Crossing Network will directly connect Asia, North America, Europe, Central America and the Caribbean through the major transoceanic routes utilizing state-of-the-art technology. To increase the attractiveness of the Global Crossing Network, the Company is making selective wholesale acquisitions of terrestrial telecommunications capacity, thereby providing its customers with international city-to-city connectivity at prices significantly lower than if such customers had attempted to gain connectivity by separately purchasing required terrestrial backhaul capacity. The Company also intends to actively pursue additional opportunities for the expansion of the Global Crossing Network, including complementary businesses and facilities.

  Maintain Position as a Leading Wholesale Service Provider. Global Crossing is the world's first independent provider of global long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. The Company's products are segmented to meet the varying needs of the global carrier market, with both shore-to-shore and city-to-city capacity. Global Crossing also offers a combination of volume-based purchasing flexibility, typically according to a tiered scale with various incentive levels, and volume discounts for purchases of capacity on one cable system based upon purchases previously made on the Company's other systems. In certain cases, the Company will permit the transfer of a portion of unused capacity purchases from one Global Crossing system to another depending on customers' individual traffic needs.

  Utilize State-of-the-Art Technology. The Global Crossing Network is being engineered and constructed using the latest in fiber optic technology, self-healing ring structures, erbium doped fiber amplifier repeaters, dense wavelength division multiplexing ("DWDM") and redundancies of capacity to ensure instantaneous restoration which the Company believes will (i) provide a cost advantage over existing alternatives, (ii) make it more reliable than competing systems, (iii) allow the Company to offer substantially more capacity than existing cable systems and (iv) enable the capacity of each of the Company's cable systems to be upgraded rapidly at a fraction of the initial system cost without physical modification of the submerged portion of the system.

  Maintain Position as Low-Cost Provider. The Company plans to maintain its position as a low-cost provider of facilities and services to its carrier customers relative to its competitors. Global Crossing believes that this low-cost position results from a combination of (i) low sales and marketing and general and administrative costs, reflecting a commitment to wholesale customers, (ii) ownership of state-of-the-art facilities, resulting in lower operating and maintenance costs, and (iii) leveraging the Company's strong position in the undersea fiber optic facilities market to obtain low-cost terrestrial connectivity between cable landing stations and major telecommunications sites.

  Provide "One-Stop" Sales and Service. Through both its marketing and sales force, as well as its ongoing operations, administrative and maintenance support, Global Crossing plans to offer one-stop sales and service to customers worldwide. The Company's 18 marketing professionals located in the Company's headquarters in Bermuda and in major cities throughout the world facilitate the sales of its telecommunications capacity and increase market awareness and name recognition. In addition, Global Crossing is developing a centralized operations, administration and maintenance support system to serve the entire Global Crossing Network, including a customer care center, network operations center and technical support center. Through such integrated customer support, in combination with its sales force, the Company intends to enable customers to have a single point of contact regarding capacity sales and service on the Global Crossing Network.

  Leverage Extensive Management Experience. Global Crossing has assembled and will continue to build a strong management team comprised of executives with extensive operating experience in the telecommunications industry and the undersea cable sector. Prior to joining the Company, Jack Scanlon, the Company's Chief Executive Officer, was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc., responsible for approximately $6 billion in annual revenues and 16,000 employees. Mr. Scanlon has over 30 years of experience in the telecommunications industry, including 24 years with AT&T and Bell Laboratories. In addition, William Carter, the Company's senior executive in charge of system development, was formerly the President and Chief Executive Officer of AT&T Submarine Systems Inc. ("SSI"), overseeing the research and development, engineering, implementation and integration of SSI's international cable and satellite facilities. Mr. Carter had been at AT&T for 30 years prior to joining the Company. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry. Dan J. Cohrs, the Company's Chief Financial Officer, was formerly Vice President and Chief Planning and Development Officer at GTE Corporation ("GTE"), where he was responsible for corporate development activities, including mergers and acquisitions and strategic transactions, as well as strategic planning and competitive analysis. In addition, the Company's system development team includes several individuals with extensive experience with major undersea cable and telecommunications industry participants. See "Management."

                          THE GLOBAL CROSSING NETWORK

  As part of Global Crossing's mission to create an integrated global, high capacity undersea fiber optic cable network, the initial Global Crossing Network is being engineered and constructed to connect the two most heavily trafficked international corridors in the world via AC-1 (United States to Europe) and PC-1 (United States to Asia). Global Crossing plans to interconnect these systems with two north-south systems (MAC and PAC), directly connecting Bermuda, the Caribbean, Central America and, through unaffiliated cable systems, South America. Of the four undersea fiber optic cable systems currently being developed by Global Crossing, AC-1, MAC and PAC are wholly-owned projects, while PC-1 is being developed through a joint venture with one or more partners, including Marubeni Corp. of Japan ("Marubeni"). Global Crossing will initially have approximately a 58% interest in PC-1 and, in conjunction with Marubeni, will manage its development, sales and operation.

ATLANTIC CROSSING

  The Company commenced operations in March 1997, when it contracted for the construction of AC-1, a 14,000 km digital fiber optic cable system that will link the United States, the United Kingdom, The Netherlands and Germany. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a self-healing ring, is scheduled for completion by February 1999.

  AC-1 is equipped with state-of-the-art DWDM and the full ring will initially offer 40 Gbps of service capacity, significantly increasing the existing fiber optic cable capacity on this transatlantic route. Capacity on

AC-1 is upgradeable to a minimum of 80 Gbps using DWDM technology. The aggregate costs of AC-1, which are estimated to be approximately $750 million, have been fully financed prior to the Offerings.

  The Company has successfully marketed capacity on AC-1 to licensed telecommunications providers, including PTTs, established and emerging telecommunications companies and Internet service providers. As of June 30, 1998, the Company had entered into capacity purchase agreements and other binding commitments (collectively, "CPAs") with customers providing for payments to the Company of approximately $550 million. The Company's AC-1 customers now total more than 20 carriers, including Deutsche Telekom, Teleglobe, Swisscom, PTT Telecom BV, Telia AB and a number of emerging telecommunications companies. The timing of payments by purchasers under CPAs generally depends on when service commences on the segment or segments of AC-1 on which capacity is acquired. All of the foregoing payment amounts assume the completion of the related segment prior to specified dates falling after the scheduled ready-for-service ("RFS") date for that segment.

  Based upon its current expectations regarding sales of capacity on AC-1, the Company believes that it will develop and eventually construct Atlantic Crossing-2 ("AC-2"), an additional four fiber pair cable connecting the United States to Europe. When combined with AC-1, AC-2 would double the capacity that Global Crossing would be able to offer customers on the transatlantic route.

PACIFIC CROSSING

  PC-1, the Company's first undersea fiber optic cable in the Pacific region, is being developed as a 21,000 km four fiber pair self-healing ring that, upon completion, will connect California, Washington and two landing sites in Japan, providing connectivity to other points in Asia through interconnection with third party cable systems. PC-1 is designed to operate initially at 80 Gbps of service capacity and to be upgradeable to a minimum of 160 Gbps, using DWDM technology.

  In April 1998, the Company executed a contract with TSSL for the construction of PC-1 (the "PC-1 Contract"), which provides for a system completion date of Summer 2000 at an aggregate cost of approximately $1.2 billion (excluding potential future upgrades). Equity investments in PC-1 by Global Crossing and its partners are currently estimated at $400 million (of which at least $200 million will be provided by the Company), with the remaining $800 million financed through incurrence of non-recourse indebtedness at the PC-1 level. The contractual commitment for the financing of such indebtedness was obtained on May 11, 1998.

MID-ATLANTIC CROSSING

  MAC is being developed as a 9,300 km two fiber pair self-healing ring that, upon completion, will connect New York, Bermuda, the Caribbean and Florida. Global Crossing intends that MAC will be connected to AC-1 via its cable station in Brookhaven, New York, providing connectivity between Europe, the eastern United States, Bermuda, and the Caribbean and, through interconnection with third party cable systems, South America. MAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  In June 1998, the Company executed a contract with Alcatel Submarine Networks ("Alcatel") for the construction of MAC, which provides for a system completion date of December 1999 at an aggregate cost of approximately $350 million (excluding potential future upgrades), of which approximately $110 million will consist of equity contributions by the Company and $240 million is to be financed through non-recourse indebtedness at the MAC level. The contractual commitment for the financing of such indebtedness was obtained on June 26, 1998.

PAN AMERICAN CROSSING

  PAC is being developed as a 7,000 km two fiber pair cable that, upon completion, will connect California, Mexico, Panama and the Caribbean. PAC is being designed to interconnect with PC-1 and with MAC. It is anticipated that PAC will transverse Panama via an existing terrestrial right-of-way. PAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  The Company is currently negotiating the engineering and construction contract for this system. Based upon these negotiations, the Company currently anticipates that PAC will be completed by February 2000 and will cost approximately $445 million (excluding potential future upgrades), of which approximately $160 million will be financed through equity contributions from the Company and $285 million expected to be financed through non-recourse indebtedness at the PAC level.

TERRESTRIAL BACKHAUL SERVICES

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial telecommunications capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. The Company has already entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide backhaul service in Germany and The Netherlands. In addition, the Company recently entered into an agreement with Qwest Communications International Inc. ("Qwest") whereby Global Crossing will receive access to over 25 U.S. metropolitan telecommunications markets on Qwest's terrestrial network. Through Global Access Limited ("Global Access"), a Japanese telecommunications carrier owned by Marubeni, the Company will offer backhaul services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company is also currently negotiating with Marubeni to acquire a minority investment in Global Access, which is constructing a domestic terrestrial fiber optic cable network connecting the PC-1 cable station with Tokyo, Nagoya and Osaka.

ADDITIONAL NETWORK EXPANSION OPPORTUNITIES

  The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network. There can be no assurance that the Company will ultimately elect to proceed with such opportunities or, if it elects to do so, that such opportunities will help the Company achieve and sustain operating profitability.


                                                    ORGANIZATION OF THE COMPANY

                                                       --------------------
                                                       Global Crossing Ltd.
                                                       --------------------

                                                   -----------------------------
                                                   Global Crossing Holdings Ltd.
                                                   -----------------------------
      ------------------     ----------------     ---------------------     ---------------------     --------------------
      Global Telesystems     Pacific Crossing     Mid-Atlantic Crossing     Pan American Crossing       Development and
        Holdings Ltd.          Holdings Ltd.          Holdings Ltd.             Holdings Ltd.         Marketing Activities
      ------------------     ----------------     ---------------------     ---------------------     --------------------

      ------------------     ----------------     ---------------------     ---------------------
             AC-1                  PC-1                    MAC                       PAC
        (Wholly-Owned)       (Joint Venture*)         (Wholly-Owned)            (Wholly-Owned)
      ------------------     ----------------     ---------------------     ---------------------

* Minimum of 50% interest. All other subsidiaries of the Issuer are wholly-owned.

  The Company's executive offices are located at Wessex House, 45 Reid Street, Hamilton, Bermuda and its telephone number is (441) 296-8600. The Company's home page on the Internet is http://www.globalcrossing.bm.

                                 FINANCING PLAN

  Of the $750 million in total estimated costs for AC-1, approximately $662 million has been incurred as of May 31, 1998. All future costs with respect to AC-1 are fully financed with the remaining availability under the existing $482 million credit facility (the "AC-1 Credit Facility") of Atlantic Crossing Ltd. ("ACL").

  Global Crossing estimates that the total cost of developing and deploying its other fiber optic cable systems currently under active development is approximately $1,995 million, which is comprised of $1,200 million for PC-1, $350 million for MAC and $445 million for PAC. The Company has received proposals and has commenced negotiations or executed documentation regarding debt financing for such systems which will be non-recourse to the Company other than with respect to its required equity contribution. Based upon executed debt financing documentation, equity investments in PC-1 by Global Crossing and its partners are currently estimated at $400 million (of which at least $200 million will be provided by the Company), with the remaining $800 million of estimated costs expected to be financed initially through the incurrence of non-recourse indebtedness at the PC-1 level. With respect to MAC and PAC, based upon current negotiations, the Company currently anticipates making investments of $110 million and $160 million, respectively, with the remaining $240 million and $285 million, respectively, of estimated costs expected to be financed initially through the incurrence of non-recourse indebtedness at the system level. With respect to AC-2 and other network expansion opportunities currently under evaluation by the Company, it is anticipated that additional financing will be required. Global Crossing has historically been able to secure non-recourse indebtedness for its systems for at least 65% of system costs and intends to finance its future expansion opportunities in a similar fashion. The actual amounts of the Company's future capital requirements will depend on certain factors including the cost of developing its cable systems, the speed of developing its systems and the pricing of the Company's services. There can be no assurance that financing for such systems will be available to the Company or, if available, that such financing can be obtained on a timely basis and on acceptable terms. See "Risk Factors--Substantial Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  On May 18, 1998, Global Crossing Holdings Ltd. ("GCH"), the direct wholly-owned subsidiary of GCL, consummated an $800 million private offering (the "Note Offering") of 9 5/8% Senior Notes Due 2008 (the "GCH Senior Notes"). GCH utilized approximately $295 million of the net proceeds of the Note Offering to refinance certain obligations incurred as part of the initial financing of AC-
1. The balance will be utilized to make equity investments in certain of the Company's systems and for general corporate purposes.

                                 THE OFFERINGS

Common Stock offered by the Company:

  U.S. Offering ............        shares

  International Offering....        shares

  Total (1).................        shares

Common Stock offered by the Selling Shareholders:


  U.S. Offering .......             shares


  International Offering....        shares


  Total ...............             shares

Common Stock to be
 outstanding after the              shares
 Offerings (1)(2) ..........

Net Proceeds ...............  Approximately $     million (approximately $
                              million if the Underwriters' over-allotment options are exercised in full).

Nasdaq National Market        GBLXF
symbol......................

Use of Proceeds.............  The Company intends to use the net proceeds of the Offerings as follows: (i) approximately $ to make investments in the Global Crossing Network, (ii) up to $50 million to make minority investments in telecommunications and Internet service providers, (iii) up to $25 million to fund the Company's proposed investment in Global Access Limited and (iv) the balance for general corporate purposes. The Company will receive no proceeds from the sale of Shares by the Selling Shareholders. See "Use of Proceeds."

--------
(1) Does not include up to an aggregate of           shares of Common Stock
    subject to over-allotment options granted to the U.S. Underwriters and International Underwriters (see "Underwriting").

(2) After giving effect to the Offerings. Based on shares outstanding as of
            , 1998. Does not include: (i)               shares of Common Stock
    reserved for issuance under the Stock Incentive Plan (see "Management--
    Stock Incentive Plan"); (ii)     shares of Common Stock reserved for
    issuance under the GCL Warrants (see "Description of Capital Stock--
    Liquidation of Old GCL"); and (iii)      shares of Common Stock reserved
    for issuance under the New PCG Warrants (see "Certain Transactions").

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1997 and for the period from March 19, 1997 (date of inception) through December 31, 1997 are derived from the Consolidated Financial Statements of the Company included herein, which financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report thereon included elsewhere in this Prospectus. The financial data as of and for the three months ended March 31, 1998 are derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for fair presentation of the financial position as of and results of operations for these interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. The operating data presented below are derived from the Company's records. The Company is in its development stage; accordingly, financial data presented herein and elsewhere in this Prospectus is not necessarily indicative of the financial position or results of operations of the Company in the future. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                             FOR THE PERIOD
                                          FOR THE           MARCH 19, 1997
                                        THREE MONTHS     (DATE OF INCEPTION) TO
                                    ENDED MARCH 31, 1998   DECEMBER 31, 1997
                                    -------------------- ----------------------
STATEMENT OF OPERATIONS DATA:
Interest Income....................     $    345,834          $  2,941,352
                                        ------------          ------------
Expenses:
  Sales and Marketing..............          784,216             1,366,724
  General and Administrative.......        2,614,903             1,695,770
  Depreciation and Amortization....           30,367                39,214
  Project Evaluation Costs.........        7,047,044                   --
                                        ------------          ------------
Total Expenses.....................       10,476,530             3,101,708
                                        ------------          ------------
Net Loss...........................      (10,130,696)             (160,356)
Preference Share Non-Cash
 Dividends(1)......................       (4,408,230)          (12,689,923)
                                        ------------          ------------
Net Loss Applicable to Common
 Shareholders......................     $(14,538,926)         $(12,850,279)
                                        ============          ============

                                                                     AS OF
                                                                  DECEMBER 31,
                                          AS OF MARCH 31, 1998        1997
                                        ------------------------- ------------
                                                          AS
                                         HISTORICAL   ADJUSTED(2)  HISTORICAL
                                        ------------  ----------- ------------
BALANCE SHEET DATA:
Current Assets Including Cash and
 Restricted Cash(3).................... $ 54,683,167              $ 27,743,838
Total Assets(4)........................  701,562,521               577,298,723
Long Term Debt and Other
 Obligations(5)........................  472,253,000               332,534,000
GTH Preference Shares(6)...............   95,007,302                90,643,919
Shareholders' Equity:
  Common Stock.........................          110                       110
  Additional Paid-in Capital(7)........   87,395,845                86,970,845
  Deficit Accumulated During the
   Development Stage(8)................  (27,389,205)              (12,850,279)
                                        ------------              ------------
Total Shareholders' Equity.............   60,006,750                74,120,676
                                        ------------              ------------
Total Capitalization................... $627,267,052              $497,298,595
                                        ============              ============

                                                                      AS OF
                                                                  JUNE 30, 1998
                                                                  --------------
   OPERATING DATA:
   Executed CPAs.................................................  $550 million
                                                                   ESTIMATED(9)
                                                                  --------------
   Route Kilometers..............................................     51,400
   Fiber Kilometers..............................................    345,600
   Estimated System Costs
     AC-1 .......................................................  $750 million
     Other Projects Under Development............................ $1,995 million
   Landing Stations..............................................       14

--------

(1) The holders of 14% senior increasing rate redeemable exchangeable preference shares (the "GTH Preference Shares") of Global Telesystems Holdings Ltd. ("GTH") are entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preference share dividends include cumulative 14% dividends and amortization of the discount and issuance costs. All dividends to date have been paid through the issuance of additional preference shares. The Company has redeemed all of the outstanding GTH Preference Shares effective as of June 17, 1998.
(2) As adjusted to reflect the Offerings, the Note Offering and the application of the net proceeds therefrom.
(3) The majority of restricted cash and cash equivalents appearing in the "Historical" column are funds which have been reserved for the purpose of funding future interest payable on GTH's 12% Senior Notes Due 2004 (the "GTH Senior Notes") and the amount appearing in the "As Adjusted" column includes additional funds reserved for the purpose of funding future interest payable on the Note Offering. The Company has applied a portion of the net proceeds of the Note Offering to repurchase all outstanding GTH Senior Notes. The amount reflected in the "As Adjusted" column consists of
    (i) actual Current Assets, plus (ii) the gross proceeds of the Offerings and the Note Offering, less (iii) amounts expended in connection with the tender for the GTH Senior Notes and the redemption of the GTH Preference Shares, less (iv) the fees and expenses incurred in connection with the Offerings and the Note Offering.
(4) The amount appearing in the "As Adjusted" column consists of (i) actual
    Total Assets, plus (ii) the $   million increase in Current Assets
    discussed in footnote (3) above, plus (iii) capitalized fees and expenses
    of the Offerings and the Note Offering in an amount of $      million, less
    (iv) a write-off of $10.2 million of deferred fees and issue costs associated with the repurchase of the GTH Senior Notes.
(5) The amount appearing in the "As Adjusted" column consists of (i) actual Long Term Debt and Long Term Obligations under Inland Services Agreements, less (ii) the $150 million principal amount of GTH Senior Notes, plus (iii) the $800 million principal amount of the GCH Senior Notes.
(6) Reflects (i) $100 million of GTH Preference Shares originally issued, plus
    (ii) $13.7 million ($9.8 million as of December 31, 1997) of GTH Preference Shares issued as dividends thereon, less (iii) $18.7 million ($19.2 million as of December 31, 1997), reflecting the unamortized discount and issue costs associated therewith. The "As Adjusted" column reflects that all GTH Preference Shares were redeemed from the net proceeds of the Note Offering.

(7) The amount appearing in the "As Adjusted" column includes a one time charge in connection with the redemption of the GTH Preference Shares to Additional Paid-in Capital of approximately $34.8 million on June 17, 1998. This charge would be comprised of: (i) a $16.1 million charge for the call premium on the GTH Preference Shares and (ii) a write-off of $18.7 million of discount and issue costs associated with the GTH Preference Shares assuming the GTH Preference Shares had been redeemed as of March 31, 1998.

(8) The amount appearing in the "As Adjusted" column includes a one time extraordinary loss on the repurchase of the GTH Senior Notes of approximately $20.0 million. This loss would be comprised of: (i) a $9.8 million charge for the tender premium on the GTH Senior Notes and (ii) a write-off of $10.2 million of deferred fees and issue costs associated with the GTH Senior Notes assuming the GTH Senior Notes had been repurchased as of March 31, 1998.
(9) Assumes full completion of AC-1, PC-1, MAC and PAC based upon current Company estimates, including anticipated financing costs. See "Risk Factors--Risks Relating to Completing the Company's Cable Systems" and "Risk of Error in Forward-Looking Statements."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully by prospective investors in evaluating the Company and its business prospects before purchasing the Shares.

LIMITED OPERATING HISTORY; DEVELOPMENT STAGE COMPANY

  The Company was organized in March 1997 and is in the development stage. The Company's financial information relates to a period in which the Company was engaged in construction and development of AC-1 and had minimal revenues and operating costs because the costs of construction have been capitalized. The Company's operations to date have generated operating losses. The Company had net losses applicable to common shareholders of approximately $27.4 million for the period from March 19, 1997 (date of inception) through March 31, 1998, which consisted primarily of paid in-kind dividends on preference shares. Global Crossing to date has financed its net losses, debt service, capital expenditures and other cash needs through the proceeds of sales of common and preferred equity and the issuance of debt, including non-recourse indebtedness of ACL. In addition, the Company will require substantial additional capital in order to carry out its business plan. See "--Substantial Future Capital Requirements."

  The Company's success will substantially depend on sales of capacity upon its systems. While the Company has been primarily marketing and selling capacity on AC-1 during its construction period and this activity has resulted in executed CPAs as of June 30, 1998 to purchase capacity totaling approximately $550 million, including related sales of terrestrial capacity, there can be no assurance that the Company will continue to be successful in selling capacity on AC-1 or its other systems under development. There also can be no assurance that the Company will be able to realize its business plan or that such realization will help the Company achieve or sustain operating profitability or sufficient cash flow to service its indebtedness. See "-- Sales of Capacity; Termination of CPAs," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

LEVERAGE

  As of March 31, 1998, on a consolidated pro forma basis after giving effect to the Offerings, the Note Offering and the application of the net proceeds therefrom, the Company would have had $1,177.3 million of total liabilities, including approximately $1,134.9 million of senior indebtedness, of which $305.5 million would have been secured.

  The Company's significant debt burden could have important consequences to the Company, including, but not limited to, the following: (i) the cash received from operations may be insufficient to meet the principal and interest payments on the Company's debt as the same become due; (ii) a significant portion of the Company's cash flow from operations must be used to service its debt instead of being used in the Company's business; and (iii) the Company's flexibility to obtain additional financing in the future may be impaired by the amount of debt outstanding and the restrictions imposed by the covenants contained in the debt instruments of the Company. See "Description of Certain Indebtedness."

  The ability of the Company to meet its financial obligations will be subject to financial, business and other factors, many of which are beyond its control, such as prevailing economic conditions. In addition, the ability of GCL's operating subsidiaries to pay dividends or to make other payments to GCL will be restricted by the terms of various credit arrangements expected to be entered into by such operating subsidiaries, as well as legal restrictions. The instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operating and financial flexibility of the Company. Failure to generate sufficient cash flow may impair the Company's ability to obtain additional equity or debt financing or to meet its debt service requirements. In such circumstances, the Company may be required to renegotiate the terms of the instruments relating to its long term debt or to refinance all or a portion thereof. There can be no assurance that the Company would be able to renegotiate successfully such terms or refinance its indebtedness when required or that satisfactory terms of any such refinancing would be available. If the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider other options such as the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under applicable law.

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS

  Global Crossing will require substantial capital investment to pursue the implementation of its business plan. Because the Company anticipates that each of its systems will require separate financing in addition to the equity investment made by the Company in such system, it intends to raise additional non-recourse debt or equity capital at the system level to meet these financing requirements. The Company currently estimates that its capital resources, together with the additional capital that it intends to raise at the system level, will be sufficient to fund its currently planned systems. Failure to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, would have a material adverse effect on the Company's business prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO COMPLETING THE COMPANY'S CABLE SYSTEMS

  The Company's ability to achieve its strategic objectives will depend in large part upon the successful, timely and cost-effective completion of the Company's planned cable systems as well as on achieving substantial capacity sales on these systems once they become operational. The construction of the Company's systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that each of these systems will be completed at the cost and in the time frame currently estimated by Global Crossing, or even at all. Although the Company will be awarding contracts for construction of its systems to certain suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule, and to provide guarantees in respect of completion dates and system design specifications, there can be no assurance that the actual construction costs or the time required to complete these systems will not exceed current Company estimates. Such circumstances could have a material adverse effect on the Company. See "Business--Suppliers."

  The successful completion of the Company's cable systems will depend, among other things, upon the Company's ability to manage their construction effectively and to obtain all permits and licenses required for construction. Successful completion will also depend on the timely performance by third-party contractors of their obligations. There can be no assurance that construction will be completed as scheduled or that the required permits and licenses will be obtained. In addition, the Company has not yet entered into a definitive supply contract to construct PAC. There are a limited number of suppliers with whom the Company can negotiate these arrangements. There can be no assurance that the Company will be able to enter into these contracts. Any of the foregoing may significantly delay or prevent completion of one or more of the Company's systems, which could have a material adverse effect on the Company.

SALES OF CAPACITY; REALIZATION OF OTHER REVENUES

  The ability of the Company to achieve its business objectives will also depend in large part upon its sales and marketing capabilities. Through its wholly-owned subsidiary, Global Crossing International, Ltd. ("GCI"), the Company has assembled a dedicated sales and marketing force and will be dependent upon the ability of such employees to effectively market and sell capacity. There can be no assurance that the Company will be able to effectively sell capacity on its cable systems. Failure of the Company to effectively sell capacity on its cable systems would have a material adverse effect on the Company.

  The Company's ability to increase revenues and profits will depend in part on its ability to expand the products and services it offers to customers. The Company currently believes that potential sources of these revenues include potential upgrades of the capacity available on its planned systems, the development of additional subsea cable projects and the provision of terrestrial backhaul services to customers acquiring capacity on its undersea cable systems. See "Business." In the event the Company is unable to effect these upgrades, develop additional cable projects or obtain required terrestrial backhaul capacity, the Company's ability to increase its revenues and profits will be adversely affected.

TERMINATION OF CPA'S

  A purchaser's payment obligation under a CPA for AC-1 terminates with capacity on any segment other than the United States-United Kingdom segment, if the RFS date for the full AC-1 system has not occurred by June 30, 1999. Performance under certain CPAs for AC-1 is also contingent upon the obtaining and continuance of such approvals, consents, governmental authorizations, licenses and permits as may be required or reasonably deemed necessary by each party thereto for performance by such party thereunder and as may be satisfactory to it. It is expected that CPA's for the Company's other systems will contain similar provisions. Termination of a substantial number of CPAs for any of the foregoing reasons would have a material adverse effect on the Company. See "Business--Sales and Marketing" and "--Summary of Principal Terms of Standard Contractual Documentation."

COMPETITION

  The international telecommunications industry is highly competitive. The Company faces competition from existing and planned systems along each of its planned routes and from satellite providers, including existing geosynchronous satellites and low-earth orbit systems now under construction. On certain routes, terrestrial cable systems may also compete with the Global Crossing Network. The Company competes primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of its systems. Traditionally, carriers have made substantial long term investments in ownership of cable capacity, making lower price and superior service less determinative in convincing such carriers to acquire additional capacity on the Company's systems than is the case in industries without such long term relationships. Accordingly, there can be no assurance that the Company will be able to compete successfully against systems to which prospective customers have made long term commitments.

  The routes underlying Global Crossing's systems are currently served by several undersea cables as well as satellites. Primary future sources of competition for the Company may result from, among others, (i) TAT-14, a transatlantic cable system which is being developed by its consortium members,
(ii) Gemini, a transatlantic cable system being operated and marketed by WorldCom and Cable & Wireless, (iii) China-US, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC, MCI, AT&T and Sprint, most of whom have traditionally sponsored consortium cables and (iv) the Japan-US Cable Network, a transpacific system being developed by a consortium of major telecommunications carriers including Worldcom, AT&T, KDD, NTT, Cable & Wireless and GTE. Other regional and global systems are being considered by developers, including Project Oxygen, a global system being evaluated by CTR Group, Ltd. The Company believes that the other planned transatlantic systems would compete directly with AC-1 and the commitments of the developers of these systems could substantially reduce these customers' demand for capacity on AC-1. Although the Company believes that the other planned transpacific systems will not satisfy the demand for capacity between the United States and Japan and that there is currently enough demand projected to accommodate all such systems, the other planned transpacific systems will receive commitments for capacity that PC-1 could have received in their absence. In addition, the Company may face competition from existing and planned regional undersea cable systems and satellites on its MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base. See "--Rapidly Changing Industry; Pricing Uncertainties" and "Business--Competition."

RELATIONSHIP WITH PRINCIPAL SHAREHOLDERS; CONFLICTS OF INTEREST

  As of June 30, 1998, Pacific Capital Group, Inc. ("PCG") had a 22.31% equity interest in GCL (after giving effect to the liquidation of Old GCL). PCG and its affiliates have entered into certain transactions with the Company in connection with the development by PCG and its affiliates of several of Global Crossing's systems, including AC-1, PC-1, PAC and MAC, and the decision by the Board of Directors of GCL to assume the ongoing development of systems (other than AC-1) from an affiliate of PCG. PCG and its subsidiaries are controlled by Mr. Gary Winnick, the Co-Chairman of the Board of Directors of GCL, and several other officers and directors of GCL are affiliated with PCG. In addition, CIBC Wood Gundy Capital (SFC) Inc., an affiliate of CIBC, Inc. ("CIBC") had a 27.88% equity interest in GCL (after giving effect to the liquidation of Old GCL). An affiliate of CIBC is an Underwriter in the Offerings, and CIBC and its affiliates have also entered into certain financing transactions with the Company in connection with the development and construction of the Company's systems. Several members of the Board of Directors of GCL are affiliated with CIBC. See "Management," "Principal and Selling Shareholders" and "Certain Transactions."

  Upon completion of the Offerings, PCG and CIBC will collectively own   .  %
of the outstanding Common Stock ( .% assuming the over-allotment option is exercised in full). Accordingly, PCG and CIBC may be able to determine the vote on matters submitted to a vote of the Company's stockholders, including the election of directors.

  Certain officers and directors of the Company also serve as officers and directors of other companies and certain officers and directors of the Company are active investors in the telecommunications industry. See "Management." Service as a director or officer of the Company and as a director or officer of another company could create or appear to create conflicts of interest when the director or officer is faced with decisions that could have different implications for the Company and such other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are officers of both the Company and another company. The pursuit of these other business interests could distract these officers and directors from pursuing opportunities on behalf of the Company. Such conflicts of interest could have a material adverse affect on the Company.

TRANSITION FROM PROJECT MANAGEMENT TO OPERATING COMPANY

  The Company must undergo substantial changes in its operations to transition from being a development stage company primarily involved in the planning and development of a major telecommunications infrastructure system to one which operates, markets, supports and services multiple systems. These changes are expected to be a significant challenge to the Company's managerial, administrative and operational resources. The Company is in the process of expanding the management and operational capabilities necessary for this transition. The Company's ability to manage this transition successfully will depend on, among other things: (i) expansion, training and management of its employee base, including attracting, retaining and motivating highly skilled personnel; (ii) taking over or outsourcing the Company's customer interface and operations, administration and maintenance systems; (iii) procuring terrestrial capacity to provide connectivity to inland cities; and (iv) control of the Company's expenses. There can be no assurance that the Company will succeed in developing all or any of these capabilities, and any failure to do so could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

RAPID GROWTH IN A CHANGING INDUSTRY; PRICING UNCERTAINTIES

  Part of the Company's strategy is to rapidly construct several cable systems in a short time frame in order to take advantage of the supply and demand imbalance that currently exists and is projected in the global marketplace. Each of the Company's currently announced systems is expected to be operational between 1998 and 2000. As a result of the Company's implementation of the aggressive timing of its strategy, the Company is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of the Company. At the same time, the international telecommunications industry is changing rapidly due to, among other things, regulatory liberalization, privatization of established carriers, the expansion of telecommunications infrastructure, the globalization of the world's economies and the changing technology for wireless and satellite communication. Much of the Company's planned growth is predicated upon the growth in demand for international telecommunications capacity which will consume the increased supply of telecommunications capacity from new cables and other technology so that price declines will not be greater than the price declines anticipated by the Company in its business plan. There can be no assurance that such anticipated demand growth will occur.

  The undersea fiber optic cable transmission industry has experienced significant per circuit price declines resulting from technological advances in fiber optic technology. Recent technological advances have created even greater per circuit pricing pressure in the industry. A lower than projected increase in demand or a higher than projected decline in per circuit price could have a material adverse effect on the Company. There can be no assurance, even if the Company's projections with respect to such factors are realized, that the Company will be able to implement its strategy or that its strategy will be successful in the rapidly evolving telecommunications market.

RAPID TECHNOLOGICAL CHANGE

  Recent technological advances, such as the use of DWDM, have greatly expanded the availability of capacity of new fiber optic cable at constant construction costs, resulting in a corresponding decrease in the cost per circuit of capacity. In addition, the introduction of new products or the emergence of new technologies may enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by the Company or to expand capacity on existing competitive systems, potentially rendering the Company's systems not cost competitive. While the Company believes that being the first to market and construct cable systems with significant capacity on certain routes may prevent competitors from overbuilding in those situations, Global Crossing cannot predict the behavior of potential competitors who might otherwise build a system even if it would be uneconomical for an additional system to be constructed. The Company believes that for the foreseeable future, technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder the Company's ability to deploy the state-of-the-art technology; however, the effect of such technological changes on the Company's operations cannot be predicted and could have a material adverse effect on the Company.

OPERATIONS RISKS

  Each of Global Crossing's systems will be subject to the risks inherent in a large-scale, complex undersea fiber optic telecommunications system employing advanced technology. The operations, administration, maintenance and repair of these systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. There can be no assurance that, even if built to specifications, the Company's systems will function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

  AC-1 has, and each of the Company's other systems are expected to have, a design life of not less than 25 years; however, there can be no assurance of the actual useful life of any of these systems. A number of factors will affect the useful life of each of the Company's systems, including, among other things, quality of construction, unexpected deterioration and technological or economic obsolescence. Failure of any of the Company's systems to operate for its full design life could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

  The Company's future success depends on the efforts of certain of its officers and key technical, sales and other employees, some of whom have only recently joined the Company, as well as its ability to attract, retain and motivate highly skilled officers and employees. There can be no assurance that the Company will successfully integrate new management personnel and employees into its existing operations, or that the Company will be able to attract, retain and motivate highly skilled management personnel and employees. Furthermore, the Company does not presently maintain any key person life insurance policies on any of its management personnel. See "Management-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company will derive substantial revenues from international operations. The Company intends to have substantial physical assets in several jurisdictions along the routes of its planned systems. International operations are subject to political, economic and other uncertainties, including, among other things, risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, labor disputes and other uncertainties arising out of foreign government sovereignty over the Company's international operations. There can be no assurance that these factors will not have a material adverse effect on the Company.

FOREIGN EXCHANGE; EXCHANGE CONTROLS

  The Company will invoice all sales of capacity in U.S. dollars, and each customer will incur maintenance and other obligations denominated in U.S. dollars; however, many actual and prospective customers of the Company derive their revenues in currencies other than U.S. dollars. The obligations of customers whose revenues are preponderantly in foreign currencies will be subject to unpredictable and indeterminate increases in the event that such currencies devalue relative to U.S. dollars. Furthermore, such customers may be or may become subject to exchange control regulations which might restrict or prohibit the conversion of their revenue currencies into dollars. There can be no assurance that the occurrence of any such factors will not have a material adverse effect on the Company.

EFFECT OF GOVERNMENT REGULATION

  The Company, in the ordinary course of development, construction and operation of its fiber optic cable systems, will be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in foreign jurisdictions where its cables land. In particular, undersea cable landing or similar licenses will be required in many of the jurisdictions where Global Crossing's systems will land. Such licenses are typically issued for a term of years, subject to renewal. Moreover, the licenses may subject the Company's business and operations to varying forms of regulation, which could change over the course of time. Failure to obtain or renew such a license, or a material change in the nature of the regulation to which the Company's operations are subject, could have a material adverse effect on the Company's business. In addition, the Company's international operations may be affected from time to time by political developments and national and local laws and regulations and may be subject to risks such as the imposition of governmental controls, license requirements and changes in tariffs. Specifically, in connection with the construction of each cable system, the Company must obtain certain permits and licenses with respect to construction, operations and maintenance. Although Global Crossing intends that the construction contracts for each of the Company's cable systems will impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of such systems, there can be no assurance that such contractor will successfully obtain such permits and licenses. Failure to obtain or maintain any permits or licenses so required could have a material adverse effect on the Company. See "Business--Regulation."

DEPENDENCE ON THIRD PARTIES

  The Company is and will continue to be dependent upon third parties to (i) provide access to certain origination and termination points of its systems in various jurisdictions, (ii) construct and operate landing stations in certain of such jurisdictions, (iii) construct and maintain the Company's systems pursuant to contractual arrangements with the Company, (iv) provide backhaul service to the Company's customers through contractual arrangements with such parties and (v) act as joint venture participants with respect to PC-1 and, potentially, certain of the Company's future systems. There can be no assurance that such parties will perform their contractual obligations or that there will not be political or economic events in relation to such parties which may have a material adverse effect on the Company.

RISK OF ERROR IN FORWARD-LOOKING STATEMENTS

  The Company is a development stage company. Accordingly, all statements in this Prospectus that are not clearly historical in nature are forward-looking. Examples of such forward-looking statements include the statements concerning the Company's operations, prospects, size of world telecommunications traffic, size of addressable market, technological and customer support capabilities, pricing, potential customers and liquidity and working capital needs, estimated demand forecasts, and information concerning characteristics of competing systems. These forward-looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. Prospective investors should carefully review the other risk factors set forth in this section of this Prospectus for a discussion of certain factors which could result in any of such forward-looking statements proving to be inaccurate.

TAX MATTERS

  The Company believes that a significant portion of its income will not be subject to tax by any of (i) Bermuda, which currently does not have a corporate income tax, or (ii) certain other countries in which the Company conducts activities or in which customers of the Company are located, including the United States. However, this belief is based upon the anticipated nature and conduct of the business of the Company, which may change, and upon the Company's understanding of its position under the tax laws of the various countries in which the Company has assets or conducts activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain jurisdictions may require the Company to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, the operations and payments due to the Company may be affected by changes in taxation, including retroactive tax claims or assessment of withholding on amounts payable to the Company or other taxes assessed at the source, in excess of the taxation anticipated by the Company based on business contacts and practices of the Company and the current tax regimes. There can be no assurance that any of the foregoing factors would not have a material adverse effect on the Company. See "Tax Considerations."

FOREIGN PERSONAL HOLDING COMPANY, PASSIVE FOREIGN INVESTMENT COMPANY, CONTROLLED FOREIGN CORPORATION AND PERSONAL HOLDING COMPANY RULES

  It is possible that the Issuer or one of its non-United States subsidiaries will be classified as a foreign personal holding company (a "FPHC") under the United States Internal Revenue Code of 1986, as amended (the "Code"). If the Issuer or one of its non-United States subsidiaries were classified as an FPHC, all United States Holders (as defined below under "Tax Considerations") of Common Stock would be required to include in income, as a dividend, their pro rata share of the Issuer's (or its relevant non-United States subsidiary's) undistributed FPHC income (generally, taxable income with certain adjustments). While the Company intends to manage its affairs so as to attempt to avoid or minimize having income imputed to United States Holders under these rules, to the extent such management of its affairs is consistent with its business goals, there can be no assurance that the Company will be successful in this endeavor.

  The Issuer believes that it is not a passive foreign investment company (a "PFIC") and does not expect to become a PFIC in the future, although there can be no assurance in this regard. In addition, this belief is based, in part, on interpretations of existing law that the Issuer believes are reasonable, but which have not been approved by any taxing authority. If the Issuer were a PFIC, then each United States Holder of Common Stock would, upon certain distributions by the Issuer, or upon disposition of the Common Stock at a gain, be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge, generally as if the distribution or gain had been recognized ratably over the United States Holder's holding period (for PFIC purposes) for the Common Stock, or if a "qualified electing fund" election were made by a United States Holder of Common Stock, a pro rata share of the Issuer's ordinary earnings and net capital gain would be required to be included in such United States Holder's income each year. A United States Holder may also be able to make a mark to market election. If the mark to market election is available to a United States Holder, annual increases and decreases in share value would be included as ordinary income or deducted from ordinary income by marking-to-market the value of the shares at the close of each year. See "Tax Considerations."

  Furthermore, additional tax considerations would apply if the Issuer or any of its affiliates were a controlled foreign corporation (a "CFC") or a personal holding company (a "PHC"). See "Tax Considerations."

DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS

  The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." The Company's ability to pay dividends is limited by certain of its debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

DILUTION

  The public offering price is substantially higher than the tangible book value of the outstanding Common Stock. Purchasers of Shares in the Offerings will therefore experience immediate and substantial dilution in tangible book value per share, and existing shareholders of GCL will receive a material increase in the tangible book value per share of their shares of Common Stock.
The dilution to new investors will be $      per Share (based on the Price to
Public of $      per Share and assuming no exercise of the over-allotment
options granted to the Underwriters). See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained. The offering price has been determined by negotiations between the Company and the Underwriters and there can be no assurance that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which the Common Stock is sold in the Offerings. See "Underwriting." Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The trading price of the Common Stock after the Offerings could be subject to wide fluctuations in response to numerous factors, including, but not limited to, quarterly variations in operating results, competition, announcements of technological innovations or new products by the Company or its competitors, product enhancements by the Company or its competitors, regulatory changes, any differences in actual results and results expected by investors and analysts, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings (assuming no exercise of the over-allotment
options granted to the Underwriters), GCL will have             shares of
Common Stock outstanding, including            Shares of Common Stock offered
hereby and            "restricted" shares of Common Stock. The Shares of
Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. The restricted shares generally will be eligible for sale under Rule 144, as currently in
effect, beginning in             .

  The Company intends to file a registration statement under the Securities Act after the Offerings to register shares of Common Stock reserved for issuance under the Stock Incentive Plan, thus permitting the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing. See "Management--Stock Incentive Plan."

  Subject to certain exceptions, the Company and certain shareholders, directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc.

  Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds from the Offerings are estimated to be approximately
$       (after deducting the Underwriters' discount and estimated Offerings fees and expenses payable by the Company). The Company intends to use the net
proceeds of the Offerings as follows: (i) approximately $    to make
investments in the Global Crossing Network, (ii) up to $50 million to make minority investments in telecommunications and Internet service providers,
(iii) up to $25 million to fund the Company's proposed investment in Global Access Limited and (iv) the balance for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business." Pending the application of the net proceeds of the Offerings as described above, the Company will invest such proceeds in short-term, interest-bearing U.S. Government securities and certain other short term, investment grade securities. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders. The net proceeds from the sale of the Shares by the Selling Shareholders will be used by such Selling Shareholders to fund anticipated income tax liabilities resulting from the Company's acquisition of the rights to advisory fees payable under the Advisory Services Agreements as described under "Certain Transactions."

                                DIVIDEND POLICY

  GCL does not anticipate paying dividends in the foreseeable future. The terms of certain debt instruments of the Company also place limitations on GCL's ability to pay dividends. Future dividends, if any, will be at the discretion of the Board of Directors of GCL and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors of GCL may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                   DILUTION

  At           , 1998, the historical net tangible book value of the Company
was $      million or $      per share of Common Stock. "Historical net
tangible book value per share" represents the Company's net worth less
intangible assets of $     million divided by            shares of Common
Stock outstanding on          , 1998. After giving effect to the sale by the
Company of            Shares pursuant to the Offerings and after deducting the
underwriting discount and expenses of the Offerings, the pro forma net
tangible book value of the Company at         , 1998, would have been $
million, or $     per share of Common Stock. Such amount represents an
immediate increase in pro forma net tangible book value of $     per share of
Common Stock to the existing stockholder and an immediate dilution to new
investors of $      per share of Common Stock. The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

   Public offering price per Share..................................... $
   Historical net tangible book value per share at         , 1998...... $
   Increase in net tangible book value per share attributable to net proceeds
    of the Offerings................................................... $
   Pro forma net tangible book value per share after the Offerings..... $
                                                                        -------
   Dilution to new investors........................................... $
                                                                        =======

  The foregoing table assumes no exercise of the Underwriters' over-allotment
options to purchase an additional           Shares.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1998 (i) the historical consolidated capitalization of the Company and (ii) the capitalization as adjusted to reflect the Offerings, the Note Offering and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                       AS OF MARCH 31, 1998
                                                    ----------------------------
                                                       ACTUAL     AS ADJUSTED(1)
                                                    ------------  --------------
                                                    (UNAUDITED)
   Long Term Debt:
     AC-1 Credit Facility(2)......................  $305,508,000  $  305,508,000
     GTH Senior Notes.............................   150,000,000               0
     Obligations under Inland Services
      Agreements(3)...............................    16,745,000      16,745,000
     GCH Senior Notes.............................             0     800,000,000
                                                    ------------  --------------
       Total Long Term Debt.......................   472,253,000   1,122,253,000
                                                    ------------  --------------
   GTH Preference Shares..........................    95,007,302               0
                                                    ------------  --------------
   Shareholders' Equity:
     Common Stock.................................           110
     Additional Paid-in Capital...................    87,395,845
     Accumulated Deficit During Development Stage.   (27,389,205)
                                                    ------------  --------------
       Total Shareholders' Equity.................    60,006,750
                                                    ------------  --------------
       Total Capitalization.......................  $627,267,052  $
                                                    ============  ==============

--------
(1) As adjusted to reflect the Offerings, the Note Offering and the application of the net proceeds therefrom. Losses resulting from the repurchase of the GTH Senior Notes are reflected in "Accumulated Deficit During Development Stage" and losses resulting from the redemption of the GTH Preference Shares are reflected in "Additional Paid-in Capital." Assuming the repurchase of the GTH Senior Notes occurred as of March 31, 1998, a one time extraordinary loss of approximately $20.0 million would have been incurred. This loss would have been comprised of: (i) a $9.8 million charge for the tender premium on the GTH Senior Notes and (ii) a write-off of $10.2 million of deferred fees and issue costs associated with the GTH Senior Notes. In addition, assuming the redemption of the GTH Preference Shares, as of March 31, 1998, a one time charge would have been made against Additional Paid-in Capital of approximately $34.8 million. This charge would have been comprised of: (i) a $16.1 million charge for the call premium on the GTH Preference Shares and (ii) a write-off of $18.7 million of unamortized discount and issue costs associated with the GTH Preference Shares.

(2) The AC-1 Credit Facility provides non-recourse financing at the ACL level for the construction and development of AC-1. A total of $482.0 million is available to be borrowed under this facility, of which $305.5 million was outstanding as of March 31, 1998. See "Description of Certain
    Indebtedness--AC-1 Credit Facility."

(3) Net of the $12.7 million current portion of such obligations.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1997 and for the period from March 19, 1997 (date of inception) through December 31, 1997 are derived from the Consolidated Financial Statements of the Company included herein, which financial statements are prepared in accordance with U.S. GAAP and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report thereon included elsewhere in this Prospectus. The financial data as of and for the three months ended March 31, 1998 are derived from the Company's unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, that management considers necessary for fair presentation of the financial position as of March 31, 1998 and results of operations for this interim period presented. Results of operations for the interim period is not necessarily indicative of the results of operations for a full year. The operating data presented below are derived from the Company's records. The Company is in its development stage; accordingly, financial data presented herein and elsewhere in this Prospectus is not necessarily indicative of the financial position or results of operations of the Company in the future. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                             FOR THE        FOR THE PERIOD      FOR THE PERIOD
                           THREE MONTHS     MARCH 19, 1997      MARCH 19, 1997
                              ENDED      (DATE OF INCEPTION)  (DATE OF INCEPTION)
                          MARCH 31, 1998 TO DECEMBER 31, 1997  TO MARCH 31, 1998
                          -------------- -------------------- -------------------
STATEMENT OF OPERATIONS
 DATA:
Interest Income.........   $    345,834      $  2,941,352        $  3,287,186
                           ------------      ------------        ------------
Expenses:
  Sales and Marketing...        784,216         1,366,724           2,150,940
  General and
   Administrative.......      2,614,903         1,695,770           4,310,673
  Depreciation and
   Amortization.........         30,367            39,214              69,581
  Project Evaluation
   Costs................      7,047,044               --            7,047,044
                           ------------      ------------        ------------
Total Expenses..........     10,476,530         3,101,708          13,578,238
                           ------------      ------------        ------------
Net Loss................    (10,130,696)         (160,356)        (10,291,052)
Preference Share Non-
 Cash Dividends (1).....     (4,408,230)      (12,689,923)        (17,098,153)
                           ------------      ------------        ------------
Net Loss Applicable to
 Common Shareholders....   $(14,538,926)     $(12,850,279)       $(27,389,205)
                           ============      ============        ============
Basic net loss per
 common share (2).......   $      (0.13)     $      (0.12)       $      (0.25)
                           ============      ============        ============
Diluted net loss per
 common share (2).......   $      (0.11)     $      (0.10)       $      (0.21)
                           ============      ============        ============
Shares used in computing
 basic net loss per
 common share...........    110,615,211       110,294,100         110,370,758
                           ============      ============        ============
Shares used in computing
 diluted net loss per
 common share...........    130,975,251       130,638,084         130,718,575
                           ============      ============        ============
                                                AS OF                AS OF
                                            MARCH 31, 1998     DECEMBER 31, 1997
                                         -------------------- -------------------
BALANCE SHEET DATA:
Current Assets Including Cash and
 Restricted Cash (3)...................      $ 54,683,167        $ 27,743,838
Construction in Progress (4)...........       621,904,402         523,620,864
Deferred Finance and Organization
 Costs, Net of Accumulated
 Amortization..........................        24,974,952          25,934,021
                                             ------------        ------------
Total Assets...........................      $701,562,521        $577,298,723
                                             ============        ============
Current Liabilities....................      $ 74,295,469        $ 80,000,128
Long Term Debt.........................       305,508,000         162,325,000
GTH Senior Notes.......................       150,000,000         150,000,000
Obligations Under Inland Services
 Agreements (5)........................        16,745,000          20,209,000
GTH Preference Shares (6)..............        95,007,302          90,643,919
Shareholders' Equity:
  Common Stock.........................               110                 110
  Additional Paid-in Capital...........        87,395,845          86,970,845
  Deficit Accumulated During the
   Development Stage...................       (27,389,205)        (12,850,279)
                                             ------------        ------------
Total Shareholders' Equity.............        60,006,750          74,120,676
                                             ------------        ------------
Total Liabilities and Shareholders'
 Equity................................      $701,562,521        $577,298,723
                                             ============        ============

                                                                       AS OF
                                                                        JUNE
                                                                      30, 1998
                                                                    ------------
OPERATING DATA:
Executed CPAs...................................................... $550 million

                                                                  ESTIMATED(7)
                                                                 --------------
Route Kilometers................................................         51,400
Fiber Kilometers................................................        345,600
Estimated System Costs
 AC-1 .......................................................... $  750 million
 Other Projects Under Development............................... $1,995 million
Landing Stations................................................             14

--------

(1) The holders of GTH Preference Shares are entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preference share dividends include cumulative 14% dividends and amortization of the discount and issuance costs. All dividends to date have been paid through the issuance of additional preference shares. The Company has redeemed all of the outstanding GTH Preference Shares effective as of June 17, 1998.

(2) Basic net loss per share is computed based on the weighted average number of shares of Common Stock outstanding. Diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding and common stock equivalents including shares issuable under options and warrants that were issued within one year preceding the planned Offerings.

(3) The majority of restricted cash and cash equivalents are funds which have been reserved for the purpose of funding future interest payable on the GTH Senior Notes. The Company has applied a portion of the net proceeds of the Note Offering to repurchase all outstanding GTH Senior Notes.

(4) Construction in Progress includes direct and indirect expenditures for construction of AC-1 and is stated at cost. Capitalized costs include costs incurred under (i) the AC-1 Contract; (ii) advisory, consulting and legal fees; (iii) interest (including amortization of debt issuance costs incurred during the construction phase); and (iv) other costs necessary for developing AC-1. Costs incurred to acquire backhaul capacity are also included.

(5) Certain contracts to acquire backhaul capacity require payments over a 25-year period. The amount shown reflects the present value of such payments, net of the $12.7 million ($18.1 million as of December 31, 1997) current portion of such payments, which is included under "Current Liabilities."

(6) Reflects (i) $100 million of GTH Preference Shares originally issued, plus
    (ii) $13.7 million ($9.8 million as of December 31, 1997) of GTH Preference Shares issued as dividends thereon, less (iii) $18.7 million ($19.2 million as of December 31, 1997), reflecting the unamortized discount and issue costs associated therewith. The Company has redeemed all of the outstanding GTH Preference Shares effective as of June 17, 1998.

(7) Assumes full completion of AC-1, PC-1, MAC and PAC based upon current Company estimates, including anticipated financing costs. See "Risk Factors--Risks Relating to Completing the Company's Cable Systems" and "Risk of Error in Forward-Looking Statements."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to effect the design, construction, and operations of, and sales of capacity on, its planned telecommunications systems, expectations as to funding its future capital requirements and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its goals include, but are not limited to, failure by the Company to: (i) complete its systems within currently estimated time frames and budgets, (ii) sell capacity on its systems, (iii) make a successful transition from a system development and construction company to an operating company and
(iv) effectively compete in the context of a rapidly evolving market characterized by intense price competition and unpredictable levels of demand for telecommunication capacity. The Company does not intend to publish updates or revisions of any forward-looking statements included in this Prospectus to reflect events or circumstances after the date hereof or to reflect subsequent market analysis. See "Risk Factors--Risk of Error in Forward-Looking Statements."

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the notes thereto contained in this Prospectus.

OVERVIEW

  The Company was formed as the world's first independent developer, owner and operator of undersea digital fiber optic cable systems to capitalize on the accelerating growth of international telecommunications traffic. The Company commenced operations in March 1997, when it entered into a fixed price contract with Tyco Submarine Systems Ltd. ("TSSL", formerly AT&T Submarine Systems, Inc.) for the design, development, construction and installation of AC-1 and obtained commitments for AC-1's initial financing. AC-1, the first of Global Crossing's planned fiber optic cable systems, is designed to be a four fiber pair system connecting (i) the United States to the United Kingdom, (ii) the United Kingdom to The Netherlands and Germany, (iii) The Netherlands to Germany and (iv) Germany to the United States. The first segment of AC-1, the United States to United Kingdom route, was completed and commenced operations on May 26, 1998. The Company currently anticipates that the full AC-1 system will be completed and commence operations by February 1999. See "Risk Factors--Risks Related to Completing the Company's Cable Systems."

  The Company, since its inception, has been involved in the planning, financing, marketing, organization, development, design and construction of the AC-1 system. In addition, the Company has been engaged in the planning, developing and financing of the three other planned systems currently under active development by the Company (PC-1, MAC and PAC). The Company has also achieved a number of significant milestones, including (i) the recruitment of experienced professionals in undersea cable and telecommunications operations,
(ii) the signing of construction contracts on AC-1, PC-1 and MAC, (iii) the execution of the AC-1 Credit Facility and the execution of financing commitments with respect to PC-1 and MAC and (iv) the construction and activation of the United States to United Kingdom segment of AC-1.

  Sales of capacity by the Company on its cable systems are effected through Capacity Purchase Agreements pursuant to which the Company's customers obtain an indefeasible right of use ("IRU") for a certain number of circuits. Each IRU entitles the customer to the use of the related capacity for a period ending 25 years after the RFS date for the related system. Global Crossing also sells capacity on terrestrial cables through Inland Capacity Purchase Agreements ("ICPAs"), linking certain of the Company's landing stations with major cities in order to provide city-to-city connectivity to its customers. This backhaul capacity, which is purchased by the Company through Inland Services Agreements ("ISAs") from the owners of terrestrial cable systems, is resold by the Company to its customers through ICPAs.

  The Company's basic pricing structure currently provides for volume-based discounts to its customers. Customers are generally provided options in their capacity purchase agreements to purchase additional capacity in the future at prices which reflect the aggregate purchases made by such customers. Consequently, the prices under such options in the future are often lower than the current price paid by such customers for their initial capacity.

  In connection with the development and construction of AC-1, ACL entered into an advisory services agreement with an affiliate of the Company providing for the payment by the Company of an advisory fee of 2.0% of the gross revenues of ACL. The Company's Board of Directors also approved similar advisory fees and authorized the Company to enter into similar agreements in respect of other cable systems developed by the Company. The Company intends to acquire the rights of the persons entitled to the fees payable under these agreements in consideration for the issuance by the Company of Common Stock having an aggregate value (determined on the basis of the Price to Public per Share payable in the Offerings) which the Company currently anticipates will be in the range of $125 million to $145 million. As a result of this transaction, the Company anticipates that it will incur a charge of $125 million to $145 million which will be reflected in its financial statements for the period ended June 30, 1998. See "Certain Transactions." Upon the consummation of this transaction, all of the obligations of the Company and ACL in respect of these advisory services agreements will be terminated.

REVENUES

  Prior to the RFS date for the United States to United Kingdom segment of AC-1, the Company had no revenues and had interest income on restricted cash, cash raised from financing, cash on CPA deposits and cash on ICPA deposits. As of June 30, 1998, the Company had entered into CPAs with customers for capacity on AC-1 providing for payments to the Company of an aggregate of at least $550 million and had received aggregate payments (including deposits) from customers of $100 million. Cash deposits have been recorded as unearned revenue prior to activating the capacity sold pursuant to the related CPA. Most deposits are refundable if the AC-1 system RFS date does not occur prior to June 30, 1999. See "Business--Summary of Principal Terms of Standard Contractual Documentation."

  Since the RFS date for the United States to United Kingdom segment of AC-1, which occurred on May 26, 1998, the Company's revenues have been principally comprised of revenues from sales of cable capacity on AC-1 and the sale of backhaul capacity. Revenues from the sale of capacity on the Company's systems and from the sale of backhaul capacity are recognized in the period during which (i) the purchaser obtains the right to use the capacity, which can only be suspended by a failure of the purchaser to pay the full purchase price or fulfill its contractual obligations and (ii) the purchaser is obligated to pay OA&M costs.

COST OF SALES; CAPACITY AVAILABLE FOR SALE

  Cable construction costs incurred with respect to each segment of AC-1, reflected as "Construction in Progress" in the Company's consolidated December 31, 1997 balance sheet, will be reflected as capacity available for sale at the date such segment becomes operational. Capacity available for sale will be recorded at the lower of cost or fair value less cost to sell and will be charged to cost of sales in the period the related revenues are recognized.

  Capacity available for sale will be charged to cost of sales as revenues from sales of capacity are recognized. The amount charged to cost of sales in any period related to AC-1 capacity will be calculated based on the ratio of AC-1 capacity revenues recognized in the period to total expected AC-1 capacity revenues over the life of the system, multiplied by the total cost incurred to construct AC-1. The Company plans to use the same accounting policy for its other planned cable systems. The cost to acquire backhaul capacity will be charged to cost of sales in the period during which the related revenues are recognized. Changes in management's estimate of the expected revenues to be derived from sales of a cable system's capacity will result in adjustments to the calculations of cost of sales. These adjustments will be recorded on a prospective basis over future periods commencing with the period when management revises its estimate.

OPERATING EXPENSES

  In addition to cost of sales, the Company's operating expenses will principally comprise sales and marketing, operating and maintenance and general and administrative costs. Costs relating to the Company's evaluation of possible additional systems will be expensed as incurred.

  The Company has entered into an agreement with TSSL relating to operations, administration and maintenance of AC-1 and related backhaul capacity ("the AC-1 OA&M Agreement"). Following the AC-1 full system RFS date, the Company anticipates that its costs under the AC-1 OA&M Agreement will be largely recovered through charges to its customers under the terms of CPAs.

CONSTRUCTION IN PROGRESS

  Construction in progress includes direct and indirect expenditures for construction of AC-1 and is stated at cost. These expenditures include costs incurred under the AC-1 Contract; advisory, consulting and legal fees; interest and amortized debt issuance costs incurred during the construction phase; and other costs necessary for construction of AC-1. Additionally, the Company has capitalized the cost of acquiring backhaul capacity. The Company has recorded in "Construction in Progress" amounts for backhaul capacity equal to the present value of future payments associated with the acquisition of such backhaul capacity.

RESULTS OF OPERATIONS FOR THE PERIOD FROM MARCH 19, 1997 TO DECEMBER 31, 1997

  Interest Income. Pursuant to the purchase agreement relating to the sale of its outstanding $150 million GTH Senior Notes, the Company was required to maintain certain amounts in restricted cash and cash equivalents accounts to fund future semi-annual interest payments on such notes. Interest income earned on this balance, together with interest income earned on cash raised from financing and cash on CPA deposits, totalled approximately $2.9 million for the period from March 19, 1997 to December 31, 1997. The Company utilized a portion of the net proceeds from the Note Offering to repurchase the GTH Senior Notes. See "--Liquidity and Capital Resources."

  Expenses. During the period ended December 31, 1997, the Company incurred expenses of $3.1 million. Of this amount, approximately $1.4 million was attributable to sales and marketing expenses, relating principally to AC-1, and approximately $1.7 million was attributable to general and administrative expenses.

  GTH Preference Share Dividends. The GTH Preference Shares accrued compounding dividends at an annual rate of 14%. During the period ended December 31, 1997, the Company recorded preference share dividends of approximately $12.7 million. This amount is comprised of $11.1 million in paid-in-kind ("PIK") dividends, $1.0 million in amortization of the discount on issuance and $0.6 million in amortization of issuance costs. The $11.1 million in PIK dividends includes $1.3 million accrued but unpaid as of December 31, 1997.

  In connection with the issuance of the GTH Preference Shares, the initial purchaser thereof had the right to distribute to purchasers from it of the GTH Preference Shares shares of Class A common stock of Global Crossing Ltd., LDC ("Old GCL") for no additional consideration. Shares of Class A common stock not distributed by the initial purchaser were allocated pro rata to the initial Class B and Class C shareholders.The Company has recorded the $13,235,000 estimated fair value of such shares as a discount in the carrying value of the GTH Preference Shares, which discount is being amortized over the term of such shares. The Class A, Class B and Class C shares will be cancelled in connection with the liquidation of Old GCL which is to occur concurrently with the Offerings.

  The Company utilized a portion of the net proceeds from the Note Offering to redeem the GTH Preference Shares effective June 17, 1998. See "--Liquidity and Capital Resources."

  Net Loss and Net Loss Applicable to Common Shareholders. During the period ended December 31, 1997, the Company had a net loss applicable to common shareholders of $12.9 million, resulting primarily from the $12.7 million of dividends on the GTH Preference Shares described above.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998

  For the three months ended March 31, 1998, the Company had revenues of approximately $0.3 million, consisting entirely of interest income, and net loss applicable to common shareholders of approximately $14.5 million.

  During this period, the Company incurred approximately $0.8 million of sales and marketing expenses; $2.6 million of general and administrative expenses; $7.0 million of project evaluation costs relating to new cable systems; and approximately $4.4 million of PIK dividends, including amortization of both the discount on issuance and issuance costs. The increase in sales and marketing and general and administration expenses reflects the continuing growth in number of employees during the development stage. The number of the Company's employees has increased from 9 as of December 31, 1997 to 38 as of March 31, 1998. The Company also issued options on 1,821,000 shares of Common Stock at an exercise price of $2.50 per share in January 1998. No compensation expense was recorded related to these options since the estimated fair value of the options on the date of grant did not exceed the exercise price.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal capital expenditure requirements involve the construction of undersea cable systems, the related landing stations, and certain investments in backhaul capacity to connect the landing stations to major metropolitan areas. As of March 31, 1998 and December 31, 1997, respectively, the Company had incurred approximately $622 million and $524 million, respectively, of capital expenditures in respect of AC-1, principally for system construction costs and purchases of backhaul capacity and was committed to a further $195 million and $134 million, respectively, of capital expenditures under the AC-1 Contract in connection with the completion of AC-
1. Amounts attributable to purchases of backhaul capacity represent the present value of future payments required to be made by the Company for such capacity.

  The total cost of AC-1 is estimated at approximately $750 million, including financing costs capitalized during the period AC-1 is under construction. All future costs with respect to AC-1 will be fully financed with the remaining availability under the AC-1 Credit Facility. AC-1 was initially financed through (i) the $482 million AC-1 Credit Facility; (ii) $150 million of GTH Senior Notes; (iii) $100 million of GTH Preference Shares; and (iv) $75 million of GCL common equity. See "Description of Certain Indebtedness." As of December 31, 1997 and March 31, 1998, respectively, the Company had borrowed $162 million and $306 million, respectively, under the AC-1 Credit Facility. The Company's principal source of liquidity through those dates was the AC-1 Credit Facility.

  On May 18, 1998, GCH consummated an $800 million private offering of 9 5/8 Senior Notes Due 2008 (the "Note Offering"). The Company has utilized (or will utilize) the net proceeds of the Note Offering (i) to purchase all of the $150 million outstanding GTH Senior Notes, (ii) to redeem all of the $100 million outstanding GTH Preference Shares, (iii) to repay in full the $67.2 million outstanding under the $200 million senior bridge loan facility of GCH (the "Global Crossing Bridge Facility"), (iv) to make $315 million of equity investments in certain of the Company's systems and (v) for general corporate purposes, including $74 million to fund a one-year interest reserve on the GCH Senior Notes.

  Cash provided by operating activities was approximately $1.3 million for the quarter ended March 31, 1998 and $5.4 million for the period from March 19, 1997 (date of inception) to December 31, 1997 and principally represents cash received on deposits on signed CPAs plus interest income received, less sales and marketing and general and administrative expenses paid.

  Cash provided by financing activities of $129.5 million for the quarter ended March 31, 1998 primarily represents borrowings under the AC-1 Credit Facility and the Global Crossing Bridge Facility net of the increase in proceeds on borrowings held in restricted cash and cash equivalents. Cash provided by financing activities of $425.1 million for the period from March 19, 1997 (date of inception) to December 31, 1997 principally relates to net proceeds from the issuance of common stock, preference shares and senior notes, and borrowings under the AC-1 Credit Facility less finance and organization costs paid, less an increase in proceeds on borrowings held in restricted cash and cash equivalents.

  Cash used in investing activities of $129.4 million and $429.0 million for the quarter ended March 31, 1998 and the period from March 19, 1997 (date of inception) to December 31, 1997, respectively, represents cash paid for construction in progress.

  The Company is currently actively developing three additional systems, PC-1, MAC and PAC. The Company currently estimates that the costs of constructing these systems will total approximately $1,995 million, including financing costs. The Company expects to use approximately $315 million of the net proceeds from the Note Offering to fund initial investments in PC-1, MAC and PAC. In order to finance certain initial costs relating to the development of these systems, the Company has obtained additional financing. During the first quarter of 1998, the Company, acting through GCL, entered into the $200 million Global Crossing Bridge Facility with a syndicate of banks led by CIBC. At March 31, 1998, approximately $12.1 million of borrowings were outstanding under the Global Crossing Bridge Facility. The Company utilized a portion of the net proceeds from the Note Offering to repay such borrowings and terminate the remaining commitments under the Global Crossing Bridge Facility. The Company expects that the additional capital required to finance these cable systems will be raised through a combination of commercial bank borrowings, non-recourse project financings, and public and private offerings of debt and equity securities. Effective May 11, 1998, the Company entered into a commitment letter with three financial institutions (CIBC Inc., Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., and Goldman Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs and Co.) for the $850 million non-recourse project debt financing of PC-1 (including $50 million for the initial upgrade of the PC-1 system) and effective June 26, 1998, the Company entered into a commitment letter with two financial institutions (CIBC Inc. and Deutsche Bank AG) for the $240 million non-recourse project debt financing of MAC. There can be no assurance that the Company will be successful in raising additional capital at all or on terms acceptable to the Company. See "Risk Factors--Substantial Future Capital Requirements" and "Risk Factors--Risks Related to Completing the Company's Cable Systems."

  Because the Company's cost of developing and constructing its systems, as well as operating its business, will depend on a variety of factors (including the Company's ability to successfully negotiate construction supply contracts at favorable prices, the ability of the Company to generate sufficient sales to customers, changes in the competitive environment of the markets served by the Company, the estimated levels of participation by the Company's joint venture partners, and changes in technology), actual costs and revenues will vary from expected amounts, possibly materially, and such variations will likely impact the Company's future capital requirements. The development of additional systems which may be pursued by the Company will lead to additional future capital requirements.

  As of April 21, 1998, a supply contract (the "PC-1 Contract") was entered into with TSSL to construct PC-1. The PC-1 Contract contains construction payments totaling $1.0 billion to be made by Global Crossing and its joint venture partners. On June 2, 1998, the Company entered into a supply contract (the "MAC Contract") with Alcatel to construct MAC. The Company has not yet entered into a definitive supply contract to construct PAC. See "Risk Factors--Substantial Future Capital Requirements" and "Risk Factors--Risk of Error in Forward-Looking Statements."

INCOME TAXES

  Since the Company recognized no income through March 31, 1998, no income tax provision has been reflected in the consolidated financial statements.

FOREIGN CURRENCY EXPOSURE

  All of the Company's sales and substantially all of its expenditures are denominated in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies at year end are translated into U.S. dollars at the rate of exchange at that date. Resulting gains or losses on exchange are recorded in the statement of operations.

INFLATION

  Management does not believe that its business is impacted by inflation to a significantly different extent than the general economy.

YEAR 2000 COMPLIANCE

  The Company believes that its computer information systems will enable it to process transactions relating to Year 2000 and beyond and that its computer systems relating to AC-1 will be Year 2000 compliant. The Company has received assurances from TSSL and Lucent Technologies regarding Year 2000 compliance status of these suppliers with respect to AC-1, but does not currently have such information regarding its customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

                                   BUSINESS

  Global Crossing is the world's first independent provider of global long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. As such, the Company believes it is the first to offer "one-stop shopping" for its customers to multiple destinations worldwide. The Company operates as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international telecommunications services. Capacity on the Global Crossing Network is offered to all customers on an open, equal access basis. The first four cable systems under development by the Company, together with associated terrestrial backhaul capacity, will form a state-of-the-art interconnected worldwide high capacity undersea fiber optic network: AC-1, a system connecting the United States and Europe; PC-1, a system connecting the United States and Asia; MAC, a system connecting the eastern United States, Bermuda and the Caribbean; and PAC, a system connecting the western United States, Central America and the Caribbean. The subsea component of this initial network totals approximately 51,000 km. The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network.

  Global Crossing's business is designed to meet the varying needs of the global carrier market. The Company offers customers the ability to purchase discrete increments of capacity on demand, thereby (i) eliminating their need to commit the substantial capital which would otherwise be required to build undersea cable capacity and (ii) decreasing the risks associated with forecasting their future capacity requirements. Compared with traditional undersea cable systems, the Company offers more comprehensive, flexible and low-cost purchasing alternatives designed to meet current market requirements of international carriers, including direct international city-to-city connectivity, the ability to purchase capacity annually and discounts based upon aggregate volume purchased on the Global Crossing Network.

  The Global Crossing Network is being engineered and constructed to allow multiple upgrades to its initial circuit capacity at a fraction of the initial system cost, and the Company is exploring opportunities to expand its subsea and terrestrial systems, as well as the range of the products it offers. The Company anticipates that its future revenues, beyond those obtained from the sale of the initial capacity of its first four cable systems, will derive from several sources. First, each of the currently-planned systems under development by the Company is upgradeable to capacities significantly beyond the initial capacity at a fraction of the original system cost. These upgrades can be used to meet growth in market demand for telecommunications capacity and to achieve additional revenues. In addition, the Company is currently evaluating a number of additional subsea cable projects, as well as proposals to develop or purchase additional terrestrial transmission capacity in North America, Europe, and Asia. These potential projects will be pursued to the extent that they further the Company's strategy of developing an integrated global network that serves approximately 50 of the largest metropolitan telecommunications markets worldwide. As the Company's global network is developed, additional wholesale revenues may be generated from the sale of additional products and services. See "Risk Factors--Sales Capacity; Realization of Other Revenues."

  Global Crossing was formed to capitalize on the accelerating growth of international voice and data telecommunications traffic. The significant increase in Internet usage and other bandwidth-intensive applications and the growing use of corporate networks have substantially increased the demand for international fiber optic cable capacity. The proliferation of telecommunications service providers due, in large part, to industry deregulation has further contributed to increased demand for such international cable capacity. Additionally, the Company believes that other technological developments, such as improvements in "last mile" access technology, including xDSL and cable modems, and the increasing video content of Internet applications, will result in further capacity demand growth.

  The Company commenced operations in March 1997, when it contracted for the construction of AC-1, a 14,000 km digital fiber optic cable system that will link the United States, the United Kingdom, The Netherlands and Germany and will initially offer 40 Gbps of service capacity, which is upgradeable to a minimum of 80 Gbps, increasing the existing undersea fiber optic cable capacity along the heavily trafficked transatlantic route by approximately 65% prior to upgrades. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a four fiber pair self-healing ring, is scheduled for completion by February 1999. In May 1998, Global Crossing contracted for the construction of PC-1, a 21,000 km digital cable system that will link the United States and Japan and will initially offer 80 Gbps of service capacity, upgradeable to a minimum of 160 Gbps. PC-1, a four fiber pair self healing ring, is scheduled to commence initial service in March 2000. In addition, in June 1998, Global Crossing contracted for the construction of MAC, a 9,300 km digital cable system that will connect New York, Bermuda, the Caribbean and Florida and will initially offer 20 Gbps of service capacity, upgradeable to a minimum of 40 Gbps.

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial telecommunications capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to pursue such connectivity in approximately 50 of the largest metropolitan telecommunications markets worldwide. Once completed, the undersea segments of the Global Crossing Network, in combination with the Company's investments in terrestrial telecommunications capacity, will form an integrated worldwide network with multiple access points offering low-cost wholesale capacity.

MARKET OPPORTUNITY

  The Global Crossing Network is being developed to capitalize on certain trends in the international telecommunications industry:

  Rapid Growth of Telecommunications and Internet Traffic. While international voice traffic from 1996-2000 is expected to grow at a rate of 13% annually, international data traffic growth is expected to significantly outpace voice traffic growth. One of the key factors contributing to the growth in data traffic is the increasing use of broadband applications such as the Internet, which has grown at a compound annual rate of 86% for the past five years as measured by the number of Internet hosts. Reflecting this growth, the number of ISPs is growing explosively on a global basis. ISPs outside the United States, particularly in Europe, Asia and Latin America, are expected to require significant subsea optical circuit capacity to provide efficient service to their customers to popular Internet web sites in the United States. In addition, improvements in "last mile" technology, such as xDSL and cable modems, are contributing to the significant increase in the number of subscribers using such bandwidth-intensive applications. For example, the number of cable modem subscribers in the United States alone is projected to increase by approximately 600% in 1998. Several additional key factors are expected to drive the rapid growth in worldwide telecommunications traffic, including the (i) worldwide growth in the use of bandwidth-intensive applications, such as video conferencing and corporate intranets, (ii) increased globalization of commerce and (iii) a general decline in international tariffs.

  Impact of Global Deregulation. The continued deregulation of the global telecommunications industry has resulted in a significant increase in the number of competitors, including traditional carriers, wireless operators, ISPs and new local exchange service providers, due in large part to: (i) the breadth and volume of privatization activity globally and (ii) the ability of new entrants to effectively compete against the formerly protected incumbent providers. This change in the global competitive landscape is generating significant demand for broadband communications capacity as carriers seek to secure sufficient capacity for their expansion plans. As of April 1998, the ITU estimated that there were 1,000 international carriers, representing a 186% increase since the end of 1996. In addition, further telecom privatization is expected during 1998 and 1999, which in turn is expected to generate increased global competition.

  Shortage of Available Capacity. The Company believes that additional network undersea capacity and faster response times will be required to satisfy current and anticipated growth in telecommunications traffic. While there has been a significant increase in the demand for global telecommunications capacity, there has not been a corresponding growth in the number of new transport facilities, especially in the undersea cable industry.

The Company believes that construction of competing undersea cable systems will be limited in the near future due to barriers to entry, including (i) the extensive lead time required to engineer and construct cable systems, (ii) the limited number of major undersea cable supply and construction companies,
(iii) the limited number of qualified personnel with extensive experience in the undersea cable industry and (iv) the significant capital required to develop undersea cable systems.

  Increasing Challenges for Consortia Systems. Historically, the planning and ownership of undersea cable systems was conducted through large consortia typically led by the monopoly telecommunications providers. Global Crossing believes that the consortium approach to constructing, owning and operating undersea cable systems is becoming far less effective as (i) carriers increasingly view significant long term capital investments in capacity to be a suboptimal utilization of resources, (ii) deregulation of international telecommunications markets leads to direct competition among consortia members for customers, (iii) competition from new entrants makes carriers' market share and capacity requirements increasingly difficult to predict and (iv) the rapid pace of technological change creates difficulties in the ability of carriers to accurately forecast the growth of telecommunications traffic.

  Acceptance of Privately Sponsored Cable Systems. The Company believes that telecommunications service providers have become increasingly receptive to the advantages of independent, privately-owned cable systems. In connection with the marketing of capacity on the Global Crossing Network, carriers have responded positively to the Company's ability to offer (i) capacity as and when needed without the incurrence of significant initial capital investments,
(ii) a wide range of purchasing options appealing to both established carriers and new market entrants, (iii) state-of-the-art system quality combined with cost-effective high quality operations, administration and maintenance support and (iv) the absence of direct competition with its customers.

BUSINESS STRATEGY

  Global Crossing's mission is to create an integrated global network through ownership of a portfolio of undersea fiber optic systems, combined with associated terrestrial backhaul capacity, which will offer its customers the highest quality city-to-city connectivity among approximately 50 of the largest metropolitan telecommunications markets worldwide at competitive prices. The principal elements of the Company's business strategy include:

  Create a Worldwide Network. Upon completion, the currently announced undersea segments of the Global Crossing Network will directly connect Asia, North America, Europe, Central America and the Caribbean through the major transoceanic routes utilizing state-of-the-art technology. To increase the attractiveness of the Global Crossing Network, the Company is making selective wholesale acquisitions of terrestrial telecommunications capacity, thereby providing its customers with international city-to-city connectivity through Global Crossing's cable systems at prices significantly lower than if such customers had attempted to gain connectivity by separately purchasing required terrestrial backhaul capacity. The Company also intends to actively pursue additional opportunities for the expansion of the Global Crossing Network, including complementary businesses and facilities.

  The Company has entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide backhaul service in Germany and The Netherlands. In addition, the Company recently entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. metropolitan telecommunications markets on Qwest's terrestrial network. Through Global Access, a Japanese telecommunications carrier owned by Marubeni, the Company will offer backhaul services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company is also currently negotiating with Marubeni to obtain a minority investment in Global Access, which is constructing a domestic terrestrial fiber optic cable network connecting the PC-1 cable station with Tokyo, Nagoya and Osaka. See "Use of Proceeds."

  Maintain Position as a Leading Wholesale Service Provider. Global Crossing is the world's first independent provider of global long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. The Company's products are segmented to meet the varying needs of the global carrier market, with shore-to-shore capacity offered to major carriers that have their own terrestrial backhaul capacity and city-to-city capacity provided to other customers that require such service. Global Crossing also offers carriers, through wholesale channels, a combination of volume-based purchasing flexibility, typically according to a tiered scale with various incentive levels, and volume discounts for purchases of capacity on one cable system based upon purchases previously made on the Company's other systems. In certain cases, the Company will permit the transfer of a portion of unused capacity purchases from one Global Crossing system to another depending on customers' individual traffic needs. See "--Sales and Marketing."

  Utilize State-of-the-Art Technology. The Global Crossing Network is being engineered and constructed using the latest in fiber optic technology, self-healing ring structures, erbium doped fiber amplifier repeaters, DWDM and redundancies of capacity to ensure instantaneous restoration. The Company believes that incorporating such technology in the Global Crossing Network will (i) provide a cost advantage over existing alternatives, (ii) make it more reliable than competing systems, (iii) allow the Company to offer substantially more capacity than existing cable systems and (iv) enable the capacity of each of the Company's cable systems to be upgraded at the landing stations rapidly and at a fraction of the initial system cost without physical modification of the submerged portion of the system.

  Maintain Position as Low-Cost Provider. The Company plans to maintain its position as a low-cost provider of facilities and services to its carrier customers relative to its competitors. Global Crossing believes that this low-cost position results from a combination of (i) low sales and marketing and general and administrative costs, reflecting a commitment to wholesale customers, (ii) ownership of undersea fiber optic facilities utilizing state-of-the-art technology, resulting in lower operating and maintenance costs that will be passed on to its customers, and (iii) leveraging the Company's strong position in the undersea fiber optic facilities market to obtain low-cost terrestrial connectivity between cable landing stations and major telecommunications sites.

  Provide "One-Stop" Sales and Service. Through both its marketing and sales force, as well as its ongoing operations, administrative and maintenance support, Global Crossing plans to offer one-stop sales and service to customers worldwide. The Company currently employs 18 marketing professionals located in the Company's headquarters in Bermuda and in major cities throughout the world in order to facilitate the sales of its telecommunications capacity and increase market awareness and name recognition. See "--Sales and Marketing." The efforts of the sales force have resulted in significant contractual arrangements to date with international telecommunications carriers. In addition, Global Crossing is developing a centralized operations, administration and maintenance support system to serve the entire Global Crossing Network, including a customer care center, network operations center and technical support center. Through such integrated customer support, in combination with its sales force, the Company intends to enable customers to have a single point of contact regarding capacity sales and service on the Global Crossing Network.

  Leverage Extensive Management Experience. Global Crossing has assembled and will continue to build a strong management team comprised of executives with extensive operating experience in the telecommunications industry and the undersea cable sector. Prior to joining the Company, Jack Scanlon, the Company's Chief Executive Officer, was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc., responsible for approximately $6 billion in annual revenues and 16,000 employees. Mr. Scanlon has over 30 years of experience in the telecommunications industry, including 24 years with AT&T and Bell Laboratories. In addition, William Carter, the Company's senior executive in charge of system development, was formerly the President and Chief Executive Officer of SSI, overseeing the research and development, engineering, implementation and integration of SSI's international cable and satellite facilities. Mr. Carter had been at AT&T for 30 years prior to joining the Company. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry. Dan J. Cohrs, the Company's Chief Financial Officer, was formerly Vice

President and Chief Planning and Development Officer at GTE, where he was responsible for corporate development activities, including mergers and acquisitions and strategic transactions, as well as strategic planning and competitive analysis. In addition, the Company's system development team includes several individuals with extensive experience with major undersea cable and telecommunications industry participants. See "Management."

THE GLOBAL CROSSING NETWORK

  As part of Global Crossing's mission to create an integrated global, high capacity undersea fiber optic cable network, the Global Crossing Network is being engineered and constructed to connect the two most heavily trafficked international corridors in the world via AC-1 (United States to Europe) and PC-1 (United States to Asia). Global Crossing plans to interconnect these systems with two north-south systems (MAC and PAC), directly connecting Bermuda, the Caribbean, Central America and, through unaffiliated cable systems, South America. Of the four undersea fiber optic cable systems currently being actively developed by Global Crossing, AC-1, MAC and PAC are wholly-owned projects by the Company, while PC-1 is being developed through a joint venture with one or more partners, principally Marubeni. Global Crossing will initially have approximately a 58% interest in PC-1 and, in conjunction with Marubeni, will manage its development, sales and operation.

  The following table contains information regarding the estimated system cost, initial RFS date and ownership structure of the Company's four currently planned systems:

                   ESTIMATED
                 SYSTEM COST(1)           EXPECTED INITIAL              OWNERSHIP
     SYSTEM        (MILLIONS)                RFS DATE(2)                STRUCTURE
     ------      --------------       -------------------------       -------------
     AC-1            $  750                May 1998 (US-UK)           Wholly-Owned
                                             (complete)
                                      February 1999 (Full Ring)
     PC-1             1,200                  March 2000               Joint Venture
                                        July 2000 (Full Ring)
     MAC                350                 December 1999             Wholly-Owned
     PAC                445                 February 2000             Wholly-Owned
                     ------
                     $2,745
                     ======

--------

(1) Includes anticipated financing costs. The amount indicated under "Estimated System Cost" is: (i) for AC-1, PC-1 and MAC, in accordance with executed supply and financing documents; and (ii) for PAC, based upon current management estimates and current negotiations regarding supply and financing arrangements. Certain factors, such as increases in interest rates and delays in construction, could result in higher actual costs or later RFS dates than currently estimated. See "Risk Factors--Risks Related to Completing the Company's Cable Systems" and "Risk Factors--Risk of Error in Forward-Looking Statements."

(2) For AC-1, PC-1 and MAC, based upon executed supply and financing documents. For PAC, based upon management estimates and current negotiations regarding supply and financing arrangements. Certain factors, such as reliance upon third party suppliers, could result in timing delays. See "Risk Factors--Dependence on Third Parties."

ATLANTIC CROSSING

  AC-1, the Company's first undersea fiber optic cable in the Atlantic region, is a 14,000 km four fiber pair self-healing ring that, upon completion, will connect the United States and Europe with landing stations in the United States, the United Kingdom, The Netherlands and Germany. AC-1 is equipped with state-of-the-art DWDM and the full ring will initially offer 40 Gbps of service capacity, increasing the existing undersea fiber optic cable capacity along the heavily trafficked transatlantic route by approximately 65% prior to upgrades. Capacity on AC-1 is upgradeable to a minimum of 80 Gbps using DWDM technology. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a self-healing ring, is scheduled for completion by February 1999.

  The aggregate costs of AC-1, which are estimated to be approximately $750 million, have been fully financed prior to the Offerings. In addition to the AC-1 Contract with TSSL for construction of the system, Global Crossing has entered into other contracts with TSSL pursuant to which TSSL will provide operations, administration and maintenance services for the system.

  The Company has successfully marketed capacity on AC-1 to licensed telecommunications providers, including PTTs, established and emerging telecommunications companies and Internet service providers. Sales of capacity on AC-1 and related backhaul commenced in October 1997 and, as of June 30, 1998, the Company had entered into CPAs with customers providing for payments to the Company of approximately $550 million and $100 million of payments (including deposits) had been received in respect thereof. These CPAs represent approximately 37% of the initial capacity of AC-1 prior to upgrades. The balance of these payments is scheduled to be collected over the next four years. The Company's AC-1 customers include Deutsche Telekom, Teleglobe, Swisscom, PTT Telecom BV, Telia AB and a number of emerging telecommunications companies. The Company generally grants customers who have entered into CPAs options to acquire further capacity on AC-1. The amount of such capacity depends upon a number of factors, including upgrades to AC-1, future prices for AC-1 capacity and the amount of unsold capacity on AC-1 at certain dates after the AC-1 system RFS date. In addition, the Company has received as of June 30, 1998 non-binding indications of interest from customers pursuant to memoranda of understanding ("MOUs") that would, if converted into CPAs, provide for payments to the Company of approximately $90 million. The timing of payments by purchasers under CPAs generally depends on when service commences on the segment or segments of AC-1 on which capacity is acquired. All of the foregoing payment amounts assume the completion of the related segment prior to specified dates falling after the scheduled RFS date for that segment. There can be no assurance that any MOUs will be converted into CPAs or that the final form of any CPA will contain the same capacity purchase or payment provisions as the related MOU.

  Based upon its current expectations regarding sales of capacity on AC-1, the Company believes that it will develop and eventually construct AC-2, an additional four fiber pair cable connecting the United States to Europe. When combined with AC-1, AC-2 would double the capacity that Global Crossing would be able to offer customers on the transatlantic route. There can be no assurance that the Company will ultimately elect to proceed with AC-2 or that such system will help the Company achieve and sustain operating profitability.

PACIFIC CROSSING

  PC-1, the Company's first undersea fiber optic cable in the Pacific region, is being developed as a 21,000 km four fiber pair self-healing ring that, upon completion, will connect California, Washington and two landing sites in Japan, providing connectivity to other points in Asia through interconnection with other third party cable systems. PC-1 is designed to operate initially at 80 Gbps of service capacity and to be upgradeable to a minimum of 160 Gbps, using DWDM technology.

  In April 1998, the Company executed the PC-1 Contract with TSSL for the construction of PC-1, which provides for a system completion date of Summer 2000 at an aggregate cost of approximately $1.2 billion (excluding potential future upgrades). Equity investments in PC-1 by Global Crossing and its partners are currently estimated at $400 million (of which at least $200 million will be provided by the Company), with the remaining $800 million financed through incurrence of non-recourse indebtedness at the PC-1 level. The contractual commitment for the financing of such indebtedness was obtained on May 11, 1998.

MID-ATLANTIC CROSSING

  MAC is being developed as a 9,300 km two fiber pair self-healing ring that, upon completion, will connect New York, Bermuda, the Caribbean and Florida. Global Crossing intends that MAC will be connected to AC-1 via its cable station in Brookhaven, New York, providing connectivity between Europe, the eastern United States, Bermuda and the Caribbean and, through interconnection with other non-Global Crossing submarine cable systems, South America. MAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  Global Crossing has entered into a non-binding agreement in principle with TeleBermuda International Limited ("TBI"), the second international carrier in Bermuda, pursuant to which Global Crossing is negotiating to acquire from TBI the now operational BUS-1 undersea cable which connects Bermuda to New Jersey, in exchange for cash and certain capacity on AC-1. If such transaction is consummated, the BUS-1 cable will be incorporated into MAC, with its northern landing site moved from New Jersey to Brookhaven, New York.

  In June 1998, the Company executed a contract with Alcatel Submarine Networks ("Alcatel") for the construction of MAC, which provides for a system completion date of December 1999 at an aggregate cost of approximately $350 million (excluding potential future upgrades), of which approximately $110 million will consist of equity contributions by the Company and $240 million is to be financed through non-recourse indebtedness at the MAC level. The contractual commitment for the financing of such indebtedness was obtained on June 26, 1998.

PAN AMERICAN CROSSING

  PAC is being developed as a 7,000 km two fiber pair cable that, upon completion, will connect California, Mexico, Panama and the Carribean,. PAC is being designed to interconnect with PC-1 through the Company's landing station in San Luis Obispo, California and with MAC through the Company's landing station in St. Croix. It is anticipated that PAC will transverse Panama via an existing terrestrial right-of-way. PAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  The Company is currently negotiating the engineering and construction contract for this system. Based upon these negotiations, the Company believes that PAC will be constructed by February 2000 and will cost approximately $445 million (excluding potential future upgrades), with $160 million financed through equity contributions from the Company and $285 million expected to be financed through non-recourse indebtedness at the PAC level.

TERRESTRIAL BACKHAUL SERVICES

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial telecommunications capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to acquire such connectivity to approximately 50 of the largest metropolitan telecommunications markets worldwide. The Company has entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide backhaul service in Germany and The Netherlands. In addition, the Company recently entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. metropolitan telecommunications markets on Qwest's terrestrial network. Through Global Access Limited ("Global Access"), a Japanese telecommunications carrier owned by Marubeni, the Company will offer backhaul services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company is also currently negotiating with Marubeni to obtain a minority investment in Global Access, which is constructing a domestic terrestrial fiber optic cable network connecting the PC-1 cable station with Tokyo, Nagoya and Osaka. See "Use of Proceeds."

ADDITIONAL NETWORK EXPANSION OPPORTUNITIES

  The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network. There can be no assurance that the Company will ultimately elect to proceed with such opportunities or, if it elects to do so, that such opportunities will help the Company achieve and sustain operating profitability.

  Further Undersea Opportunities. The undersea routes served by the Global Crossing Network and other cable systems are projected to have substantial growth greatly exceeding all capacity currently in use and under development (including planned upgrades). To address such demand, the Company plans to evaluate and, as appropriate, build additional systems on such routes. It is anticipated that such systems, where possible, would be restored on the existing systems and would achieve further cost efficiencies through the use of existing landing stations.

  Terrestrial Backhaul Opportunities. The Company is reviewing opportunities to build terrestrial backhaul networks connecting the major cities in Europe and Japan to landing sites for both AC-1 and PC-1 landing stations respectively.

  Other Development Opportunities. The Company is actively pursuing development opportunities whereby Global Crossing would provide "fee for service" expertise in the planning, design, implementation and operation of global undersea cable systems and associated terrestrial backhaul.

OTHER ACTIVITIES

  Neptune Acquisition. The Company entered into a letter agreement on May 26, 1998 with Neptune Communications, L.L.C. ("Neptune") to acquire substantially all of the business of its wholly-owned subsidiary, Neptune Communications Corp. ("NCC"), for an acquisition price of $20,000,000 payable in Common Stock. Neptune is controlled by the Carlyle Group, an international investment firm ("Carlyle"), and was formed in to pursue opportunities in the undersea cable business. Pursuant to such agreement, the Company will acquire all tangible and intangible assets of NCC (except for assets relating to its North Pacific Cable business), which consist principally of certain telecommunications licenses. In addition, Carlyle managing director William Conway, the former Chief Financial Officer of MCI, has agreed to serve on the Company's Board of Directors. The Company and Neptune intend to enter long-form agreements with respect to the transactions contemplated by the letter agreement. Neptune has an option to terminate the transaction if the Company has not consummated the Offerings by August 15, 1998.

  Possible Investments. The Board of Directors of the Company has approved in principle the making of minority investments in telecommunications and Internet service providers that do not compete with the Company in its core business and that will also be current or prospective purchasers of capacity on the Global Crossing Network. Such investments may consist of purchases of equity securities for either cash or contributions of capacity on the Global Crossing Network. Such investments may be managed either by the Company directly or, if the Board of Directors deems advisable, by one or more third-party investment advisers so as to minimize potential conflicts of interest and the amount of time allocated by the Company's senior management to such investments.

SYSTEM PERFORMANCE

  AC-1, PC-1 and MAC are each designed utilizing self-healing ring technology to optimize system performance. Two types of protection switching, span switching and ring switching, are provided. Span switching protects a system against failures between adjacent landing sites which only affect service line traffic and not the protection fibers. Ring switching protects a system against complete failures between adjacent landing sites. Because such technology will protect any single system failure in less than 500 milliseconds, no outages will result as a consequence of a single system failure. Accordingly, the estimated system availability on any point-to-point link on such systems is 99.995%.

  As undersea cable systems become more powerful (i.e., carry more traffic along their transmission paths), it is important to provide a "self-restoration solution" because other systems do not have the capacity to provide restoration for these new high performance undersea cable systems. Single span systems must enter into reciprocal arrangements with either other undersea fiber-optic operators or satellite carriers to pick up and deliver this traffic if a system failure should occur. Providing self-restoration through this ring design with the switching techniques described above is now viewed as offering a qualitative advantage over single span systems with external restoration.

  With respect to PAC, which does not employ self-healing ring technology, the Company is exploring options to enter into restoration arrangements with terrestrial fiber optic cable operators to protect against system traffic interruptions. The Company may also enter into similar arrangements to protect against catastrophic system malfunction on its other cable systems.

SALES AND MARKETING

  The Company markets capacity on its systems to licensed telecommunications providers, including PTTs, established and emerging telecommunications companies and Internet service providers. The Company believes its current customers represent a broad array of telecommunications companies.

  The initial sales strategy of the Company emphasizes the sale of capacity on an IRU basis, whereby the customer purchases a unit of capacity for the remaining design life of a particular cable system. On AC-1, the Company is selling capacity at an increment of 155 megabits (Mbps), known as an STM-1, for the 25-year life of AC-1. For the other Global Crossing cable systems, the Company also expects to sell capacity to customers at the STM-1 level, as well as at the smaller increment of 45 Mbps, where warranted based upon the actual demand levels along certain routes. The Company has instituted a tiered pricing schedule for all of its systems which provides for volume discounts, thereby allowing customers to reduce their average circuit cost as more circuits are purchased. In addition, the Company offers pricing discounts on purchases of capacity prior to a system's commercial operation date, in order to induce customers to make early purchase commitments.

  To further increase the attractiveness of the Company's network, Global Crossing intends to make selective wholesale acquisitions of backhaul capacity, thereby enabling customers to achieve city-to-city connectivity through the Global Crossing Network at prices significantly lower than if such customers had attempted to gain such connectivity by separately purchasing such backhaul capacity. For AC-1 customers, the Company entered into contractual arrangements providing backhaul capacity between its landing stations in the United States and the United Kingdom and New York City and London, respectively. In addition, Deutsche Telecom and KPN provide backhaul services directly to the Company's AC-1 customers in Germany and The Netherlands, respectively. In addition, the Company has recently entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. cities on Qwest's terrestrial network.

  Global Crossing is exploring the development of other products designed to take advantage of its ownership of several cable systems in different parts of the world. For example, the Company has offered its customers volume discounts for purchases of capacity on one system based upon purchases previously made on the Company's other systems and the ability to transfer a portion of unused capacity purchases from one Global Crossing system to another depending on customers' individual traffic needs.

  The Company's marketing entity, Global Crossing International, was established to facilitate the sales of tele- communications capacity on the Global Crossing Network, as well as to increase market awareness and name recognition of Global Crossing. Global Crossing has been able to recruit and train a full-service sales and marketing team, including Mr. Jack Finlayson, President of Global Crossing International, a former senior executive of Motorola who recently joined the Company, and Mr. Patrick Joggerst, Vice President, Worldwide Sales and Marketing, who had been at TSSL and AT&T for a total of 17 years prior to joining the Company, most recently as Managing Director of TSSL's Americas Region. Mr. Joggerst directly oversees the Americas Region and is responsible for overseeing the duties of the two regional vice presidents, each being in charge of one of the two other regions of the Company's marketing organization, Europe/Middle East/Africa and Asia. Each regional vice-president oversees the performance of regional marketing directors who have direct account responsibility in certain geographic areas of the region. In total, the Company employed 18 marketing professionals as of June 30, 1998. While the Company intends to expand the current size of its marketing organization, management believes that a moderately-sized sales force is sufficient to adequately address all customers seeking to acquire undersea cable capacity on a wholesale basis.

  During the pre-operational period for AC-1, in which the Company sought to generate significant pre-sales of capacity, the Company presented project information meetings (otherwise known as data gathering meetings) in order to better educate potential customers about AC-1 and Global Crossing's other planned cable systems. To date, the Company has hosted three such meetings, with the most recent event attracting 200 attendees representing over 75 companies. Attendees of such meetings have been affiliated with both existing and prospective customers and have represented a variety of sectors of the telecommunications industry. Ongoing, the Company intends to organize at least one major international conference per year in order to provide updated information on the Global Crossing Network. The Company also intends to host regional project information meetings focusing on a particular cable system, with such meetings scheduled to precede the anticipated commercial operation date for such system.

  The Company intends to reinforce customer awareness through a variety of marketing campaigns, including its Global Crossing international conferences and regional marketing events, participation in key industry and user group conferences, speaking engagements, press conferences and promotional campaigns. In addition, Global Crossing expects its marketing team to periodically visit current and prospective customers to obtain a greater understanding of the individual needs of such customers.

SUMMARY OF PRINCIPAL TERMS OF STANDARD CONTRACTUAL DOCUMENTATION

Capacity Purchase Agreements (CPAs)

  In general, a CPA provides for the sale of capacity by the Company on an IRU basis, whereby the purchaser owns a unit of capacity for the remaining design life of a particular system. The term of a CPA is 25 years from the RFS date for the system on which capacity is being acquired, which is the entire useful life of the system. Upon execution of a CPA prior to a segment RFS date, the Company generally receives 10% of the purchase price immediately, with the balance of the purchase price due to the Company upon the applicable RFS date for that segment. A limited number of CPAs provide for payment of the purchase price in installments over two to three year periods. Each purchaser under a CPA is required to pay its allocated share of the cost of operating, maintaining and repairing the system. A purchaser's payment obligation under a CPA shall generally terminate with respect to any purchased capacity on AC-1 other than the United States-United Kingdom segment (and, in some cases, with respect to purchased capacity on the United States-United Kingdom segment), if the RFS date for the AC-1 system has not occurred by June 30, 1999. Performance under CPAs is also contingent upon the obtaining and continuance of such approvals, consents, governmental authorizations, licenses and permits as may be required or reasonably deemed necessary by each party thereto for performance by such party thereunder and as may be satisfactory to it. The obligations of purchasers under certain CPAs are additionally contingent upon the execution of related ICPAs. See "Risk Factors--Sales of Capacity; Termination of CPAs."

  Additionally, each purchaser acquiring capacity on AC-1 prior to the system RFS date is granted the right to receive additional capacity ("residual capacity") at no additional cost upon the date which is 12 1/2 years after the RFS date for the system. Furthermore, neither party is liable to the other for consequential, incidental, indirect or special damages sustained by reason of
(i) any failure in or breakdown on the system or the facilities associated with the system, (ii) the failure of any inland carrier to perform the terms and conditions of any agreement to which it and the purchaser are parties or
(iii) for any interruption of service, whatever the cause and however long it shall last. Each CPA is subject to an arbitration clause. Some CPAs are supported by a parent guarantee from the purchaser.

Inland Services Agreements (ISAs)

  The Company has entered into agreements with certain terrestrial cable systems to purchase inland capacity on such systems for resale to its purchasers. In general, the term of each ISA is 25 years from the RFS date of the particular system or until the system is retired, whichever occurs first. In certain cases, the Company has the option to extend the term of each ISA for an additional five years. Neither party to an ISA is responsible for any loss, damage, delay or failure of performance resulting from an event of Force Majeure (as defined therein). If an event of Force Majeure continues for a period of 30 days, the Company may terminate the ISA. Each ISA is subject to an arbitration clause.

Inland Capacity Purchase Agreements (ICPAs)

  The Company has entered into ICPAs with some of its customers. Under an ICPA, the Company provides the customer with a portion of the backhaul capacity it purchased from owners of terrestrial cable systems under ISAs. The term of each ICPA is 25 years from the RFS date for the particular system. Upon execution of an ICPA, the Company generally receives 10% of the purchase price immediately, with the balance due no later than the RFS date for the particular segment. A purchaser's payment obligation under an ICPA generally shall terminate with respect to any purchased capacity on AC-1 other than the United States-United Kingdom segment (and, in some cases, with respect to purchased capacity on the United States-United Kingdom segment), if the RFS Date for the AC-1 system has not occurred by June 30, 1999. Unlike a CPA, the purchaser under an ICPA is generally not required to make any additional payments for costs associated with operating, maintaining and repairing the backhaul capacity in which the IRU is granted. Neither party is liable to the other for consequential, incidental, indirect or special damages sustained (i) by reason of any failure of any inland carrier to perform the terms and conditions of any ISA to which it is a party or (ii) for any interruption of service, whatever the cause and however long it shall last. Each ICPA is subject to an arbitration clause. An ICPA may be supported by a corresponding parent guarantee from the purchaser.

OPERATIONS, ADMINISTRATION AND MAINTENANCE SUPPORT

  Pursuant to the AC-1 OA&M Agreement, TSSL will provide operations, administration and maintenance support on behalf of AC-1 for a term of eight years following the commencement of commercial operations. As of December 31, 1997, the Company was committed under the AC-1 OA&M Agreement to make payments totalling approximately $263 million. Such agreement is extendible at the option of the Company for two additional periods of 8.5 years each. For AC-1, TSSL's network operations center is designed to ensure the overall ongoing monitoring of the system's operation, maintenance and control systems. The network management equipment located at the Brookhaven, New York landing station provides fault management, security management, configuration management and performance management, while undersea network management equipment located at all landing stations provides system level monitoring of the undersea terminating equipment. The full integration of these control elements allows the AC-1 cable system to be "self-diagnostic," with such control elements facilitating localization and repair in the event of the occurrence of a system fault.

  In addition, Global Crossing is separately developing a worldwide operations, administration and maintenance support system to serve each of its cable systems (exclusive of AC-1 for the initial term of the TSSL OA&M Agreement). Such support will be handled through three co-located work centers currently anticipated to be located in Bermuda: a customer care center ("CCC"), network operations center ("NOC") and technical support center ("TSC").

  Customer Care Center. The CCC will provide capacity purchasers with a single point of contact for service provisioning, interconnect coordination support and billing inquiries.

  Network Operations Center. The NOC will handle operations, administrative and maintenance activities for each of the Company's cable systems, including capacity provisioning, network performance, repair and restoration activities. Capacity provisioning relates to the appropriate allocation of capacity on the Company's cable systems among capacity purchasers. Management of network performance entails detection and response to system degradation and other performance parameters, as well as preventative activities.

  Technical Support Center. The TSC will be a 24-hour center managed by highly-trained experts to handle technical inquiries from purchasers regarding system performance and interconnection arrangements.

COMPETITION

  The international telecommunications industry is highly competitive. The Company faces competition from existing and planned cable systems along each of its planned routes and from satellite providers, including existing geosynchronous satellites and low-earth orbit systems now under construction. The Company competes primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of its systems. Traditionally, carriers have made long term investments in ownership of cable capacity, making lower price and superior service less determinative in convincing such carriers to acquire additional capacity on the Company's systems than is the case in industries without such long-term relationships. See "Risk Factors--Competition."

 Existing and Planned Cable Systems

  The routes addressed by Global Crossing's planned systems are currently served by several undersea cables as well as satellites. Currently, there are several fiber optic transatlantic cable systems, each of which will compete directly with AC-1. Primary future sources of transatlantic competition for the Company may result from, among others, (i) TAT-14, a transatlantic cable system which is being developed by its consortium members, including British Telecom, AT&T, France Telecom and Deutsche Telekom, and (ii) Gemini, a transatlantic cable system being operated and marketed by WorldCom and Cable & Wireless. The Company believes that such other cable systems will compete directly with AC-1 and the commitments of the developers and other carriers on these systems could substantially reduce demand for capacity on AC-1.

  Similarly, there are several cable systems currently operating between the United States and Asia, the route to be served by PC-1. Competition in the transpacific market may result from, among others, (i) China-US, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC, MCI, AT&T and Sprint, most of whom have traditionally sponsored consortium cables and (ii) a transpacific system being developed by a consortium of major telecommunications carriers, including Worldcom, AT&T, KDD, NTT, Cable & Wireless and GTE. Although the Company believes that such other cable systems will not satisfy the demand for capacity between the United States and Japan and that there is currently enough demand projected to accommodate all such systems, such other cable systems will receive commitments for capacity that PC-1 could have received in their absence.

  Other regional and global systems are being considered by developers, including Project Oxygen, a global system being evaluated by CTR Group, Ltd. In addition, the Company may face competition from existing and planned regional systems and satellites on its MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base.

 Satellite Transmission

  When comparing cable transmission against satellite transmission, the Company believes that cable has a distinct advantage with respect to latency (i.e., transmission delay) and voice quality. Cable transmission has a lower cost per circuit, higher capacity and longer expected equipment life than satellite transmission. Satellite transmission is generally considered to have a comparative advantage versus cable transmission for mobile communications only in the area of point-to-multipoint broadcast and "thin route" transmission, as opposed to the more common point-to-point, high volume transmission for which cable usage is considered to be preferable.

  In early 1997, the FCC granted Ka-band licenses and orbital locations to 13 companies. The firms developing future satellite technology envision a network of satellites that will provide broadband data transmission with data rates of 2 Mbps, 20 Mbps, and even 155 Mbps. Potential participants in the field include Astrolink, Skybridge, Teledesic Corporation, CyberStar, SpaceWay and Celestri, who are seeking to provide high bandwidth transmission sublet networks. Due to (i) the significant initial costs related to these systems,
(ii) the risks relating to satellite launch systems and (iii) the significantly lower transmission capacity versus current fiber optic systems, the Company believes that the new satellite systems will not be able to offer competitive cost per unit of transmission capacity. The Company believes it will have at least five years lead time to help it solidify a sustainable competitive market position before true broadband satellite service commences.

SUPPLIERS

  There are currently three major supply companies in the undersea cable industry: TSSL, Alcatel and KDD SCS. Cable & Wireless and Pirelli also have a presence in the industry and there are a number of smaller suppliers who have focused primarily on regional routes or non-repeatered systems. TSSL is completing construction of AC-1 and, together with KDD SCS (as a subcontractor), is responsible for design and installation of PC-1. Alcatel is responsible for design and construction of MAC. See "Risk Factors-- Dependence on Third Parties."

PROPERTIES

  The Company leases executive and administrative offices at its worldwide headquarters at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. The Company owns a cable station in Brookhaven, New York and a cable station in White Sands, United Kingdom. The Company leases cable station space in Sylt, Germany and cable station space in Beverwijk, The Netherlands. Such leases run for the anticipated 25-year term of AC-1. The Company also leases office space in Los Angeles, Morristown, New Jersey, Dallas, London and San Francisco.

REGULATION

  The Company, in the ordinary course of development, construction and operation of its fiber optic cable systems, will be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in foreign jurisdictions where its cables land, and will be subject to applicable telecommunications regulations in such jurisdictions. In particular, submarine cable landing or similar licenses will be required in many of the jurisdictions where Global Crossing's planned systems will land. With respect to AC-1, an undersea cable landing license (the "AC-1 Landing License") and a subsequent modification have been obtained from the United States Federal Communications Commission ("FCC"), which license permits AC-1 to land in the United States at the Brookhaven, New York landing site and to operate between the United States, the United Kingdom, The Netherlands and Germany. The AC-1 Landing License authorizes the Company to provide capacity on a private carriage basis, and AC-1 is not presently regulated by the FCC as a common carrier. Global Crossing has obtained landing licenses similar to the AC-1 Landing License in each of the other jurisdictions where the AC-1 cable system will land and where such licenses are required. With respect to each of the Company's cable systems other than AC-1, the Company anticipates both filing applications for cable landing licenses with the FCC (and, where necessary, foreign regulatory agencies) and seeking private carriage status for these systems as well. These licenses are typically issued for a term of years (in the case of the FCC-issued cable landing license, 25 years), and are subject to renewal. United States law (and the law of several foreign jurisdictions, as well) limits foreign ownership, direct or indirect, of entities holding cable landing licenses, although the FCC has progressively relaxed to the rules to examine only those foreign holders that are affiliated with a foreign telecommunications carrier that has market power in the destination country. More recently, in order to implement a multilateral World Trade Organization agreement, the FCC adopted regulations that presumptively permit unlimited foreign ownership by nationals of countries that are party to that agreement. See "Risk Factors--Government Regulation."

  Construction of each of the Company's cable systems also requires the acquisition and maintenance of various permits and licenses in the ordinary course of business. Pursuant to its construction contracts for AC-1 and PC-1, TSSL is contractually obligated to obtain and maintain all such licenses and permits. Although Global Crossing intends that the construction contracts for each of the Company's other planned cable systems will impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of such systems, there can be no assurance that such contractor will successfully obtain such permits and licenses. See "Risk Factors--Risks Related to Completing the Company's Cable Systems."

EMPLOYEES

  As of June 30, 1998, the Company had approximately 75 employees. The Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

  The Company is not presently subject to any legal claims or proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of the directors and executive officers of GCL.

  Prior to the Offerings, GCL will amend and restate its Bye-Laws (the "Bye-Laws") to provide for a Board of Directors consisting of 16 members divided into three classes with terms of three years each. Mr. Brown, Mr. Porter, Mr. Kehler, Mr. Levine and Mr. Conway will be elected as Class A Directors, with a term expiring in 1999; Mr. Cook, Mr. Lee, Mr. Raben, Mr. Kent and Mr. Scanlon will be elected as Class B Directors, with a term expiring in 2000; and Mr. Winnick, Mr. Bloom, Mr. Phoenix, Mr. Weinberger, Mr. Steed and Mr. Ogasawara will be elected as Class C Directors, with a term expiring in 2001. The form of Amended and Restated Bye-Laws is an exhibit to the Registration Statement of which this Prospectus is a part.

   NAME                   AGE                     POSITION
   ----                   ---                     --------
   Gary Winnick..........  50       Co-Chairman of the Board and Director
   Lodwrick Cook.........  70       Co-Chairman of the Board and Director
   Jack M. Scanlon.......  56       Chief Executive Officer and Director
   David L. Lee..........  49  President, Chief Operating Officer and Director
   Barry Porter..........  40        Senior Vice President and Director
   Abbott L. Brown.......  54        Senior Vice President and Director
   Dan J. Cohrs..........  45 Senior Vice President and Chief Financial Officer
   K. Eugene Shutler.....  60               Senior Vice President
   James C. Gorton.......  36     Senior Vice President and General Counsel
   Hillel Weinberger.....  44                     Director
   Jay R. Bloom..........  42                     Director
   Dean C. Kehler........  41                     Director
   Jay R. Levine.........  41                     Director
   William D. Phoenix....  41                     Director
   Bruce Raben...........  44                     Director
   Michael R. Steed......  48                     Director
   William E. Conway.....  48                     Director*
   Toshiaki Ogasawara....  67                     Director*
   Geoffrey J.W. Kent....  56                     Director*

--------

* Effective immediately prior to Offerings

  GARY WINNICK--Mr. Winnick, founder of Global Crossing, has been Co-Chairman of the Board of GCL since January 1998 and, prior thereto, was Chairman of the Board since the inception of the Company in March 1997. Mr. Winnick is the founder and has been the Chairman and Chief Executive Officer of Pacific Capital Group since its inception, having been in the principal equity investment and merchant banking business since 1985. Mr. Winnick holds a BA in Economics and Business Management from C.W. Post College.

  LODWRICK M. COOK--Mr. Cook has been Co-Chairman of the Board of GCL since January 1998 and Vice Chairman, Managing Director of PCG since 1997. Prior to joining PCG, Mr. Cook spent 39 years at Atlantic Richfield Co., serving as President and Chief Executive Officer from 1985 to 1995 and as Chairman of the Board of Directors from 1986 to 1995, when he became Chairman Emeritus. Mr. Cook is also a member of the Board of Directors of Castle and Cooke, Litex and Ocean Energy, Inc. Mr. Cook received BS degrees in mathematics and petroleum engineering from Louisiana State University and holds an MBA degree from Southern Methodist University.

  JACK M. SCANLON--Mr. Scanlon has been Chief Executive Officer and a director of GCL since April 1998. Prior to joining the Company, Mr. Scanlon was President and General Manager of the Cellular Networks and Space Sector of Motorola Inc. and had been affiliated with Motorola Inc. since 1990. Mr. Scanlon was Chief Operating Officer of Cambridge Technology Group from 1988 to 1990 and, prior thereto, spent 24 years with AT&T Corp. and Bell Laboratories, rising to Group Vice President at AT&T Corp. Mr. Scanlon received his BS degree from the University of Toronto and a MS degree in electrical engineering from Cornell University.

  DAVID L. LEE--Mr. Lee has been President and Chief Operating Officer and a director of GCL since the inception of the Company in March 1997. He has also been a managing director of PCG since 1989. Prior to joining PCG, Mr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. Mr. Lee is a graduate of McGill University and holds a PhD. in Physics and Economics from the California Institute of Technology.

  BARRY PORTER--Mr. Porter is Senior Vice President, Corporate Development and a director of GCL. Mr. Porter has been a director of the Company since 1997 and has also been a managing director of PCG since 1993. From 1986 to 1993, Mr. Porter was affiliated with Bear, Stearns & Co. Inc., rising to a Senior Managing Director in the investment banking department. Mr. Porter received his JD and MBA degrees from the University of California (Berkeley) and his BS degree from The Wharton School.

  ABBOTT L. BROWN--Mr. Brown is Senior Vice President, Corporate Affairs and a director of GCL. Mr. Brown has been a director of the Company since 1997 and has also been a managing director and Chief Financial Officer of PCG since 1994. From 1990 through 1994, Mr. Brown was Executive Vice President, Chief Financial Officer and a member of the board of directors of Sony Pictures Entertainment Inc., a wholly-owned subsidiary of Sony Corporation. Prior thereto, Mr. Brown was a partner in the international accounting firm of Price Waterhouse LLP. Mr. Brown holds a BS degree from Lehigh University and is a Certified Public Accountant.

  DAN J. COHRS--Mr. Cohrs has been Senior Vice President and Chief Financial Officer of GCL since May 18, 1998. From 1993 to 1998, Mr. Cohrs was affiliated with GTE Corporation, rising to the position of Vice President and Chief Planning and Development Officer in 1997. From 1990 to 1993, he was at Northwest Airlines and prior to leaving Northwest Airlines served as Vice President of International Finance (Tokyo, Japan); from 1986 to 1990, he was at the Marriott Corporation and served in such capacities as Vice President of Financial Planning and Acquisitions and Vice President of Project Finance; and from 1983 to 1986, he was a Strategy and Financial Consultant at Marakon Associates. Mr. Cohrs received his BS degree from Michigan State University in Engineering and his PhD degree from Cornell University in Economics, Finance and Public Policy.

  K. EUGENE SHUTLER--Mr. Shutler is a Senior Vice President of GCL and is also President of ACL. From 1996 to 1997, Mr. Shutler served as Chairman of the Board and Chief Executive Officer of Styles On Video, Inc. Prior thereto, Mr. Shutler was Executive Vice President, General Counsel and a Director of MGM Grand, Inc. from 1991 to 1995; a member of the Los Angeles law firm of Troy and Gould from 1983 to 1991; and Vice President/General Counsel of Republic Corporation, Continental Aircraft Services (Continental Airlines) and Caesars World, Inc. Mr. Shutler holds a BA degree from the University of Pennsylvania and an LLB degree from Yale Law School.

  JAMES C. GORTON--Mr. Gorton will become Senior Vice President and General Counsel of GCL effective July 15, 1998. From 1994 to 1998, Mr. Gorton was a member of the New York law firm Simpson Thacher & Bartlett and had been associated with the firm since 1986. Mr. Gorton holds a BA degree from Columbia College and a JD degree from New York University School of Law.


  HILLEL WEINBERGER--Mr. Weinberger, a director of GCL since June 1997, has been a Senior Vice President of Loews/CNA Holdings Corp. since 1988. Prior thereto, Mr. Weinberger was a Senior Vice President of Presidential Life from 1982 to 1988. Mr. Weinberger serves as director to News Communications Inc.

  JAY R. BLOOM--Mr. Bloom, a director of GCL since the Company's inception in March 1997, is a managing director of CIBC Oppenheimer Corp. ("CIBC Oppenheimer"), co-head of its High Yield Group and co-head of CIBC World Markets High Yield Merchant Banking Funds. Mr. Bloom also serves on the board of directors of Heating Oil Partners, L.P., Consolidated Advisers Limited, L.L.C. and Morris Material Handling, Inc. Prior to joining CIBC Oppenheimer in August 1995, Mr. Bloom was a founder and managing director of The Argosy Group L.P. From 1984 to 1990, Mr. Bloom was a managing director in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Bloom was an investment banker associated with Lehman Brothers Kuhn Loeb Incorporated from 1982 to 1984 and, from 1981 to 1982, practiced law at Paul Weiss Rifkind Wharton & Garrison in New York. Mr. Bloom received his BS and MBA degrees from Cornell University and his JD degree from Columbia University School of Law.

  DEAN C. KEHLER--Mr. Kehler, a director of GCL since the Company's inception, is a managing director of CIBC Oppenheimer and co-head of its High Yield Group. In addition, he is a member of CIBC's Investment Committee and co-head of CIBC World Markets High Yield Merchant Banking Funds. Prior to joining CIBC Oppenheimer in 1995, Mr. Kehler was a founder and managing director of The Argosy Group. From 1985 to 1990, Mr. Kehler was a managing director in the Mergers and Acquisitions Group, Co-Head of Merchant Banking and a member of the Corporate Finance Executive Committee of Drexel Burnham Lambert Incorporated. Mr. Kehler serves on the board of directors of Booth Creek Group, Inc., Telebanc Financial Corporation and Heating Oil Partners, L.P. From 1979 to 1985, Mr. Kehler was an investment banker at Lehman Brothers. Mr. Kehler received his BS degree from The Wharton School.

  JAY R. LEVINE--Mr. Levine, a director of GCL since the Company's inception, is a managing director of CIBC Oppenheimer, and manages the CIBC World Markets High Yield Merchant Banking Funds. Prior to joining CIBC Oppenheimer in May, 1997, Mr. Levine was President of PPMJ Inc., a private consulting firm, from September 1996 to April 1997 that advised its clients on private equity investments. From August 1990 to June 1996, Mr. Levine was a senior executive in the Morningside and Springfield Group, Inc., a private investment company. Mr. Levine serves as a director of Aircraft Service International Group, Consolidated Advisers Limited, L.L.C., Heating Oil Partners, L.P. and Talton Holdings, Inc. Mr. Levine received a BS degree from Syracuse University, a JD degree from Tulane University and an LLM in Taxation from New York University.

  WILLIAM P. PHOENIX--Mr. Phoenix, a director of GCL since its inception, is a managing director of CIBC Oppenheimer and co-head of Credit Capital Markets. Prior to joining CIBC Oppenheimer in 1995, Mr. Phoenix had been the Managing Director of the Canadian Imperial Bank of Commerce since 1982. Mr. Phoenix serves as a director of the Electrolux Corporation. Mr. Phoenix received his BA degree from the University of Western Ontario and his MBA degree from the University of Toronto.

  BRUCE RABEN--Mr. Raben, a director of GCL since its inception, is a managing director of CIBC Oppenheimer. Prior to joining CIBC Oppenheimer in January 1996, Mr. Raben was a founder, managing director and co-head of the Corporate Finance Department of Jefferies & Co., Inc. since 1990. Mr. Raben serves as a director of Optical Security, Inc., Talton Holdings, Inc., Terex Corporation and Equity Marketing, Inc. Mr. Raben received his MBA degree from Columbia Business School and his AB degree from Vassar College.

  MICHAEL R. STEED--Mr. Steed, a director of GCL since its inception, is Senior Vice President of Investments for the Union Labor Life Insurance Company, ULLICO Inc. ("ULLICO") and its Family of Companies and President of Trust Fund Advisors, ULLICO's investment management subsidiary. Mr. Steed joined ULLICO in November 1992 after serving seven years as President and Founder of A.F.I.C. Group, Ltd., a financial and investment consulting firm. From 1983 to 1985, Mr. Steed was the Executive Director of the Democratic National Committee. He received his JD degree from Loyola University School of Law in Los Angeles and his BA degree from Loyola Marymount University in Los Angeles.

  WILLIAM E. CONWAY--Mr. Conway is a nominee for director for GCL. Mr. Conway has been a managing director of The Carlyle Group since 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until he jointly founded The Carlyle Group in August 1987. Mr. Conway serves as director to GTS Duratek, Inc., Nextel Communications, Inc. and Hownet International Corporation. Mr. Conway received his BA degree from Dartmouth College and his MBA in Finance from Chicago Graduate School of Business.

  TOSHIAKI OGASAWARA--Mr. Ogasawara is a nominee for director for GCL. Mr. Ogasawara has been Chairman and Publisher of The Japan Times, Limited since 1985 and President and Representative Director of Nifco Inc since 1967. Mr. Ogasawara serves as Chairman and Representative Director for FM Inter-Wave, Inc. and Simmons Co. Ltd.

  GEOFFREY J.W. KENT--Mr. Kent is a nominee for director for GCL. Mr. Kent is Chairman and Chief Executive Officer of the Abercrombie & Kent Group of companies and has been associated with the company since 1967.

ADDITIONAL MANAGEMENT

  Global Crossing's management team utilizes additional executives with extensive experience in the telecommunications industry and the undersea cable sector, including the following individuals:

  WILLIAM B. CARTER, JR. is President of Global Crossing Development Co. and the Company's Senior executive in charge of development. Prior to joining the Company, Mr. Carter spent 30 years with AT&T, where he headed up the International Facilities Planning (both cable and satellite) and served as President and Chief Executive Officer for SSI and as Director of International Network Operations for AT&T. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry, with an average market share of 35-50%. Mr. Carter is a member of the World Telecommunications Advisory Council to the International Telecommunications Union (ITU) and Senior Advisory Council to the U.S. government on communications and economic development. Mr. Carter received a BEE degree from Georgia Institute of Technology and has completed the advanced program for senior managers at MIT's Sloan School.

  JACK FINLAYSON--Mr. Finlayson has been President of Global Crossing International, Ltd. since June 1998. Prior to joining the Company, Mr. Finlayson was corporate vice president and general manager of Motorola Inc.'s Asia Pacific Cellular Infrastructure group, where he was responsible for managing the wireless infrastructure business, and had been affiliated with Motorola Inc. since 1994. Prior to joining Motorola Inc., Mr. Finlayson was employed by AT&T, where he was sales vice president of Business Network Sales for the southeastern United States. Mr. Finlayson has more than 17 years experience in the telecommunications field. Mr. Finlayson received his BS degree in marketing from LaSalle University and holds an MBA degree in information management from St. Joseph's University.

  S. WALLACE DAWSON, JR., Senior Vice President of Operations of Global Crossing Development Co., worked at SSI for 29 years, where he had overall delivery responsibility for the implementation of all submarine cable projects. Prior thereto, he held various positions at AT&T, where his work centered on specialized equipment design for military and commercial undersea cable systems and development of various network services. Mr. Dawson holds a BEE degree from the University of Virginia, and an MSEE degree from Duke University. He also completed the Advanced Management Program at INSEAD, Fountainbleu, France.

  HAROLD D. GROSSNICKLE, Managing Director of Global Crossing Development Co., is responsible for directing the operations, administration and maintenance of the Global Crossing Network. Mr. Grossnickle has 28 years of experience in the telecommunications industry, including over 24 years at AT&T and AT&T Paradyne, where he served as a vice president of network management systems and services. Mr. Grossnickle received his BS from Iowa State University and his MBA from the University of Missouri.

  PATRICK JOGGERST is Vice President of Global Sales & Marketing of Global Crossing International Ltd. and the Company's Senior executive in charge of sales. Prior to joining the Company, Mr. Joggerst served as Managing Director for the Americas Region at TSSL. His 17-year tenure at AT&T included positions with several departments, including international services operations, organizational development/human resources, and communications products and service sales. Mr. Joggerst graduated from Georgetown University's School of Foreign Service.

  IAN MCLEAN--Mr. McLean is Vice President of GCL and also serves as Chief Financial Officer of ACL. Prior to joining the Company in September, 1997, Mr. McLean was Chief Financial Officer and Systems Information Officer at Price Waterhouse, Bermuda from 1994 to 1997; Chief Financial Officer for Horizons Limited from 1992 to 1994; Deputy Manager, Corporate Trust at Bank of Bermuda Limited from 1988 to 1992 and Vice President of Finance for the Baillargeon Group from 1985 to 1988. Mr. McLean is a Canadian Chartered Accountant and holds a Bba degree from Bishop's University and a graduate diploma in accountancy from McGill University.

  WILLIAM T. RICHARDS is Vice President of Operations of ACL. Mr. Richards was employed at British Telecommunications for seven years, most recently as Manager of Subsea Projects & Consultancies, and served as Independent Engineer on the FLAG system. Prior to his position at British Telecommunications, he served as Business Development Manager at Dowty Magnetics. Mr. Richards received his BFc (Hons.) degree from City University of London.

  LISA DADOURIS, Director of Business Development of Global Crossing Development Co., spent 12 years at AT&T and Lucent Technologies, where she held a number of positions in business development, marketing and finance, including Chief Financial Officer for Local Service in the northeast United States and Director of Manufacturing Planning for Lucent. Ms. Dadouris graduated from Wake Forest University with a BS in business, and received her MBA in accounting from Fuqua School of Business at Duke University.

  MOOL SINGHI is Director of Network Planning of Global Crossing Development Co. Prior to joining the Company, Mr. Singhi served as the Director of Market Planning at TSSL. Mr. Singhi spent 27 years at AT&T, where he held various key positions in manufacturing, finance, engineering, operations and international network planning. Mr. Singhi received a bachelor's degree in mechanical engineering and a master's degree in operations research and industrial engineering from the University of Buffalo.

  CHARLES D. HOGAN, Director of Operations of Asia Systems of Global Crossing Development Co., spent 42 years at AT&T, serving as Regional Managing Developer of AT&T's General Departments. Immediately prior to joining the Company, Mr Hogan was based in Hong Kong where he was responsible for the planning of international digital lightwave undersea cables for AT&T in the Asia/Pacific region, including the planned China-United States cable system.

  JOHN MERCOGLIANO, Vice President of Sales and Marketing of Global Crossing International Ltd., has over 19 years of experience in the telecommunications industry. Prior to joining the Company, Mr. Mercogliano was employed as Vice President-Europe of Bell Atlantic Network Systems (Bermuda) Ltd., where he was responsible for developing strategies and directing sales and marketing opportunities in the FLAG European region. Mr. Mercogliano received his B.A. degree from New York University and his M.B.A. from Pace University.

COMPENSATION

  Total compensation paid or accrued to the executive officers of GCL and its consolidated subsidiaries as a group during the fiscal year ended December 31, 1997 was $155,409. Directors of GCL and its consolidated subsidiaries do not receive compensation, except as officers or employees of GCL or its consolidated subsidiaries.

OPTION GRANTS AND OPTION VALUES

  The table below sets forth information concerning options granted since January 1, 1998 to principal officers of the Company. Options representing a total of 6,565,000 shares of Common Stock have been issued to officers or directors of the Company at exercise prices ranging from $2.50 per share to the price of the Offerings.

                                                                         GRANT
                                                                          DATE
                                       INDIVIDUAL GRANTS                VALUE(1)
                         ---------------------------------------------- --------
                         NUMBER OF
                         SECURITIES  % OF TOTAL
                         UNDERLYING   OPTIONS                            GRANT
                          OPTIONS    GRANTED TO  EXERCISE OR              DATE
                          GRANTED   EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT
     NAME                   (#)     FISCAL YEAR   ($/SHARE)     DATE    VALUE($)
     ----                ---------- ------------ ----------- ---------- --------
Jack Scanlon............ 1,200,000     15.65%        2.50     04/01/08
 Chief Executive Officer
Gary Winnick............   600,000      7.82%        2.50     03/31/07
 Co-Chairman of the
 Board
Bill Carter............. 1,000,000     13.04%        2.50     10/27/07
 President, Global
 Crossing Development
 Co.
James Gorton............   500,000      6.52%       10.00     06/12/08
 Senior Vice President
 and General Counsel
Jack Finlayson..........   390,000      5.09%       10.00     06/12/08
 President, Global
 Crossing International,
 Ltd.                      100,000      1.30%          (2)    06/12/08

--------

(1) Based upon midpoint of expected pricing range of the Offerings.

(2) Exercise price will equal the price of the Offerings.


  The table below sets forth information concerning exercises of stock options by the individuals named above for the current year and the value of such individuals' unexercised options based upon the midpoint of the expected pricing range of the Offerings.

                                                  NUMBER OF
                                                 SECURITIES        VALUE OF
                                                 UNDERLYING      UNEXERCISED
                                                 UNEXERCISED     IN-THE-MONEY
                                                 OPTIONS(#)       OPTIONS($)
                            SHARES     VALUE   --------------- ----------------
                          ACQUIRED ON REALIZED  EXERCISABLE/     EXERCISABLE/
     NAME                 EXERCISE(#)   ($)     UNEXERCISABLE  UNEXERCISABLE(1)
     ----                 ----------- -------- --------------- ----------------
Jack Scanlon.............     --        --     300,000/900,000
 Chief Executive Officer
Gary Winnick.............     --        --     200,000/400,000
 Co-Chairman of the Board
Bill Carter..............     --        --         0/1,000,000
 President, Global
 Crossing Development Co.
James Gorton.............     --        --     125,000/375,000
 Senior Vice President
 and General Counsel
Jack Finlayson...........     --        --     195,000/295,000
 President, Global
 Crossing International,
 Ltd.

--------

(1) Based upon midpoint of expected pricing range of the Offerings.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The 1998 Global Crossing Ltd. Stock Incentive Plan (the "Stock Incentive Plan") provides that, upon a "change in control," certain of the awards granted under the Stock Incentive Plan will vest immediately. A "change in control" is defined under the Stock Incentive Plan as the occurrence of any of the following: (i) any Person (other than a Person holding securities representing 10% or more of the combined voting power of GCL's outstanding securities as of July 15, 1998, GCL, any trustee or other fiduciary holding securities under an employee benefit plan of GCL, or any company owned, directly or indirectly, by the shareholders of GCL in substantially the same proportions as their ownership of stock of GCL) becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange Act) of securities of GCL (a) in excess of the interest held by the existing shareholders of GCL as of July 15, 1998 and (b) representing 30% or more of the combined voting power of GCL's then outstanding securities; (ii) during any period of 24 months, individuals who at the beginning of such period constitute the board of directors and any new director (other than those directors who meet certain exceptions specified in the Stock Option Plan) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute at least a majority of the board of directors; (iii) the shareholders of GCL approve any transaction under which GCL is merged or consolidated with any other company, other than a merger or consolidation which would result in shareholders of GCL immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of GCL or such surviving entity; or (iv) the shareholders of GCL approve a plan of complete liquidation of the company or an agreement for the sale or disposition by GCL of all or substantially all of GCL's assets, other than the liquidation of GCL into a wholly-owned subsidiary.

  GCL has entered into an employment agreement, dated as of April 1, 1998, with Mr. Jack Scanlon, providing for Mr. Scanlon's employment as GCL's Chief Executive Officer for a term of two years and continuing thereafter for successive two-year terms unless either GCL or Mr. Scanlon provides at least three months' notice in advance of the expiration of the current term. In connection with such agreement, Mr. Scanlon was issued an option to purchase a total of 1,200,000 shares of Common Stock at an exercise price of $2.50 per share. Such options vest in 25% increments upon the first day of employment and at the end of each of the first three years of Mr. Scanlon's employment with GCL. Upon a "change of control", as defined in the Stock Incentive Plan, or any other "non-fault" termination as defined in Mr. Scanlon's employment agreement, vesting of all of such options shall immediately occur and Mr. Scanlon shall be entitled to terminate the agreement and receive a lump sum payment equal to the sum of two times Mr. Scanlon's then annual base salary and bonus. In the event that a public offering of Common Stock or a reasonably equivalent opportunity to liquidate stock does not occur within three years of the commencement of Mr. Scanlon's employment, Mr. Scanlon may require GCL to purchase up to 300,000 shares of Common Stock held by him at $20.00 per share. GCL has agreed to make similar arrangements available to Mr. Cohrs with respect to 100,000 shares of Common Stock after three years of employment. Mr. Finlayson has the option to sell 100,000 shares of Common Stock to the Company at $20.00 per share after two years of employment.

GCL COMMITTEES

  Audit Committee. The purpose of the Audit Committee is to: (i) make recommendations concerning the engagement of independent public accountants;
(ii) review with GCL management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of GCL's internal accounting controls; (v) review GCL's insurance program; and (vi) perform any other duties and functions required by any organization under which GCL's securities may be listed. Messrs. Kehler, Weinberger and Brown are the current members of the Audit Committee. Following the Offerings, GCL will reconstitute the Audit Committee so that it will be comprised of three members of GCL's Board of Directors, at least two of which will be independent directors.

  Compensation Committee. The purpose of the Compensation Committee is to establish and submit to the Board of Directors of GCL recommendations with respect to (i) compensation of officers and other key employees of GCL and
(ii) awards to be made under the Stock Incentive Plan. Messrs. Cook, Steed and Levine are the current members of the Compensation Committee.

                    PRINCIPAL AND SELLING SHAREHOLDERS

  The following table and the accompanying footnotes set forth, as of June 30, 1998, certain information regarding the beneficial ownership of the common stock of GCL ("Common Stock") by (i) each person or entity who is known to GCL to own beneficially five percent or more of GCL's voting Common Stock, (ii) each of GCL's directors and executive officers and (iii) all directors and executive officers of GCL as a group. To the knowledge of GCL, each such stockholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For a summary of the principal terms of the Common Stock, see "Description of Capital Stock."

                                              BENEFICIAL OWNERSHIP
                                                 OF COMMON STOCK
                                   -------------------------------------------
                                     NUMBER    PERCENTAGE NUMBER OF PERCENTAGE
                                       OF       PRIOR TO  SHARES TO   AFTER
         BENEFICIAL OWNER           SHARES(1)  OFFERINGS   BE SOLD  OFFERINGS
         ----------------          ----------- ---------- --------- ----------
CIBC Wood Gundy Capital (SFC)
 Inc. ............................  31,273,500   27.88%
 161 Bay Street, 8th Floor--BCE
  Place
 P.P. Box 500
 M5J258
 Toronto, Canada
Pacific Capital Group, Inc.(2) ...  25,034,342   22.31%
 150 El Camino Drive, Suite 204
 Beverly Hills, California 90212
Continental Casualty Company(3)...  13,980,490   12.46%
 CNA Plaza, Floor 23 South
 Chicago, Illinois 60685
MRCo, Inc. .......................  11,048,346    9.85%
 111 Massachusetts Avenue NW
 Washington, DC 20001
Telecommunications Development
 Corporation......................   7,538,904    6.72 %
 150 El Camino Drive, Suite 204
 Beverly Hills, California 90212
Gary Winnick(4)...................  32,773,246   29.21%
Lodwrick M. Cook..................     300,000      *
Jack M. Scanlon(5)................     300,000      *
Dan J. Cohrs(6)...................     150,000      *
David L. Lee(7)(8)................  11,110,230    9.90%
Abbott L. Brown(8)(9)(10).........   2,552,112    2.27%
Barry Porter(8)(11)...............   4,249,867    3.79%
James C. Gorton(12)...............     125,000      *
Jack Finlayson(13)................     195,000      *
K. Eugene Shutler(10).............      99,312      *
Hillel Weinberger(14)(15).........  14,852,700   13.24%
Jay R. Bloom(15)(16)..............  31,283,500   27.88%
Dean C. Kehler(15)(16)............  31,283,500   27.88%
Jay R. Levine(15)(16).............  31,283,500   27.88%
William P. Phoenix(15)(16)........  31,283,500   27.88%
Bruce Raben(15)(16)...............  31,283,500   27.88%
Michael R. Steed(15)(17)..........  11,058,346    9.86%
William E. Conway(18).............      10,000      *
Toshiaki Ogasawara(18)............      10,000      *
Geoffrey J.W. Kent(18)............      10,000      *
All Directors and Executive
 Officers as a Group.............. 101,580,409   90.54%

--------
  * Percentage of shares beneficially owned does not exceed one percent.

 (1) As of June 30, 1998, after giving effect to the liquidation of Old GCL and the distribution of shares of Common Stock therefrom, 110,819,100 shares of Common Stock would have been issued and outstanding. An additional 1,370,000 shares of Common Stock would have been issuable upon the exercise of options within 60 days of June 30, 1998.

 (2) Includes 25,024,342 shares of Common Stock which in May 1998 were transferred to GKW Unified Holdings, LLC, a company formed for the benefit of Gary Winnick and members of his family that is managed by PCG.

 (3) Includes 5,598,500 shares of Common Stock owned by Continental Casualty Corporation and 622,100 shares of Common Stock held by Continental Casualty Corp. Designated High Yield, for which Continental Casualty Corporation holds sole voting and investment power. Includes 7,759,890 shares of Common Stock to be acquired prior to the Offerings.

 (4) Includes all shares of Common Stock owned by Telecommunications Development Corporation, of which Mr. Winnick is a Director, all shares of Common Stock owned by GKW Unified Holdings, LLC, of which PCG is manager, and all shares of Common Stock owned by PCG, of which Mr. Winnick is Chairman and Chief Executive Officer. Includes 200,000 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 1998.

 (5) Includes 300,000 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 1998.

 (6) Includes 150,000 shares of Common Stock issuable upon exercise of options within 60 days of June 30, 1998.

 (7) Includes all shares of Common Stock owned by Telecommunications Development Corporation, of which Mr. Lee is Chairman, and all shares of Common Stock owned by San Pasqual Corp., of which Mr. Lee is the sole shareholder.

 (8) Includes 100,000 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 1998.

 (9) Includes all 2,427,283 shares of Common Stock owned by Ridgestone Corp., of which Mr. Brown's family and a related trust are the sole shareholders. Does not include shares of Common Stock owned by Telecommunications Development Corporation, of which Ridgestone Corp. is a shareholder.

(10) After giving effect to the liquidation of PCG Telecom LDC, which is managed by Ridgestone Corp. and of which Mr. Brown and Mr. Shutler are shareholders, and the distribution therefrom of 24,829 shares to Mr. Brown and 99,312 shares to Mr. Shutler.

(11) Includes all 4,149,867 shares of Common Stock owned by Galenight Corp., of which Mr. Porter is the sole shareholder. Does not include shares of Common Stock owned by Telecommunications Development Corporation, of which Mr. Porter is a shareholder.

(12) Includes 125,000 shares of Common Stock issuable upon exercise of options within 60 days of June 30, 1998.

(13) Includes 195,000 shares of Common Stock issuable upon exercise of options within 60 days of June 30, 1998.

(14) Includes all shares of Common Stock owned by Continental Casualty Company, an affiliate of Loews/CNA Holdings Corp., of which Mr. Weinberger is an officer. Includes 862,210 shares of Common Stock, consisting of 700,000 shares to be held by Global Crossing Trust 1998, of which Mr. Weinberger is a trustee and 162,210 shares to be held by a partnership of which Mr. Weinberger is a managing partner.

(15) Includes 10,000 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 1998.

(16) Includes all shares of Common Stock owned by CIBC Wood Gundy Capital
     (SFC) Inc. Messrs. Bloom, Kehler, Levine, Phoenix and Raben are all affiliated with CIBC Oppenheimer Corp., an affiliate of CIBC Wood Gundy Capital (SFC) Inc.

(17) Includes all shares of Common Stock owned by MRCo, Inc. Mr. Steed is the Senior Vice President of ULLICO and the President of MRCo, Inc., which is a wholly-owned subsidiary of ULLICO.

(18) Includes 10,000 Shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 1998. Effective immediately prior to Offerings.

                             CERTAIN TRANSACTIONS

GENERAL

  The Company has entered into certain transactions described below with entities affiliated with the Company, its officers and directors.

TRANSACTIONS WITH PACIFIC CAPITAL GROUP (PCG) AND ITS AFFILIATES

  PCG and its affiliates, including PCG Telecom Services LLC ("PCG Telecom") and Ocean Systems International LLC ("OSI"), have entered into certain transactions with the Company described below in connection with the development by PCG and its affiliates of several of Global Crossing's systems, including AC-1, PC-1, PAC and MAC, and the decision by the Board of Directors of GCL to assume the ongoing development of systems (other than AC-1) from OSI. Revenue from the Company comprises the sole source of revenues for PCG Telecom. PCG and its affiliates are controlled by Mr. Gary Winnick, the Co-Chairman of the Board of Directors of GCL, and certain other officers and directors of GCL are affiliated with PCG, including Messrs. Cook, Lee, Porter and Brown. See "Management" and "Principal and Selling Shareholders."

  Advisory Services Agreements. ACL has entered into an Advisory Services Agreement, dated as of March 25, 1997 (as amended, the "AC-1 Advisory Agreement"), with PCG Telecom with respect to AC-1, under which PCG Telecom is entitled to an advisory fee of 2.0% of the gross revenues of ACL. The Board of Directors of GCL has agreed that each other direct subsidiary of GCL shall from time to time enter into, or cause each of its subsidiaries to enter into, similar Advisory Services Agreements (together with the AC-1 Advisory Agreement, the "Advisory Services Agreements") with PCG Telecom, providing for an advisory services fee of 2% of such subsidiary's gross revenues (not double counting any portion of intercompany revenues on which the advisory services fee has already been calculated). The aggregate amount of all advisory fees payable under the Advisory Services Agreements shall be reduced by the amount, if any, by which principals of PCG receive cash compensation (as opposed to reimbursement of expenses) from the Company other than cash compensation paid to such principals in their capacities as officers or directors of the Company as approved by the Board of Directors. In addition, until the earlier of (i) the date GCL has a public equity market value in excess of $1.5 billion and
(ii) March 25, 2002 (such earlier date, the "Deferred Fee Payment Date"), the aggregate cumulative amount of the fees paid under the Advisory Services Agreements in respect of the calendar years prior to and including each calendar year set forth below shall not exceed the amounts set forth below, with any excess being deferred and paid (together with interest thereon at a rate per annum equal to LIBOR) on the Deferred Fee Payment Date: 1998--$10 million; 1999--$20 million; 2000--$30 million; and 2001--$40 million.

  Amounts payable under the AC-1 Advisory Agreement are to be divided annually in the following manner: 90% of the initial $5 million in advisory services fees is retained by PCG Telecom, 5% of the initial $5 million in advisory service fees is payable to Union Labor Life Insurance Company ("ULLICO"), which is the ultimate parent of MRCo, Inc., and 5% of the initial $5 million in advisory service fees is payable to PCG. With respect to amounts over the initial $5 million annually in advisory services fees, 15.5% is payable to ULLICO, 15.5% is payable to PCG, 35% is payable to CIBC and the remaining 34% is retained by PCG Telecom. Amounts retained by PCG Telecom, after deducting associated expenses incurred by PCG relating to salaries, bonuses, overhead and an annual discretionary expense reduction, are divided amongst Messrs. Winnick, Brown, Lee, and Porter in the following percentages: 40%, 15%, 22.5%, and 22.5%, respectively.

  All amounts payable annually under each of the other Advisory Services Agreements will be retained by PCG Telecom and, after deducting associated expenses incurred by PCG relating to salaries, bonuses, overhead and an annual discretionary expense reduction, divided amongst Messrs. Winnick, Cook, Brown, Lee, and Porter in the percentages: 50%, 8%, 12%, 15%, and 15% respectively.

  The Company intends to acquire the rights to advisory fees payable under the Advisory Services Agreements in consideration for the issuance to the persons entitled to receive such fees of shares of Common Stock having an aggregate value (determined on the basis of the Price to Public per Share payable in the Offerings) which the Company currently anticipates will be in the range of $125 million to $145 million. Upon the consummation of this transaction, all of the obligations of the Company and ACL in respect of the Advisory Services Agreements will be terminated. Any final agreement will be subject to the approval of the Company's current shareholders. The Company is obtaining a fairness opinion from an independent financial advisor in connection with this transaction. As a result of this transaction, the Company anticipates that it will incur a charge of $125 million to $145 million which will be reflected in its financial statements for the period ended June 30, 1998. The Company anticipates that the shares of Common Stock to be issued in connection with the termination of the Advisory Services Agreements will be issued to the following persons in the following amounts:

                       RECIPIENT                NUMBER OF SHARES
                       ---------                ----------------
         Gary Winnick (including PCG and PCG
          Telecom).............................        .
         CIBC..................................        .
         ULLICO................................        .
         Lodwrick M. Cook......................        .
         Abbott L. Brown.......................        .
         David L. Lee..........................        .
         Barry Porter..........................        .
                                                      ---
                                                       .
                                                      ===

  The net proceeds from the sale of the Shares being offered by the Selling Stockholders in the Offerings are to be used by such Selling Stockholders to fund anticipated income tax liabilities resulting from this transaction. See "Principal and Selling Stockholders."

  PCG Warrants. Old GCL and PCG entered into a warrant agreement, dated as of January 21, 1998 (the "PCG Warrant Agreement"), pursuant to which Old GCL issued PCG three separate warrants (collectively, the "PCG Warrants") permitting PCG to purchase (i) 6,151,061 of Old GCL's Class B Shares for an aggregate purchase price of $50,000,000; (ii) an additional 3,075,531 of Old GCL's Class B Shares for an aggregate purchase price of $31,250,000; and (iii) an additional 3,075,531 of Old GCL's Class B Shares for an aggregate purchase price of $37,500,000. Such PCG Warrants would entitle PCG to acquire an additional 10% of the capital stock of Old GCL (as of the date of issuance of the PCG Warrants), with the exercise price of each PCG Warrant based upon a different market valuation of the Company. The exercise of each of the PCG Warrants is conditioned upon (i) an initial public offering of shares of Old GCL (or any successor thereto), underwritten by an investment banking firm of national reputation (as determined by a majority of the Board of Directors of Old GCL) from which Old GCL shall have received at least $50,000,000 in net proceeds, (ii) the investment by Old GCL in the aggregate of at least $500,000,000 of Net Attributable Capital (as defined below) in cable systems other than AC-1 and (iii) the generation in the aggregate by cable systems other than AC-1 of at least $100,000,000 in Net Attributable Revenues (as defined below). For purposes of the PCG Warrant Agreement, with respect to any cable system, (i) "Net Attributable Capital" means the aggregate debt and equity capitalization of such system multiplied by the percentage ownership of Old GCL (directly or indirectly) in such system, and (ii) "Net Attributable Revenues" means the net revenues of such system multiplied by the percentage ownership interest of Old GCL (directly or indirectly) in such system. Rights under each of the PCG Warrants has been divided amongst Messrs. Winnick, Cook, Brown, Lee and Porter in the following percentages: 50%, 8%, 12%, 15% and 15%, respectively.

  The Board of Directors of Old GCL has determined that upon the successful completion of the Offerings the conditions precedent to exercising the PCG Warrants will have been met and therefore the PCG Warrants have been deemed exercisable. The Board of Directors of Old GCL has also amended the terms of the PCG

Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B Share based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion multiplied by the number of warrants to be converted, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B Share at an exercise price equal to the current share per valuation. Prior to the Offerings, PCG will convert the PCG Warrants in such manner into Class B Shares and New PCG Warrants, with GCL assuming the obligations of Old GCL under the New PCG Warrants and Old GCL being liquidated and dissolved.

  Advance Agreements. GCL has entered into an Advance Agreement, dated as of March 24, 1998 (the "AC-1 Advance Agreement"), with PCG Telecom, pursuant to which GCL has agreed to make advances to PCG Telecom within three days of a written request from PCG in respect of fees which will become owing to PCG Telecom under the AC-1 Advisory Agreement in an amount not to exceed 1% of the amounts payable under long-form capacity purchase agreements executed by ACL. As security for the obligation of PCG Telecom to repay such advances, PCG Telecom has granted a security interest to GCL in its rights to receive payments under the AC-1 Advisory Agreement.

  The Company also intends to enter into agreements (collectively, the "Advance Agreements") with PCG and/or its subsidiaries to advance to PCG and/or its subsidiaries an amount equal to 1.0% of the purchase price payable under signed capacity purchase agreements in respect of other Global Crossing cable systems, such advance to be secured by a pledge of the fees payable under the applicable Advisory Services Agreements. Such advances shall be repayable from PCG's interest in such fees.

  Assignment of Rights. As part of the consideration for the assumption by the Company of the rights of OSI to the ongoing development of cable systems, in the first quarter of 1998 the Company paid PCG $6.5 million for costs incurred by PCG to such date in connection with such development.

  Arrangement Fees. Additionally, during 1997, $7,250,000 in fees were paid to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder of GCL for services provided in respect of arranging the AC-1 Credit Facility, the GTH Senior Notes and GTH Preference Shares.

TRANSACTIONS WITH CIBC AND ITS AFFILIATES

  CIBC and its affiliates have entered into certain financing transactions with the Company in connection with the development and construction of the Company's systems: (i) CIBC was the arranger and initial lender under the $200 million Global Crossing Bridge Facility; (ii) CIBC is one of the lead agents under the $482 million AC-1 Credit Facility, (iii) CIBC Wood Gundy Securities Corp., an affiliate of CIBC, acted as exclusive placement agent for the issuance by GTH of its $100 million outstanding GTH Preference Shares and the issuance by GTH of its $150 million outstanding GTH Senior Note; (iv) CIBC Oppenheimer Corp. was an Initial Purchaser in connection with the issuance by GCH of its $800 million GCH Senior Notes; (v) CIBC and other banks entered into a commitment letter with the Company, effective May 11, 1998, for the $850 million non-recourse project debt financing of PC-1; (vi) CIBC and other lenders issued a $50.5 million loan to Pacific Crossing Ltd., a wholly-owned subsidiary of the Company, to make the initial payment with respect to the financing of PC-1; and (vii) CIBC will be a lead agent under the proposed $240 million MAC bank credit facility. See "Description of Certain Indebtedness." During 1997, the Company paid CIBC approximately $25 million in fees in connection with these transactions. CIBC is a substantial shareholder in GCL and certain members of the Board of Directors of the GCL are affiliated with CIBC, including Messrs. Bloom, Kehler, Phoenix, Raben and Levine. See "Management" and "Principal and Selling Shareholders."

TRANSACTIONS WITH WORLDPORT

  On April 7, 1998, the Company entered into a CPA with Worldport Communications, Inc. ("Worldport"), whereby Worldport acquired a total of five STM-1s of capacity on AC-1 for an aggregate purchase price of $25.6 million. Worldport also executed an MOU to purchase capacity on PC-1, PAC and MAC. This transaction occurred in the ordinary course of business of the Company and on terms and conditions no less favorable to the Company than those contained in its other CPAs. Certain officers and directors of the Company, including Mr. Winnick, Mr. Cook, Mr. Scanlon, Mr. Lee, Mr. Porter, Mr. Brown, Mr. Raben, Mr. Levine, Mr. Kehler and Mr. Steed, have direct or indirect equity ownership positions in Worldport aggregating approximately 10% of the current common stock of Worldport. Campuslink Communications Systems Inc., a private company which provides telecommunications services to colleges and universities and which is indirectly majority-owned by Mr. Winnick and ULLICO, has reached an agreement in principle to be acquired by Worldport. In addition, in connection with the Company's recent decision to explore the making of minority investments in telecommunications and internet service providers that are current or prospective customers on the Global Crossing Network, the Company is considering an investment in Worldport. If the Company chooses to make such investment, it is currently anticipated that such investment would amount to approximately $10 million of cash and two STM-1 circuits on AC-1.

TRANSACTIONS WITH TELECOMMUNICATIONS DEVELOPMENT COMPANY

  Prior to the Offerings, the Company will purchase, at a discount, all of the shares of Common Stock of the Company and related warrants held by Telecommunications Development Company ("TDC") in exchange for newly issued shares of Common Stock and related warrants. Upon consummation of such transaction, TDC will distribute all of the shares of Common Stock and related warrants owned by it to the holders of its preferred and common stock and then liquidate. Mr. Lee is the Chairman and Mr. Winnick is a director of TDC, a Cayman Islands corporation. Affiliates of Messrs. Lee, Winnick, Brown and Porter own a majority of the outstanding common stock of TDC and approximately 29% of the outstanding preferred stock of TDC.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the constituent documents of GCL and each of its subsidiaries.

LIQUIDATION OF OLD GCL

  As of the date hereof, all 1,200,000 shares of common stock of GCL are held by Global Crossing Ltd., LDC, a Cayman Islands company ("Old GCL"). Prior to the Offerings, GCL will declare a stock dividend to Old GCL so that the number of outstanding shares of GCL and Old GCL will be equivalent. Pursuant to the terms of the Articles of Association of Old GCL, each holder of Class D and Class E shares of Old GCL will have its shares converted into Class B shares of Old GCL, with such Class D shareholders also receiving warrants ("GCL Warrants") to purchase shares of Common Stock of GCL at an exercise price equal to the market valuation of the Common Stock at the time of liquidation. Old GCL will then declare a dividend to its shareholders of one share of Common Stock of GCL for each share held of common stock of Old GCL. Immediately subsequent to such dividend, Old GCL will be liquidated and each of the Class A, Class B, Class C, Class D and Class E shares will be cancelled.

GCL

  General. Pursuant to its Memorandum of Association, the authorized share capital of GCL is $12,000, divided into 1,200,000 shares of par value $.01 each. As of the date hereof, all of such shares were issued and outstanding and held by Old GCL. Prior to the Offerings, GCL will amend and restate its Memorandum of Association to increase its authorized share capital to consist of 600,000,000 shares of Common Stock. The form of Amended and Restated Memorandum of Association is an exhibit to the Registration Statement of which this Prospectus is a part.

  Voting and Transfer Restrictions. Following the adoption of the Amended and Restated Bye-Laws of the Company immediately prior to the Offerings, each share of Common Stock will have one vote, except that if, and so long as, the Controlled Shares (as defined below) of any person constitute more than 9.5% (or, in the case of CIBC and certain of its affiliates, collectively, 35%) of the voting power of the outstanding shares, including the Common Stock, of the Company (an "Over-the-Threshold Common Stockholder"), the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula set forth in the Bye-Laws. The votes that could be cast by Over-the-Threshold Common Stockholders but for the restrictions on voting rights described above will be allocated to the other holders of Common Stock, pro rata based upon the number of shares of Common Stock held by all other holders of Common Stock, subject only to the further limitation that no stockholder allocated any such voting rights may exceed the applicable limitation set forth above as a result of such allocation. "Controlled Shares" includes, among other things, all shares of Common Stock that a person is deemed (i) to own directly, indirectly or constructively pursuant to Section 958 of the Code or (ii) to beneficially own directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

  The Bye-Laws also provide that any transfer of shares of Common Stock (or any interest therein) that results in a person (other than PCG, GKW Unified Holdings, LLC, CIBC, Continental Casualty Company or MRCo, Inc. or their affiliates or certain lenders to any of them) beneficially owning (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, Controlled Shares in excess of the Maximum Percentage (as defined below) of the outstanding shares of Common Stock without the approval of a majority of the members of the Board of Directors and stockholders holding at least 75% of the votes that may be cast by all holders of Common Stock (after giving effect to the voting limitations outlined above) shall not be registered in the share register of the Company and shall be void and of no effect. "Maximum Percentage" means (x) in the case of a natural person, 5%, and (y) in the case of any person (other than a natural person) or any group (as used in Section 13(d) of the Exchange Act), 9.5%.

  Amendments to the voting reallocation and transfer restriction provisions of the Bye-Laws will require the approval of the Board of Directors and stockholders holding 75% of the votes that may be cast by all holders of Common Stock.

  These voting reallocation and transfer restrictions could make it difficult for any person or group of persons acting in concert (other than certain existing owners) to acquire control of the Company.

  Distributions. Holders of Common Stock will be treated equally with respect to all distributions to shareholders of GCL.

GCL STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

  The Company, PCG, GKW Unified Holdings, LLC, CIBC, Continental Casualty Company, MRCo, Inc. and certain other stockholders of the Company (including certain of the Company's officers and directors and their affiliates) (collectively, the "Existing Holders") have entered into a Stockholders Agreement and a Registration Rights Agreement, each of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

  Under the Stockholders Agreement, the Company has been granted a right of first refusal on certain private transfers by the Existing Stockholders during the first two years after the consummation of the Offerings. In addition, certain of the Existing Stockholders have tag-along rights on each other in the event of private transfers, subject to the exceptions set forth in the Stockholders Agreement. Such tag-along rights permit a stockholder to participate, on the same terms and conditions, in certain transfers of shares by other stockholders. So long as Gary Winnick, PCG and GKW Unified Holdings, LLC and certain of their transferees ("PCG Holders") collectively beneficially own (within the meaning of Section 13(d) of the Exchange Act) at least 15% of the outstanding shares of Common Stock, any PCG Holder shall be entitled to seek appraisal of the fair value of the Common Stock beneficially owned by such person (and the payment thereof in cash) in connection with any merger or consolidation of the Company or the sale, lease or transfer of all or substantially all of the assets of the Company, if such PCG Holder, in his capacity as a stockholder of the Company, shall not have voted in favor of or given consent with respect to such transaction and beneficially owns the Common Stock as to which appraisal is sought immediately prior to consummation of the transaction.

  Pursuant to the Registration Rights Agreement, the Existing Holders have certain demand and piggyback registration rights and receive indemnification and, in certain circumstances, expense reimbursement from the Company in connection with such registration.

CAPITAL STOCK OF SUBSIDIARIES

  GCL owns, directly or indirectly, 100% of the capital stock of each of its subsidiaries, except for the PC-1 joint venture entity, in which it will have approximately a 58% economic interest. See "Business--Pacific Crossing."

TRANSFER AGENT AND REGISTRAR FOR COMMON STOCK

  The transfer agent and registrar for the Common Stock is
                                .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no public market for the Common Stock. Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

  Upon completion of the Offerings, assuming no exercise of the over-allotment
options granted to the Underwriters, the Company will have             shares
of Common Stock outstanding, including           Shares of Common Stock
offered hereby and            restricted shares of Common Stock. The
restricted shares of Common Stock generally will be eligible for sale under
Rule 144 as currently in effect, beginning in              .

  The Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than affiliates of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability for current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Incentive Plan, thus permitting the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing.

  Subject to certain exceptions, the Company, the Selling Shareholders and certain other shareholders, directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, the Selling Shareholders or such other shareholders, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GCH SENIOR NOTES

  On May 18, 1998, GCH, the direct wholly-owned subsidiary of the Issuer, issued and sold the GCH Senior Notes in the aggregate principal amount of $800.0 million to a group of institutional investors in a private transaction not subject to the registration requirements under the Securities Act. The GCH Senior Notes are guaranteed by the Issuer and certain subsidiaries of GCH. The Indenture for the GCH Senior Notes contains certain covenants that, among other things, limit the ability of GCH and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of GCH or its Restricted Subsidiaries, issue or sell capital stock of GCH's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, GCH will be required to offer to purchase the GCH Senior Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the Indenture), holders of the GCH Senior Notes will have the right to require GCH to purchase all of their GCH Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The Indenture relating to the GCH Senior Notes is an exhibit to the Registration Statement of which this Prospectus is a part.

  The Company entered into a Registration Agreement dated May 18, 1998 (the "Registration Agreement") with the initial purchasers of the GCH Senior Notes (the "Initial Purchasers") for the benefit of the holders of the GCH Senior Notes. Pursuant to the Registration Agreement, GCH agreed, for the benefit of the holders, that it will, at its cost, (a) file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer (the "Exchange Offer") to exchange the GCH Senior Notes for a series of notes (the "New Notes") with terms identical in all material respects to the GCH Senior Notes (except that the New Notes will not contain terms with respect to registration rights or transfer restrictions) or (b) in lieu of the Exchange Offer Registration Statement, file a shelf registration statement (the "Shelf Registration Statement") with respect to registration of resales of the GCH Senior Notes. If (i) the Exchange Offer Registration Statement has not been filed with the Commission within 90 days after May 18, 1998 (the "Closing Date") or declared effective within 150 days after the Closing Date, or the Exchange Offer has not been consummated within 180 days after the Closing Date or (ii) in lieu thereof, the Shelf Registration Statement has not been filed with the Commission on or prior to 30 days after such filing obligation arises or declared effective within 90 days after such obligation arises or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, as the case may be, it thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of GCH Senior Notes or New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest ("Special Interest") will accrue on the GCH Senior Notes and the New Notes (in addition to the stated interest on the GCH Senior Notes and the New Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue and be payable semiannually at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rates exceed 1.00% per annum in the aggregate regardless of the number of Registration Defaults. The Registration Agreement relating to the GCH Senior Notes is an exhibit to the Registration Statement of which this Prospectus is a part.

AC-1 CREDIT FACILITY

  ACL is the borrower under the $482.0 million senior secured AC-1 Credit Facility, comprised of a $472.0 million term loan facility and a $10.0 million working capital facility, with certain commercial lending institutions and CIBC and Deutsche Bank AG, New York Branch as lead agents for the lenders. The AC-1 Credit Facility is secured by pledges of the stock of ACL and its subsidiaries (and other entities holding landing licenses or AC-1 assets) and security interests in the assets and revenues of ACL and its subsidiaries and is being used to provide financing for a portion of AC-1. A portion of the AC-1 Credit Facility is available only to pay interest on the loans prior to the AC-1 RFS date, and a portion is available to issue letters of credit to the contractor of AC-1. The loans under the AC-1 Credit Facility will amortize in eight semi-annual installments, commencing on the first initial principal payment date (which shall be May 31 or November 30) to occur more than two months after the commercial operation date (anticipated to occur in February 1999), with 15% of the principal amount to be amortized in the first year, 25% in the second year, 30% in the third year and 30% in the fourth year. Borrowings bear interest at an adjustable rate based on the adjusted base rate or LIBOR plus an applicable margin. The facility also requires mandatory prepayments to be made from, among other things, 50% of excess cash flow, 50% of net cash proceeds of any equity offering of ACL and 100% of net cash proceeds of any permitted debt offerings of ACL or its immediate parent, permitted asset sales or insurance proceeds. As of March 31, 1998, a total of $305.5 million in indebtedness (to which the Notes would be effectively subordinated) was outstanding under the AC-1 Credit Facility.

  The AC-1 Credit Facility contains covenants that, among other things, restrict ACL's use of the term loan proceeds to the financing of AC-1 and the payment of fees and expenses directly thereto and the use of the working capital facility proceeds to AC-1 costs and for working capital purposes and limit ACL's ability to make certain dividends, distributions or investments and mergers. The facility generally only permits dividends or distributions with respect to a portion of ACL's excess cash flow, but severely restricts the payment of other dividends or distributions to GCL. The AC-1 Credit Facility contains certain financial covenants relating to minimum sales of capacity on AC-1 and ratio of EBITDA to interest expense, the failure to comply with which would cause all excess cash flow to be applied to the lenders under the AC-1 Credit Facility for such period. The AC-1 Credit Facility contains certain events of default including, among other things, failure to pay amounts when due, failure to comply with covenants and insolvency. An event of default shall also occur upon the occurrence of certain failures in connection with AC-1. Upon the occurrence of an event of default, the AC-1 Credit Facility permits the lenders to declare all outstanding borrowings to be immediately due and payable and to proceed against the collateral. In addition, the AC-1 Credit Facility prescribes the order by which proceeds from the sale of AC-1 capacity shall be applied, both prior to and after the commencement of commercial operations, and requires ACL to maintain certain reserve accounts. As a result of the foregoing, the ability of ACL to use and distribute revenue is severely restricted so long as the AC-1 Credit Facility remains in existence.

                              TAX CONSIDERATIONS

TAXATION OF THE COMPANY

  The Company believes that a significant portion of its income will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which the Issuer or its affiliates conduct activities or in which customers of the Company are located, including the United States. However, this belief is based upon the anticipated nature and conduct of the business of the Company, which may change, and upon the Company's understanding of its position under the tax laws of the various countries in which the Company has assets or conducts activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain taxing jurisdictions may require the Company to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, the operations of and payments due to the Company may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to the Company or other taxes assessed at the source, in excess of the taxation anticipated by the Company based on business contacts and practices of the Company and the current tax regimes. There can be no assurance that these factors will not have a material adverse effect on the Company.

 United States Federal Income Tax Considerations

  The Issuer and its non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates (and to United States branch profits tax) on their income that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. The Company intends to conduct its operations so as to reduce the amount of its effectively connected income. However, no assurance can be given that the Internal Revenue Service (the "IRS") will agree with the positions taken by the Company in this regard. Moreover, the United States subsidiaries of the Issuer will be subject to United States federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such United States subsidiaries to the Issuer or its foreign subsidiaries generally will be subject to United States withholding.

 Bermuda Tax Considerations

  Under current Bermuda law, the Company is not subject to tax on income or capital gains. Furthermore, the Company has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to the Company or to any of its operations, or the shares, capital or Common Stock of the Company, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda.

TAXATION OF STOCKHOLDERS

  In the opinion of Simpson Thacher & Bartlett, special United States federal income tax counsel to the Company, the summary set forth below under "Taxation of Stockholders--United States Federal Income Tax Considerations" accurately describes certain material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Common Stock. In the opinion of Appleby, Spurling & Kempe, special Bermuda tax counsel to the Company, the summary set forth below under "Taxation of Stockholders--Bermuda Tax Considerations" accurately describes certain material Bermuda tax consequences that may be relevant to the purchase, ownership and disposition of the Common Stock. Unless otherwise stated, the discussion below deals only with Common Stock held as capital assets by United States Holders (as defined below) who purchase the Common Stock upon original issuance at its original offering price. The discussion does not deal with all possible tax consequences relating to an investment in the Common Stock to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local or other national (e.g., non-United States, non-Bermuda) tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the Common Stock. The following discussion is based upon laws, regulations and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change, possibly retroactively.

 Bermuda Tax Considerations

  Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the Common Stock or on any payments thereunder. See "Taxation of the Company--Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by the Company from the Minister of Finance of Bermuda.

 United States Federal Income Tax Considerations

  The following is a summary of certain material United States federal income tax considerations that apply to the acquisition, ownership and disposition of Common Stock by United States Holders (as defined below) as and does not purport of the date hereof. This summary deals only with Common Stock that is held as a capital asset by a United States Holder, and does not address tax considerations applicable to United States Holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, insurance companies, tax-exempt entities, United States Holders that hold Common Stock as part of a straddle, conversion transaction, constructive sale or other arrangement involving more than one position, United States Holders that have a principal place of business or "tax home" outside the United States or United States Holders whose functional currency is not the United States dollar. In addition, the summary generally does not address the tax consequences to United States Holders that own (or are deemed for United States federal income tax purposes to own, pursuant to complex attribution and constructive ownership rules) 10% or more of the voting stock of the Issuer or any of its non-United States subsidiaries ("10% Shareholders"). 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in Common Stock.

  The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

  THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON STOCK. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON STOCK, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX LAWS. THE STATEMENTS OF UNITED STATES FEDERAL INCOME TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

  As used herein, a "United States Holder" of Common Stock means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code.

 Taxation of Dividends

  The gross amount of dividends paid to United States Holders of Common Stock will be treated as dividend income to such United States Holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includible in the gross income of a United States Holder as ordinary income on the day received by the United States Holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. Subject to the PFIC rules described below, to the extent that the amount of any distribution exceeds the Issuer's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the United States Holder on a subsequent disposition of the Common Stock), and the balance in excess of adjusted basis will be taxed as capital gain. The Issuer does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

  For so long as the Issuer is a "United States-owned foreign corporation," distributions with respect to the Common Stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as either (i) foreign source "passive income" (or, in the case of certain United States Holders, foreign source "financial services income") or (ii) United States source income, in proportion to the earnings and profits of the Issuer in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, the Issuer will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of the Issuer is owned, directly or indirectly, by United States Holders.

 Taxation of Capital Gains

  For United States federal income tax purposes, a United States Holder will recognize taxable gain or loss on any sale or exchange of Common Stock in an amount equal to the difference between the amount realized for the Common Stock and the United States Holder's adjusted basis in the Common Stock. Subject to the PFIC and CFC rules discussed below, such gain or loss will be capital gain or loss. Capital gain of individuals derived with respect to capital assets held for more than one year is eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations. Any gain recognized by a United States Holder generally will be treated as United States source income. It is presently unclear whether any loss realized by a United States Holder will be treated as United States or foreign source.

 Passive Foreign Investment Company

  The Issuer believes that it is not a PFIC and does not expect to become a PFIC in the future for United States federal income tax purposes, although there can be no assurance in this regard. This conclusion is a factual determination made annually and thus is subject to change. In addition, it is based, in part, on interpretations of existing law that the Issuer believes are reasonable, but which have not been approved by any taxing authority.

  In general, the Issuer will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder held Common Stock, either (i) at least 75% of the gross income of the Issuer for the taxable year is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of the Issuer's assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If the Issuer owns (directly or indirectly) at least 25% by value of the stock of another corporation, the Issuer will be treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income. If the Issuer is classified as a PFIC in any year with respect to which a United States person is a shareholder, the Issuer generally will continue to be treated as a PFIC with respect to such shareholder in all succeeding years, regardless of whether it continues to meet the income or asset test described above, subject to certain possible shareholder elections that may apply in certain circumstances.

  If the Issuer is treated as a PFIC, unless a United States Holder makes a "QEF election" or a "mark to market election," each as described below:

    1. Distributions made by the Issuer during a taxable year to a United States Holder with respect to Common Stock that are "excess distributions" (defined generally as the excess of the amount received with respect to the Common Stock in any taxable year over 125% of the average received in the shorter of either the three previous years or the United States Holder's holding period before the taxable year) must be allocated ratably to each day of the United States Holder's holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which the Issuer was classified as a PFIC are included as ordinary income in the United States Holder's gross income for that current year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest rate in effect for the United States Holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes.

    2. The entire amount of any gain realized upon the sale or other disposition (including for these purposes a pledge) of Common Stock will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the interest charge described above. In addition, United States Holders who acquire their Common Stock from decedents generally will not receive a "stepped-up" basis in such Common Stock. Instead, such United States Holders will have a tax basis equal to the lower of the fair market value of such Common Stock or the decedent's basis.

  The special PFIC tax rules described above will not apply to a United States Holder if the United States Holder elects to have the Issuer treated as a "qualified electing fund" (a "QEF election") and the Issuer provides certain information to United States Holders. If the Issuer is treated as a PFIC, it intends to notify United States Holders and to provide to United States Holders such information as may be required to make such QEF election effective.

  A United States Holder that makes a QEF election will be taxable currently on its pro rata share of the Issuer's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year of the Issuer during which it is treated as a PFIC, regardless of whether or not distributions were received. The United States Holder's basis in the Common Stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Common Stock and will not be taxed again as a distribution to the United States Holder.

  Alternatively, a United States Holder of stock in a PFIC that is treated as "marketable stock" may make a mark to market election. A United States Holder that makes such an election will not be subject to the PFIC rules described above. Instead, in general, an electing United States Holder will include in each year as ordinary income the excess, if any, of the fair market value of such stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark to market election). The electing United States Holder's basis in the stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the Common Stock will be ordinary income or loss (except that such loss will be ordinary loss only to the extent of the previously included net mark to market gain). The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges designated by the United States Treasury. The meaning of the term "regularly traded," for purposes of the mark to market election, is unclear.

  A United States Holder who owns Common Stock during any year that the Issuer is a PFIC must file IRS Form 8621. United States Holders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding Common Stock of the Issuer if it is a PFIC, including the advisability and availability of making any of the foregoing elections.

 Foreign Personal Holding Company

  If the Issuer or one of its non-United States subsidiaries were classified as an FPHC, all United States Holders (including certain indirect holders), regardless of their percentage ownership, would be required to include in income, as a dividend, their pro rata share of the Issuer's (or its relevant non-United States subsidiary's) undistributed FPHC income (generally, taxable income with certain adjustments) if they were holders on the last day of the Issuer's taxable year (or if earlier, the last day on which the Issuer satisfied the shareholder test). In addition, if the Issuer were classified as an FPHC, United States Holders who acquire their Common Stock from decedents would not receive a "stepped-up" basis in such Common Stock. Instead, such United States Holders would have a tax basis equal to the lower of the fair market value of such Common Stock or the decedent's basis.

  A foreign corporation will be classified as an FPHC if (i) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock (by either voting power or value) (the "shareholder test") and (ii) the corporation receives at least 60% of its gross income (50% after the initial year of qualification), as adjusted, for the taxable year from certain passive sources (the "income test"). It is possible that the shareholder test will be met after the Offering. It is also possible that the Issuer or one of its non-United States subsidiaries would meet the income test in a given year and would be treated as an FPHC. The Company intends to manage its affairs so as to attempt to avoid or minimize having income imputed to its United States Holders under these rules, to the extent such management of its affairs is consistent with its business goals, although there can be no assurance in this regard.

 Personal Holding Company

  A corporation classified as a PHC is subject to a 39.6% tax on its undistributed PHC income. Foreign corporations (such as the Issuer) determine their liability for PHC tax by considering only (i) gross income derived from United States sources and (ii) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a PHC if (i) at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock (by value) directly or indirectly and (ii) the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources. However, if a corporation is an FPHC or a PFIC, it cannot be a PHC. It is possible that the Issuer could meet the PHC shareholder test in a given taxable year. It is also possible that the Issuer or one of its non-United States subsidiaries would meet the income test in a given year and would be treated as a PHC. The Company intends to manage its affairs so as to attempt to avoid or minimize the imposition of the PHC tax, to the extent such management of its affairs is consistent with its business goals, although there can be no assurance in this regard.

 Controlled Foreign Corporations

  If 10% Shareholders (as defined above) own, in the aggregate, more than 50% (measured by voting power or value) of the shares of the Issuer or any of its non-United States corporate subsidiaries (directly, indirectly, or by attribution), the Issuer or any such non-United States subsidiary would be a CFC. If characterized as CFCs, then a portion of the undistributed income of the Issuer and its non-United States subsidiaries may be includible in the taxable income of 10% Shareholders of those entities, and a portion of the gain recognized by such 10% Shareholders on the disposition of their shares in the Issuer (which could otherwise qualify for capital gains treatment) may be converted into ordinary dividend income. It is possible that the Issuer and its non-United States corporate subsidiaries may be CFCs or may become CFCs in the future. However, as discussed above, CFC status generally only has potentially adverse consequences to 10% Shareholders.

  In order to attempt to prevent any United States person from being a 10% Shareholder of the Issuer, the Bye-Laws of the Issuer generally provide, among other things, that no holder of Common Stock (or any group of holders through whom ownership may be attributed to another holder by the constructive ownership or attribution rules of Section 958 of the Code) will be allowed to cast votes with respect to more than 9.5% of the

Common Stock, and certain restrictions have been placed on the transferability of shares. There can be no assurance that these limitations will prevent the characterization of the Issuer (or any of its non-United States subsidiaries) as a CFC or of any United States Holder as a 10% Shareholder. However, a United States Holder that owns directly less than 10% of the Common Stock generally will not be treated as a 10% Shareholder unless it is attributed Common Stock owned by other shareholders.

 Taxation of Non-United States Holders

  For United States federal income tax purposes, a non-United States Holder generally will not be subject to tax or withholding on distributions made with respect to, and gains realized from the disposition of, Common Stock unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-United States Holder in the United States.

 Information Reporting and Backup Withholding
 United States Holders

  In general, information reporting requirements will apply to dividends in respect of the Common Stock or the proceeds received on the sale, exchange, or redemption of the Common Stock paid within the United States (and in certain cases, outside of the United States) to United States Holders other than certain exempt recipients (such as corporations), and a 31% backup withholding may apply to such amounts if the United States Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its United States federal income tax returns. The amount of any backup withholding from a payment to a United States Holder will be allowable as a refund or credit against the United States Holder's United States federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the IRS.

 Non-United States Holders

  Under current law, United States information reporting requirements and backup withholding generally will not apply to dividends paid to a non-United States Holder at an address outside the United States (unless the payor has knowledge that the payee is a United States person). However, under recently finalized United States Treasury regulations effective for payments made after December 31, 1999, a non-United States Holder will generally be subject to backup withholding unless applicable certification requirements are met.

  As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a non-United States Holder. However, payment of the proceeds of a sale of Common Stock within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-United States Holder (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

  The amount of any backup withholding from a payment to a non-United States Holder will be allowable as a refund or credit against such non-United States Holder's United States federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the IRS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company, the Selling Shareholders and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the U.S. Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as the representatives (the "U.S. Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:

                                                                    UNDERWRITING
     U.S. UNDERWRITERS                                               COMMITMENT
     -----------------                                              ------------
     Smith Barney Inc. ............................................
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.............................................
     CIBC Oppenheimer Corp. .......................................
     Morgan Stanley & Co. Incorporated.............................
     Deutsche Bank Securities Inc. ................................
     Goldman, Sachs & Co. .........................................
       Total.......................................................
                                                                     =========

  The Company and the Selling Shareholders have been advised by the U.S. Representatives that the several U.S. Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per Share. The U.S. Underwriters may allow, and such dealers
may re-allow, a concession not in excess of $   per Share to other dealers.
After the Offerings, the Price to Public and such concessions may be changed.

  The Company has granted to the U.S. Underwriters and the international underwriters (the "International Underwriters" and, collectively with the U.S. Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock from the Company at the Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the U.S. Underwriters and the International Underwriters exercise such options, each of the U.S. Underwriters and the International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.

  The Company and the Selling Shareholders have entered into an International Underwriting Agreement with the International Underwriters named therein, for whom Smith Barney Inc., Merrill Lynch International, CIBC Oppenheimer Corp., Morgan Stanley & Co. International Limited, Deutsche Bank AG (London Branch) and Goldman Sachs International are acting as the representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), providing for the concurrent offer and sale of
          Shares (in addition to the shares covered by the over-allotment options described above) outside the United States and Canada. Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the Shares are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the Shares agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Share for the U.S. Offering and the International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

  Each U.S. Underwriter has severally agreed that, as part of the distribution
of the            Shares offered by the U.S. Underwriters, (i) it is not
purchasing any Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree. Each International Underwriter has severally agreed that,
as part of the distribution of the           Shares offered by the
International Underwriters, (i) it is not purchasing any Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the International Offering to any person in the United States or Canada, or to any United States or Canadian Person and
(iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Any offer of the Shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

  The U.S. Underwriting Agreement provides that the Company will indemnify the U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

  Subject to certain exceptions, the Company, its parent, the Selling Shareholders and certain other directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, the Selling Shareholders, respectively or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc.

  At the Company's request, the U.S. Underwriters have reserved up to shares of Common Stock (the "Directed Shares") for sale at the Price to Public to persons who are directors, officers or employees of, or otherwise associated with, the Company and its affiliates and who have advised the Company of their desire to purchase such Shares. The number of Shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the U.S. Underwriters on the same basis as all other Shares offered hereby.

  In connection with the Offerings and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Shares than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Shares or effecting purchases of the Shares for the purpose of pegging, fixing or maintaining the price of the Shares or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Shares in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Shares in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public was determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public.

  The Underwriters and certain of their affiliates have provided and may in the future provide investment banking and other financial services to the Company and certain of its affiliates for which they receive customary fees. Affiliates of CIBC Oppenheimer have engaged in certain related-party transactions with the Company, including as a lender under the AC-1 Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Principal and Selling Shareholders," "Certain Transactions" and "Description of Certain Indebtedness."

  Under Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Company is considered an affiliate of CIBC Oppenheimer Corp. The Offerings are being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, Smith Barney Inc. has assumed the responsibilities of acting as QIU and will recommend a public offering price for the Common Stock in compliance with the requirements of Rule 2720. In connection with the Offerings, Smith Barney Inc. is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. Smith Barney Inc. will receive no compensation for its services as QIU.

                                 LEGAL MATTERS

  The validity of the Common Stock will be passed upon by the Company's counsel, Appleby, Spurling & Kempe, Hamilton, Bermuda. Certain legal matters under United States and New York law with respect to the Shares offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York, and for the Underwriters by Latham & Watkins, New York, New York. Simpson Thacher & Bartlett and Latham & Watkins will rely, as to matters of Bermuda law, on the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda.

                                    EXPERTS

  The financial statements of the Company for the period from March 19, 1997 (date of inception) to December 31, 1997, included in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto included herein.

                             AVAILABLE INFORMATION

  The Company is not currently subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offerings, GCL will be required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Exchange Act. GCL intends to furnish its stockholders with Annual Reports containing Consolidated Financial Statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each year.

  GCL has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. GCL will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, GCL will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of March 31, 1998 (unaudited) and December
 31, 1997.................................................................  F-3
Consolidated Statements of Operations for the three months ended March 31,
   1998 (unaudited), for the period from March 19, 1997 (Date of
   Inception) to March 31, 1997 (unaudited) and for the period from March
   19, 1997 to December 31, 1997..........................................  F-4
Consolidated Statements of Shareholders' Equity for the three months ended
   March 31, 1998 (unaudited) and for the period from March 19, 1997 (Date of Inception) to December 31, 1997.....................................  F-5
Consolidated Statements of Cash Flows for the three months ended March 31,
   1998 (unaudited), for the period from March 19, 1997 (Date of
   Inception) to March 31, 1997 (unaudited) and for the period from March
   19, 1997 to December 31, 1997..........................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Global Crossing Ltd., LDC:

  We have audited the accompanying consolidated balance sheet of Global Crossing Ltd., LDC (a Cayman Islands company in its development stage) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from March 19, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Crossing Ltd., LDC and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from March 19, 1997 (date of inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen & Co.

Hamilton, Bermuda
May 14, 1998

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

             AS OF MARCH 31, 1998 (UNAUDITED) AND DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

                                               MARCH 31, 1998 DECEMBER 31, 1997
                                               -------------- -----------------
                                                (UNAUDITED)
ASSETS:
 Current assets:
   Cash.......................................  $  2,737,743    $  1,452,684
   Interest receivable........................        85,000         123,000
   Value added tax recoverable................     8,470,341             --
   Other assets and prepaid costs.............     4,209,636         892,958
   Restricted cash and cash equivalents.......    39,180,447      25,275,196
                                                ------------    ------------
                                                  54,683,167      27,743,838
 Construction in progress.....................   621,904,402     523,620,864
 Deferred finance and organization costs, net
  of accumulated amortization of $3,453,283
  ($2,246,857 as of December 31, 1997)........    24,974,952      25,934,021
                                                ------------    ------------
                                                $701,562,521    $577,298,723
                                                ============    ============
LIABILITIES:
 Current liabilities:
   Accrued construction costs.................  $ 23,732,932    $ 52,003,875
   Accounts payable and accrued liabilities...     4,041,649       1,658,399
   Accrued dividends on preference shares.....     1,326,201       1,281,354
   Accrued interest on Senior Notes...........     6,002,000       1,640,500
   Unearned revenue...........................    14,550,000       5,325,000
   Short term borrowings......................    11,929,750             --
   Current portion of obligations under inland
    services agreements.......................    12,712,937      18,091,000
                                                ------------    ------------
                                                  74,295,469      80,000,128
 Long term debt...............................   305,508,000     162,325,000
 Senior Notes.................................   150,000,000     150,000,000
 Obligations under inland services
  agreements..................................    16,745,000      20,209,000
                                                ------------    ------------
   Total liabilities..........................   546,548,469     412,534,128
                                                ------------    ------------
COMMITMENTS
MANDATORILY REDEEMABLE PREFERENCE SHARES,
 113,674 shares (109,830 as of December 31,
 1997), $1,000 liquidation preference per
 share (net of unamortized discount on
 issuance of $11,893,118 ($12,223,993 as of
 December 31, 1997) and net of unamortized
 issued costs of $6,773,960 ($6,962,407 as of
 December 31, 1997))..........................    95,007,302      90,643,919
                                                ------------    ------------
SHAREHOLDERS' EQUITY:
 Class A common stock, 20,735,300 shares
  issued (20,735,300 as of December 31,
  1997).......................................            20              20
 Class B common stock, 34,050,000 shares
  issued (33,750,000 as of December 31,
  1997).......................................            34              34
 Class C common stock, 33,750,000 shares
  issued (33,750,000 as of December 31, 1997)
  shares issued...............................            34              34
 Class D common stock, 22,058,800 shares
  issued, convertible to Class E shares
  (22,058,800 as of December 31, 1997)........            22              22
 Class E common stock, 125,000 shares issued
  (nil as of December 31, 1997)...............           -- *            --
 Additional paid-in capital...................    87,395,845      86,970,845
 Deficit accumulated during the development
  stage.......................................   (27,389,205)    (12,850,279)
                                                ------------    ------------
                                                  60,006,750      74,120,676
                                                ------------    ------------
                                                $701,562,521    $577,298,723
                                                ============    ============

--------
 *Amount less than $1.

  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          (EXPRESSED IN U.S. DOLLARS)

                                           FOR THE PERIOD       FOR THE PERIOD
                           THREE MONTHS    MARCH 19, 1997       MARCH 19, 1997
                              ENDED      (DATE OF INCEPTION) (DATE OF INCEPTION)
                          MARCH 31, 1998  TO MARCH 31, 1997  TO DECEMBER 31, 1997
                          -------------- ------------------- --------------------
                           (UNAUDITED)       (UNAUDITED)
INTEREST INCOME.........   $    345,834      $       --          $  2,941,352
                           ------------      -----------         ------------
EXPENSES:
  Sales and marketing...        784,216              --             1,366,724
  General and
   administrative.......      2,614,903              --             1,695,770
  Depreciation and
   amortization.........         30,367              --                39,214
  Project evaluation
   costs................      7,047,044                                   --
                           ------------      -----------         ------------
                             10,476,530              --             3,101,708
                           ------------      -----------         ------------
NET LOSS................    (10,130,696)             --              (160,356)
PREFERENCE SHARE
 DIVIDENDS..............     (4,408,230)        (194,444)         (12,689,923)
                           ------------      -----------         ------------
NET LOSS APPLICABLE TO
 COMMON SHAREHOLDERS....   $(14,538,926)     $  (194,444)        $(12,850,279)
                           ============      ===========         ============
Basic and diluted net
 loss per common share..   $      (0.13)     $      -- *         $      (0.12)
                           ============      ===========         ============
Shares used in computing
 basic and diluted net
 loss per common share..    110,615,211      110,294,100          110,294,100
                           ============      ===========         ============

*Amount less than $(0.01)



  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND FOR THE PERIOD FROM
            MARCH 19, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

                              COMMON STOCK      ADDITIONAL                     TOTAL
                          ---------------------   PAID-IN    ACCUMULATED   SHAREHOLDERS'
                            SHARES    AMOUNT(1)   CAPITAL      DEFICIT        EQUITY
                          ----------- --------- -----------  ------------  -------------
Issuance of Class A
 common stock for cash
 on March 25, 1997......    7,500,000   $  7    $ 7,499,993  $        --   $  7,500,000
Class A common stock
 distributed for nil
 consideration to the
 holders of preference
 shares on
 March 25, 1997.........   13,235,300     13     13,234,987           --     13,235,000(2)
Issuance of Class B
 common stock for cash
 on March 25, 1997......   33,750,000     34     31,249,966           --     31,250,000
Issuance of Class C
 common stock for cash
 on March 25, 1997......   33,750,000     34     33,749,966           --     33,750,000
Issuance of Class D
 common stock for cash
 to certain Class B
 shareholders on
 March 25, 1997.........   22,058,800     22      2,499,978           --      2,500,000
Finance costs incurred
 related to the issuance
 of common stock........          --     --      (1,264,045)          --     (1,264,045)
Net loss applicable to
 common shareholders for
 the period.............          --     --             --    (12,850,279)  (12,850,279)
                          -----------   ----    -----------  ------------  ------------
Balance, December 31,
 1997...................  110,294,100    110     86,970,845   (12,850,279)   74,120,676
                          -----------   ----    -----------  ------------  ------------
Issuance of Class B
 common stock for cash
 on January 21, 1998....      300,000    -- *       300,000           --        300,000
Issuance of Class E
 common stock for cash
 on January 21, 1998....      125,000    -- *       125,000           --        125,000
Net loss applicable to
 common shareholders for
 the three months ended
 March 31, 1998.........          --     --             --    (14,538,926)  (14,538,926)
                          -----------   ----    -----------  ------------  ------------
Balance, March 31, 1998.  110,719,100   $110    $87,395,845  $(27,389,205) $ 60,006,750
                          ===========   ====    ===========  ============  ============

--------
 *Amount less than $1.

(1)Amount per share less than $1.

(2)Per Note 7, value was determined based on the $1 per share paid for the Class A shares.

  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (EXPRESSED IN U.S. DOLLARS)

                                           FOR THE PERIOD      FOR THE PERIOD
                           THREE MONTHS    MARCH 19, 1997      MARCH 19, 1997
                              ENDED      (DATE OF INCEPTION) (DATE OF INCEPTION)
                            MARCH 31,       TO MARCH 31,       TO DECEMBER 31,
                               1998             1997                1997
                           ------------  ------------------- -------------------
                           (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss applicable to
  common shareholders....  $(14,538,926)    $    (194,444)      $ (12,850,279)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
   Depreciation and
    amortization.........        30,367               --               39,214
   Preference share
    dividends............     4,408,230           194,444          12,689,923
   Decrease (increase) in
    interest receivable..        38,000               --             (123,000)
   Increase in other
    assets and prepaid
    costs................    (3,323,902)              --             (909,015)
   Increase in value
    added tax
    recoverable..........    (8,470,341)              --                  --
   Increase in unearned
    revenue..............     9,225,000               --            5,325,000
   Increase in accounts
    payable and accrued
    liabilities..........     1,956,567            25,000           1,248,133
   Increase in short term
    borrowings...........    11,929,750               --                  --
                           ------------     -------------       -------------
     Net cash provided by
      operating
      activities.........     1,254,745            25,000           5,419,976
                           ------------     -------------       -------------
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES:
 Finance and
  organization costs
  incurred...............      (247,357)      (16,661,358)        (28,180,878)
 Preference share
  issuance costs.........           --                --           (7,529,651)
 Finance costs related
  to issuance of common
  stock..................           --                --           (1,264,045)
 Proceeds from issuance
  of common stock and
  additional paid-in
  capital................       425,000        75,000,000          75,000,000
 Proceeds from issuance
  of preference shares...           --        100,000,000         100,000,000
 Proceeds from long term
  debt...................   143,183,000               --          162,325,000
 Proceeds from issuance
  of Senior Notes........           --                --          150,000,000
 Increase in restricted
  cash and cash
  equivalents............   (13,905,251)     (124,887,205)        (25,275,196)
                           ------------     -------------       -------------
     Net cash provided by
      financing
      activities.........   129,455,392        33,451,437         425,075,230
                           ------------     -------------       -------------
CASH FLOWS USED IN
 INVESTING ACTIVITY:
 Cash paid for
  construction in
  progress...............  (129,425,078)      (31,112,795)       (429,042,522)
                           ------------     -------------       -------------
NET INCREASE IN CASH.....     1,285,059         2,363,642           1,452,684
CASH, beginning of
 period..................     1,452,684               --                  --
                           ------------     -------------       -------------
CASH, end of period......  $  2,737,743     $   2,363,642       $   1,452,684
                           ============     =============       =============
SUPPLEMENTAL INFORMATION
 ON NON-CASH INVESTING
 ACTIVITIES:
 Costs incurred for
  construction in
  progress...............  $ 98,283,538     $  31,112,795       $ 523,620,864
 Decrease (increase) in
  accrued construction
  costs..................    28,270,943               --          (52,003,875)
 Increase in accrued
  interest on Senior
  Notes..................    (4,361,500)              --           (1,640,500)
 Increase in accrued
  liabilities............      (426,683)              --             (410,267)
 Amortization of
  deferred finance
  costs..................    (1,183,283)              --           (2,223,700)
 Decrease (increase) in
  obligations under
  inland services
  agreements.............     8,842,063               --          (38,300,000)
                           ------------     -------------       -------------
   Cash paid for
    construction in
    progress.............  $129,425,078     $  31,112,795       $ 429,042,522
                           ============     =============       =============
SUPPLEMENTAL INFORMATION
 ON NON-CASH FINANCING
 ACTIVITY:
 Class A common stock
  distributed to holders
  of preference shares
  reflected as a
  discount...............  $        --      $  13,235,000       $  13,235,000
                           ============     =============       =============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Interest paid and
  capitalized............  $  4,445,632     $         --        $         --
                           ============     =============       =============
 Interest paid (net of
  capitalized interest)..  $     23,234     $         --        $         --
                           ============     =============       =============

  The accompanying notes are an integral part of these consolidated financial statements.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

               (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

1. BACKGROUND

  On March 19, 1997, Global Crossing Ltd., LDC ("GCL"), formerly GT Parent Holdings LDC, was incorporated as an exempted limited duration company in the Cayman Islands. GCL is an independent developer, owner and operator of undersea digital fiber optic cable systems. Atlantic Crossing Ltd. ("ACL"), formerly Global Telesystems Ltd., a Bermuda company which is an indirect wholly-owned subsidiary of GCL, was incorporated to construct and operate an undersea fiber optic cable ring with landing stations in the United States, the United Kingdom, Germany and the Netherlands. ACL has incorporated wholly-owned subsidiaries in each of these countries in order to own the portion of the cable system located in each country and the related territorial waters. During the three months ended March 31, 1998, GCL began to develop three additional undersea fiber optic cable systems: Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing. Subsequent to March 31, 1998, GCL incorporated additional companies to own and operate these additional cable systems (see Note 15).

  To finance construction of ACL's undersea fiber optic cable ring, GCL issued $75 million of common stock and Global Telesystems Holdings Limited ("GTH"), an indirect wholly-owned subsidiary of GCL, and the parent of ACL, issued $100 million of preference shares and sold $150 million of Senior Notes. These proceeds, together with a $482 million credit facility are being used to pay for construction costs, financing fees and other related costs. Together GCL and its subsidiaries are defined as the Company.

  ACL has entered into a fixed price contract (the "Contract") with Tyco Submarine Systems Ltd. ("TSSL"), formerly AT&T Submarine Systems, Inc., for the development, design, construction and installation of a four fiber pair, fiber optic cable system connecting (i) the United States to the United Kingdom, (ii) the United Kingdom to the Netherlands and Germany, (iii) the Netherlands to Germany and (iv) Germany to the United States (collectively, "AC-1" or the "System"). AT&T Corp. has provided ACL with a guarantee in respect of TSSL's obligations under the Contract. Assuming that construction of AC-1 progresses according to the Contract schedule, the System will be accepted by ACL and made available for commercial service on February 22, 1999 (the "System RFS date"). Certain segments of the System are expected to be completed in advance of the System RFS date. The United States to the United Kingdom segment was ready for service on May 31, 1998 and the Germany to the United States segment is expected to be ready for service on November 30, 1998. Once ACL formally accepts each segment of the System, the segment becomes ready for service and the ownership of the segment assets transfers to ACL and its subsidiaries. The only exception to this transfer of ownership is in respect of the segment assets located in U.S. territory to which TSSL retains title until such time as GT Landing Corp., a U.S. subsidiary of ACL, exercises its purchase option. Pursuant to the Contract, GT Landing Corp. was granted an indefeasible right of use ("IRU") by TSSL to these assets along with a purchase option to purchase for $10,000 all rights and title to these assets. This IRU effectively transfers ownership by granting the IRU holder, GT Landing Corp., all the risks and rewards of ownership. The U.S. assets governed by this IRU include all landing station assets (with the exception of the building and land), fiber optic cable located in the U.S. and the landing license.

  Customers of the Company enter into Capacity Purchase Agreements ("CPA") to obtain an IRU in units of transatlantic and European capacity ("AC-1 Capacity"). The purchase price for AC-1 Capacity is non-refundable once the segment of the System specified in the CPA is ready for service and the IRU entitles the customer to all rights and obligations of ownership of the AC-1 capacity for a period ending 25 years after the System RFS date.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997


             (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED
                          (EXPRESSED IN U.S. DOLLARS)

  ACL has entered into contracts, called Inland Services Agreements, to obtain IRU's of capacity on terrestrial telecommunications systems ("Backhaul Capacity") for terms of 25 years from the System RFS date. Under the IRU, the Company is required to pay an up-front non-recurring charge plus, in certain cases, monthly recurring charges over the 25 year period and as a result accepts all of the rights and risks of ownership. The Company then sells this Backhaul Capacity under separate CPAs ("Backhaul CPAs") to certain customers that have purchased capacity on AC-1 for the purpose of extending capacity from AC-1 landing stations to major telecommunication centers in the United States and the United Kingdom. The purchase price for Backhaul Capacity is non-refundable and the IRU entitles the customer to use the Backhaul Capacity for a period ending 25 years after the System RFS date.

  ACL has entered into an Operations, Administration and Maintenance ("OA&M") agreement with TSSL whereby TSSL is obligated to provide operating, administration and maintenance functions to AC-1. The administration functions include but are not limited to the provision of billing information and annual expense budgets. The operations and maintenance functions include but are not limited to the management and maintenance of a Network Operating Center, assumption of ship costs and any related ship repair costs, obtaining and renewing all permits to operate, administer and maintain the System, providing repair equipment, providing cable protection and ordering and restocking spares. The OA&M Agreement is for an initial term of eight years with two renewal periods of eight and one half years each. Quarterly payments under the OA&M Agreement to TSSL will commence as ACL accepts ownership to the various segments.

  Under CPAs that ACL has entered into with its customers, ACL is obliged to use commercially reasonable efforts to cause the System to be maintained in efficient working order and in accordance with industry standards. In exchange for the operation and maintenance services provided by ACL the customers are obligated for the term of the IRU to pay for their allocable share of the costs for operating, maintaining and repairing the system. In accordance with the CPA, customers appoint members to a System Advisory Committee which is charged with the responsibility of directing the operations and maintenance of the System. Their share of the costs will be 110% of ACL's OA&M costs allocated to the customers based on their pro-rata share of capacity subject to maximum amounts per circuit purchased of $250,000 per transatlantic circuit and $50,000 per European circuit. Their pro-rata share is effectively calculated by taking the weighted average of purchased capacity multiplied by 110% of actual OA&M costs incurred. These OA&M costs are billed to customers quarterly in advance, are non-refundable and should a customer fail to make an OA&M payment, ACL may suspend all rights to capacity granted under the IRU.

  ACL originally entered into a Sales Agency Agreement with TSSL whereby TSSL was responsible for the marketing and sale of capacity of the System and received commissions on sales proceeds received at rates that varied as certain cumulative revenue levels were reached. Effective March 5, 1998, the Company entered into a commissions sharing agreement with TSSL whereby GCL assumed primary responsibility for the marketing and sale of capacity of the System and will share a percentage of commissions payable to TSSL under the Sales Agency Agreement as consideration for assuming primary responsibility for the sales effort and marketing of the Company's projects. The Sales Agency Agreement with TSSL will terminate on March 25, 2002 with an option to extend it until March 25, 2005.

  On January 21, 1998, GCL effected a 100 for 1 stock split of each of the Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

to $.000001 per share. All share information presented in the consolidated financial statements, including these notes, gives effect to the stock split.

2. SIGNIFICANT ACCOUNTING POLICIES

  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies are summarized as follows:

 a) Principles of Consolidation

  These consolidated financial statements include the accounts of Global Crossing Ltd., LDC and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

 b) Development Stage Company

  The Company is in its development stage, having completed various studies and vendor selection for AC-1. Currently, landing stations are under construction, submersible plant and cable is being manufactured and cable-laying operations are underway. The Company will begin recognizing revenues from signed CPAs upon the ready for service date of May 31, 1998 for the United States to the United Kingdom segment and all aspects of the System will be ready for commercial service by February 22, 1999. In addition, the Company is in the initial stages of developing three other undersea fiber optic cable systems.

  Successful future operations are subject to several risks, including the ability of the Company to ensure the successful, timely and cost-effective completion of AC-1 and other cable systems as well as to successfully market and generate significant revenue from the sale of capacity of the System. ACL may encounter problems, delays and expenses, many of which may be beyond its control. There can be no assurance that the cable systems will be completed within the time frame and costs set out in the Contract and that capacity sales will meet expectations, or that substantial delays would not adversely affect ACL's achievement of profitable operations.

 c) Cash and Cash Equivalents

  The Company considers short-term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in banks and short-term money market deposits with a maturity of one month.

 d) Sales, Cost of Sales Recognition and Unearned Revenue

  As of March 31, 1998, the Company had entered into signed CPAs totaling approximately $280 million (approximately $141 million as of December 31, 1997).

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  The Company enters into CPAs to sell capacity on the transatlantic and European segments. In addition, in conjunction with most sales of AC-1 capacity, the Company enters into separate CPAs to sell Backhaul Capacity. Both AC-1 and Backhaul Capacity CPAs grant the customer an indefeasible right of use of capacity for the life of the cable which is 25 years from the ready for service date.

  Revenues from the sale of AC-1 capacity and backhaul capacity are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (1) the purchaser obtains the right to use the capacity, which can only be suspended by a failure of the purchaser to pay the full purchase price or fulfill its contractual obligations, (2) the purchaser is obligated to pay OA&M costs and (3) the segment of the System related to the capacity purchased is available for service. Customers who have entered into CPAs for AC-1 capacity to date have paid deposits toward the purchase price and such amounts are reflected as unearned revenue in the accompanying consolidated balance sheet. Certain CPAs require a refund of these deposits should the System RFS date occurs after June 30, 1999.

  Costs incurred on each segment of the System, currently reflected as construction in progress in the accompanying consolidated balance sheet, will be recorded as capacity available for sale at the date each segment of the System becomes operational. AC-1 capacity and Backhaul capacity available for sale will be recorded at the lower of cost or fair value less costs to sell and will be charged to costs of sales in the period the related revenues are recognized. Fair value of AC-1 capacity will be derived from a third party consultant's market study of expected sales of capacity.

  The AC-1 System has been designed to include the ability to upgrade the System in the future enabling the Company to increase the initial design capacity of 40 Gb/s or 256 circuits available for sale. Of the design capacity, only half is available for sale with the other half used for restoration.

  The amount charged to cost of sales in any period relating to System capacity will be calculated based on the ratio of System capacity revenues recognized in the period to total expected System capacity revenues over the life of the System multiplied by the total costs incurred to construct the System. This calculation of the cost of sales amount matches costs with the relative value of each sale to total expected revenues. Until the entire System is completed, for purposes of calculating cost of sales, the total System costs incurred will include an estimate of remaining costs to be incurred to complete the entire System. Backhaul Capacity sold to customers is acquired from third party capacity providers generally when needed to fulfill the Company's commitments under Backhaul Capacity CPA agreements. The cost of acquiring Backhaul Capacity will be charged to cost of sales in the period that the related revenue is recognized.

  The business plan for AC-1 estimates that in order to achieve a satisfactory return on investment the sales level would have to be based on capacity of at least 80 Gb/s. In the period the Company first recognizes revenue on the System, the estimate of total expected revenues to be derived from sales over the life of the System, for purposes of the cost of sales calculation, will be based on the minimum capacity sales level required under the business plan which for AC-1 is 80 Gb/s. The Company intends to purchase an upgrade to increase

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

available capacity to 80 Gb/s. In the period the Company commits to purchase a further upgrade, the total expected revenues and cost of the upgrade used in the cost of sales calculation will change to take into account the further increase in System capacity beyond the 80 Gb/s. The total expected revenues used by the Company in its cost of sales calculation will always be limited by total sales forecasted by a third party consultant which will be updated on an annual basis. Based on the current third party consultant's sales forecast, the Company expects to sell all of the capacity available from the 80 Gb/s.


  In addition to capacity upgrades, management's estimate of future expected AC-1 capacity revenues may change due to a number of factors including possible variances in actual sales prices and volume from management's estimates. Management will continually evaluate these factors in conjunction with the updated third party consultant's sales forecast and, as necessary, revise its estimate of the total expected revenues of AC-1 capacity to be derived over the life of the System. Changes in management's estimate of the total expected revenues to be derived from sales of AC-1 capacity will result in adjustments to the calculations of cost of sales. These adjustments will be recorded on a prospective basis over future periods commencing with the period management revises its estimate.

  Under their respective CPAs, certain customers have been provided options to purchase additional capacity at specified prices for specified future periods as well as the option to purchase additional capacity should the Company upgrade the System capacity in the future. In many cases, prices under the options to purchase capacity during these specified periods are lower than the current price for capacity charged to the customer. Management's estimate of future revenues for purposes of calculating cost of sales takes into consideration prices under these options.

  OA&M billings are recognized over the quarter to which they relate. On an annual basis the actual OA&M costs incurred by the Company will be accumulated and an adjustment will be made to true up actual billings to 110% of actual costs, provided specified limits have not been reached. This adjustment will be recorded in the period in which the adjustment is made.

 e) Commissions and Advisory Services Fees



  The Company becomes obligated for both commissions and advisory fees under the Advisory Services Agreement ("ASA") upon the receipt of cash from CPAs and Backhaul CPAs. The Company's policy is to record the commission and advisory fee expense and related payable upon the recognition of revenue so as to appropriately match these costs with the related revenue. Under the ASA, the Company pays Pacific Capital Group, Inc. ("PCG") 2% of capacity sales for advisory services performed; however payment to PCG is fully contingent upon the receipt of cash from the CPAs by the Company. While advisory fees are paid for services provided, the Company's accounting policy reflects the terms of the agreement which states that the fees are not incurred until the revenues are earned and recognized. See Note 12 and Note 15 for further discussion of the terms of the ASA.

 f) Construction in Progress

  Construction in progress includes direct expenditures for construction of the System and is stated at cost. Capitalized costs include costs incurred under the Contract, advisory, consulting and legal fees, interest and

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997, IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

amortized finance costs incurred during the construction phase. Once it is probable that a cable system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs related to the evaluation of new projects incurred prior to the date development of the cable system becomes probable are expensed as incurred. During the three months ended March 31, 1998, the Company expensed approximately $7 million paid to a subsidiary of PCG, a shareholder of GCL, for such project evaluation costs relating to certain new projects that are described in Note 15.

  Additionally, the cost of acquiring Backhaul Capacity under Inland Services Agreements has been capitalized in construction in progress. Under these agreements the Company is required to pay an up-front non-recurring charge plus, in certain cases, monthly recurring charges over the period the capacity is provided. The Company has capitalized the present value of these total future payments in construction in progress and has recorded an equal amount as an obligation under Inland Services Agreements in the accompanying consolidated balance sheets (see Note 5). Additionally, the Company has included in construction in progress the minimum lease payments related to the IRU held by GT Landing Corp.

  Total interest costs incurred for the three months ended March 31, 1998 was $8,830,367 of which $8,807,133 was capitalized to construction in progress and total interest costs incurred for the period from inception to December 31, 1997 was $9,776,767 of which $9,776,767 was capitalized to construction in progress.

 g) Deferred Finance and Organization Costs

  Costs incurred to obtain financing for the System through the issuance of Senior Notes and long term debt have been reflected as an asset in the accompanying consolidated balance sheets. Costs incurred to obtain financing for the System through the issuance of common stock and preference shares, respectively, have been reflected as a reduction in the carrying value of the issued common and preference shares. The financing costs relating to the debt are amortized over the term of the related debt agreements. Offering costs related to the issuance of preference shares are amortized through the mandatory redemption date of April 1, 2007. The preference shares were issued at a discount, as explained in Note 7, which is also being amortized through the mandatory redemption date. During the construction period of the System, the amortized portion of deferred financing costs relating to the Senior Notes and the long term debt are included in construction in progress as a component of interest capitalized. The amortized portion of the deferred financing costs relating to the preference shares is included as a component of preference share dividends. Deferred organization costs, which include legal and professional fees incurred to bring GCL, GTH and ACL into legal existence, are amortized to expense over a period of five years.

 h) Translation of Foreign Currencies

  Transactions in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year end are translated into U.S. dollars at the rate of exchange at that date. Resulting gains or losses on exchange are recorded as other income or loss in the statement of operations.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


 i) Stock Option Plan

  The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options. Disclosures will be made in the consolidated financial statements of future periods in accordance with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (See Note 9).

 j) Interest Rate Derivatives

  The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The counterparty to these instruments is CIBC. The Company is exposed to credit loss in the event of nonperformance by this counterparty.

  As discussed in Note 5, effective December 31, 1997, the Company entered into an interest rate swap agreement to hedge its exposure to interest rates on its long term debt. The net cash amounts paid or received on the agreement are accrued and recognized as an adjustment to interest expense on the related debt.

  For interest rate derivatives to qualify for hedge accounting, the debt instrument being hedged must expose the Company to interest rate risk and, at the inception of the derivative instrument and throughout the period the derivative is held, there must be a high correlation of changes in the market value of the derivative and interest expense of the hedged item. Gains and losses on interest rate derivatives and other derivative instruments which do not meet this criteria would be recorded in the statement of operations.

  If an interest rate derivative instrument were to terminate or be replaced by another instrument and no longer qualify as a hedge instrument, then it would be marked to market and carried on the balance sheet at fair value.

 k) Interim Financial Information

  The unaudited financial statements as of March 31, 1998, and for the three months ended March 31, 1998 and for the period from March 19, 1997 (date of inception) to March 31, 1997 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for the fair presentation of such financial statements.

 l) Net loss per Share

  Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding and common stock equivalents including shares issuable under options and warrants that are dilutive using the treasury stock method.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  The following table sets forth the computation of basic and diluted net loss per share:

                                               FOR THE PERIOD  FOR THE PERIOD
                                FOR THE THREE    MARCH 19,        MARCH 19,
                                MONTHS ENDED   1997 (DATE OF    1997 (DATE OF
                                  MARCH 31,    INCEPTION) TO    INCEPTION) TO
                                    1998       MARCH 31, 1997 DECEMBER 31, 1997
                                -------------  -------------- -----------------
                                 (UNAUDITED)    (UNAUDITED)
Numerator:
Net loss applicable to common
 shareholders.................. $ (14,538,926)  $   (194,444)   $ (12,850,279)
Denominator:
Denominator for basic and
 diluted net loss per share:...   110,615,211    110,294,100      110,294,100
                                -------------   ------------    -------------
Basic and diluted net loss per
 share applicable to common
 shareholders.................. $       (0.13)  $         --*   $       (0.12)

  Subsequent to March 31, 1998, the Company issued additional options which have not been included in the above net loss per share calculations. See Note 15 for further discussions of stock options.
--------

*  Amount less than $(0.01)


 m) Pending Accounting Standard

  The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. Management does not expect the impact of the adoption of these statements on the Company's financial position or results of operations to be material.

  The American Institute of Certified Public Accountants (AICPA) recently issued Statement of Position 98-5 Reporting on the Cost of Start-Up Activities (SOP 98-5). SOP 98-5 is effective for periods beginning after December 15, 1998. Management does not expect the impact of the adoption of this SOP on the Company's financial position or results of operations to be material.

3. RESTRICTED CASH AND CASH EQUIVALENTS

  Restricted cash and cash equivalents comprises approximately $20 million as of March 31, 1998 and December 31, 1997 reserved for purposes of funding future interest payable on Senior Notes, approximately $15 million as of March 31, 1998 ($5 million as of December 31, 1997) in funds received from CPAs signed to date that may be used only in accordance with the terms of the long term debt agreement and approximately $4 million as of March 31, 1998 (nil as of December 31, 1997) restricted for purchases of Backhaul Capacity.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


4. SHORT TERM BORROWINGS

  Effective March 24, 1998, GCL obtained a $200 million secured revolving credit promissory note ("Bridge Facility") from CIBC and other lenders to fund development of the new undersea fiber optic cable systems discussed further in
Note 15 and advances on the ASA. All amounts borrowed under the Bridge Facility are due and payable on June 24, 1998 and bear interest at a floating rate of LIBOR plus 2.5%. As of March 31, 1998, the Company had borrowings of approximately $12 million under the Bridge Facility. The Bridge Facility is secured by pledges of the common stock of all existing and future direct subsidiaries of GCL. (See Note 15).

5. LONG TERM DEBT AND OBLIGATIONS UNDER INLAND SERVICES AGREEMENTS

  On June 27, 1997, ACL entered into a $410 million aggregate senior secured limited recourse loan facility (the "Credit Facility") with a group of banks led by CIBC and Deutsche Bank AG, for the construction and financing costs of AC-1. On December 15, 1997, the Credit Facility was amended to increase it to $482 million comprised of a $472 million multiple draw down term loan facility (the "Term Facility") and a $10 million working capital facility (the "Working Capital Facility") for the purpose of extending the System to include, among other things, a Netherlands landing site. The Credit Facility is secured by pledges of the stock of ACL and its subsidiaries and security interests in its assets and revenues. As of March 31, 1998, ACL had borrowed $305,508,000 ($162,325,000 as of December 31, 1997) under the Credit Facility.

  The Credit Facility provides that ACL may select loan arrangements as either a Eurodollar loan or an Alternative Base Rate ("ABR") Loan. The Eurodollar interest rate is LIBOR plus 2.5% and the ABR interest rate is based on a Base rate, defined as the greatest of (a) the Prime Rate (b) the Base CD Rate plus 1% and (c) the Federal Funds Effective Rate plus 0.5%, plus 1.5%. ACL pays a commitment fee of 0.5% per annum on the unused portion of the Credit Facility. The Credit Facility contains various covenants that, among other things, (i) limit further indebtedness by ACL and its subsidiaries, (ii) limit the ability of ACL to pay dividends, (iii) require ACL to meet certain minimum capacity sales levels and (iv) require ACL to meet a minimum interest coverage ratio for the years 1999 through to maturity of the Credit Facility. The Credit Facility will be repaid in eight semi-annual installments, commencing on the first May 31 or November 30 occurring two months after the System RFS date, with $72.3 million of the principal amount due in the initial year and $120.5 million, $144.6 million, and $144.6 million due in the second, third and fourth years, respectively. If at any semi-annual installment date the loan balance outstanding is lower than the installment amounts noted in the previous sentence, then the outstanding loan balance amount will be repaid. In addition, on each semi-annual installment date, ACL will apply an amount equal to 50% of Excess Cash Flow, as defined by the terms of the Credit Facility, to the mandatory prepayment of the remaining outstanding balance under the Credit Facility. Excess Cash Flows is defined under the terms of the Credit Facility as all cash revenue received during the period by ACL after payment of OA&M expenses ASA fees, commissions earned under the Sales Agency Agreement, and transfers to certain reserve accounts. The Credit Facility also requires mandatory prepayments to be made from 50% of net cash proceeds of any equity offering of ACL and 100% of net cash proceeds from permitted debt offerings by ACL or GTH. Optional prepayments may be made at any time without premium or penalty. All revenues received prior to the System RFS date are used to fund certain reserve accounts, as defined by the Credit Facility, and thereafter applied against the borrowings under the Credit Facility and the Senior Notes as determined by the Credit Facility agreement.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


  On September 30, 1997, pursuant to the Contract with TSSL and the Credit Facility agreement, ACL put in place a $50 million letter of credit in favor of TSSL which will expire at such time as ACL has paid all costs under the contract. ACL pays a commitment fee of 2.5% per annum on the full amount of the letter of credit.

  As of March 31, 1998, all borrowings under the Credit Facility are Eurodollar Loans with $7,800,000 ($500,000 as of December 31, 1997) drawn down under the Working Capital Facility and $297,708,000 ($161,825,000 as of December 31, 1997) drawn down under the Term Facility. ACL has incurred interest costs, including amortization of deferred financing costs, of $5,554,697 for the three months ended March 31, 1998 ($4,246,616 for the period from inception through December 31, 1997). These costs have been capitalized and included in construction in progress in the accompanying consolidated balance sheets. Effective December 31, 1997, ACL entered into an interest rate swap transaction based on one month LIBOR to minimize its exposure to increases in interest rates on its borrowings. The swap transaction was amended on February 2, 1998 and currently fixes ACL's floating interest rate at 5.7825% on a notional amount of borrowings ranging between $200 million and $310 million until January 31, 1999.

  As described in Note 1, ACL has purchased Backhaul Capacity. Certain contracts to purchase Backhaul Capacity require payments over a 25 year period. As of March 31, 1998, the present value of these payments has been recorded as obligations under Inland Services Agreements in the accompanying consolidated balance sheets in the amount of $29,457,937 ($38,300,000 as of December 31, 1997).

  As of March 31, 1998, future minimum payments, in the aggregate for the nine months ended December 31, 1998 and for the four succeeding years, under these Inland Services Agreements are as follows:

  For the nine months ended December 31, 1998...................... $ 9,248,937
  1999.............................................................   4,900,000
  2000.............................................................   1,670,000
  2001.............................................................   1,717,000
  2002.............................................................   1,766,000
  Thereafter until 2021............................................  47,997,000
                                                                    -----------
    Total minimum payments......................................... $67,298,937
                                                                    ===========

6. SENIOR NOTES

  The 12% senior notes due March 31, 2004 with a face value of $150 million ("Senior Notes") are general unsecured obligations of GTH and will rank senior to any future subordinated indebtedness of GTH and pari passu in right of payment with any future unsecured senior indebtedness of GTH. The Senior Notes bear an initial interest rate of 12% per annum. Interest is payable semi-annually in arrears on each June 1 and December 1. If the Senior Notes are not repaid by April 1, 2000, the interest rate will increase by 0.5% on April 1, 2000 and by an additional 0.5% on each subsequent April 1, until repaid. If the interest rate exceeds 15% per annum (the interest rate payable increases by 2% upon any event of default) GTH may, at its option, cause such interest in excess of 15% to be paid in additional senior notes. GTH has incurred interest costs, including amortization

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

of deferred financing costs, of $4,930,282 for the three months ended March 31, 1998 ($9,013,534 for the period ended December 31, 1997), which has been capitalized and included in construction in progress in the accompanying consolidated balance sheets.

  As described in Note 5, revenues received prior to the System RFS date are used to fund certain reserve accounts which are then applied against borrowings under the Credit Facility and the Senior Notes as determined by the Credit Facility agreement. Additionally, GTH will on each June 1 and December 1, commencing on the first such date to occur more than 90 days after the System RFS date, apply an amount equal to 50% of ACL's Excess Cash Flow (as defined in Note 5), to redeem the Senior Notes at face value, plus accrued interest to the date of repurchase. The Senior Notes are redeemable at the option of GTH, at redemption prices starting at 106% of the face value beginning April 1, 2000, declining to 103% in 2001, and 100% in 2002 and 2003, plus accrued interest.

  The Senior Notes agreement imposes certain limitations on the ability of GTH and its subsidiaries to, among other things, (i) incur additional indebtedness including senior indebtedness and (ii) pay certain dividends and make certain other restricted payments and investments.

7. MANDATORILY REDEEMABLE PREFERENCE SHARES

  The authorized preference shares consist of 500,000 shares at a liquidation preference of $1,000 per share. Effective March 25, 1997, 100,000 shares were issued for $100 million in cash and as of March 31, 1998, 113,674 shares (109,830 shares as of December 31, 1997) were issued and outstanding.

  The holders of preference shares are entitled to receive cumulative, compounding dividends at an initial annual rate of 14% of the $1,000 liquidation preference per share. If the preference shares are not redeemed on or prior to April 1, 2001, the annual dividend rate will increase by 0.5% per annum (the dividend rate payable increases by 2% upon any event of default) thereafter, subject to a maximum annual dividend rate of 20%. At the option of GTH, accrued dividends may be paid in cash or paid by issuing additional preference shares (i.e. pay-in-kind) until April 1, 2002, at which time they must be paid in cash. However, if the dividend rate exceeds 15% per annum, GTH may cause dividends in excess of 15% to be paid in additional preference shares. Dividends paid in additional preference shares are payable on a quarterly basis and cash dividends are payable on a semi-annual basis. All dividends declared to date have been paid in additional preference shares. The preference shares rank senior to all common stock with respect to dividend rights, rights of redemption or rights on liquidation and senior to any future preferred stock. The preference shares are non-voting unless GTH fails to pay a dividend, fails to make a mandatory redemption or upon a change in control, fails to make an offer to purchase the preference shares at 101%, at which time the holders of a majority of the preference shares will be entitled to elect one to two directors. In the event that any preference shares are still outstanding on April 1, 2001, the holders thereof will receive warrants to purchase shares of Class A common stock of GCL at an exercise price of $.01 per share, up to a maximum of 46,440 shares of GCL common stock.

  The preference shares have a mandatory redemption on April 1, 2007 at their liquidation preference. In addition, the preference shares will be redeemed out of ACL's Excess Cash Flows (as described in Note 5) after

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997, IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

repayment of the Credit Facility and Senior Notes at redemption prices starting at 114% for both 1997 and 1998, declining to 112% in 1999 and 2000, 107% in 2001 and 100% thereafter. The preference shares can be redeemed, in whole or in part, at the option of GTH at redemption prices starting at 114% of the liquidation preference through 2001, declining to 111% in 2002, 108% in 2003, 105% in 2004, 102% in 2005 and 100% thereafter. The outstanding preference shares are exchangeable, in whole, at the option of GTH for Senior Subordinated Exchange Notes ("Exchange Notes") issued by ACL at a rate of $1,000 principal amount of Exchange Notes for each $1,000 of liquidation preference of preference shares. These Exchange Notes will bear an interest rate equal to the dividend rate of the preference shares and will have repayment terms similar to the preference shares described above.

  During the three months ended March 31, 1998, dividends approximating $3.9 million ($9.8 million for the period from inception through December 31, 1997) were paid by issuing additional preference shares and a further $1.3 million ($1.3 million as of December 31, 1997) in dividends were accrued as of March 31, 1998.

  Preference share dividends included the following:

                                                   THREE      FOR THE PERIOD
                                                  MONTHS      MARCH 19, 1997
                                                ENDED MARCH (DATE OF INCEPTION)
                                                    31,       TO DECEMBER 31,
                                                   1998            1997
                                                ----------- -------------------
                                                (UNAUDITED)
     Preference share dividends................ $3,888,908      $11,111,672
     Amortization of discount on preference
      shares...................................    330,875        1,011,007
     Amortization of preference share issuance
      costs....................................    188,447          567,244
                                                ----------      -----------
                                                $4,408,230      $12,689,923
                                                ==========      ===========

  In connection with the issuance of the preference shares, the holders of preference shares purchased an aggregate of 7,500,000 shares of GCL's Class A common stock for total proceeds of $7.5 million. Additionally, in connection with the issuance of the preference shares, the initial purchaser of the preference shares received 13,235,300 shares of GCL's Class A common stock for no additional consideration representing 15% of the aggregate number of GCL's Class A, B and C shares outstanding, after giving effect to the issuance. The initial purchaser had the right to distribute these Class A shares to purchasers of the preference shares from the initial purchaser. Shares of this Class A common stock not distributed by the initial purchaser and were allocated pro rata to the initial Class B and Class C shareholders. The Company has reflected the $13,235,000 estimated fair value of the GCL's Class A common stock as a discount in the carrying value of the preference shares.

  The fair value of the 13,235,300 shares of GCL's Class A common stock distributed to preference shareholders was based on the $1 per share paid by the holders of preference shares for the 7,500,000 GCL's Class A shares purchased for cash.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


8. COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

      Common Stock:
      Authorized:
        1,000,000,000 Class A common stock of $.000001
         par value
        1,000,000,000 Class B common stock of $.000001
         par value
        1,000,000,000 Class C common stock of $.000001
         par value
        3,000,000,000 Class D common stock of $.000001
         par value
        1,000,000,000 Class E common stock of $.000001
         par value
        43,000,000,000 undesignated common stock of
         $.000001 par value
                                                         MARCH 31,  DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
      Issued and Outstanding as of March 31, 1998:
        20,735,300 Class A shares (20,735,300 as of
         December 31, 1997)...........................      $20         $20
        34,050,000 Class B shares (33,750,000 as of
         December 31, 1997)...........................       34          34
        33,750,000 Class C shares (33,750,000 as of
         December 31, 1997)...........................       34          34
        22,058,800 Class D shares (22,058,800 as of
         December 31, 1997)...........................       22          22
        125,000 Class E shares (nil as of December 31,
         1997)........................................      -- *        --

--------
* Amount less than $1.

  As discussed in Note 1, on January 21, 1998, GCL effected a 100 for 1 stock split of each of the Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share to $.000001 per share. Class A shares, Class B shares and Class C shares all have voting rights. On March 25, 1997, GCL issued 7,500,000 Class A shares, 33,750,000 Class B shares, 33,750,000 Class C shares for $1 per share, resulting in aggregate proceeds of $75 million. As discussed in Note 7, in addition to the 7,500,000 Class A shares issued to the preference shareholders for cash, in connection with the issuance of the preference shares, a total of 13,235,300 Class A shares were distributed to the initial preference shareholder representing 15% of the aggregate number of Class A, B and C shares outstanding. In addition, warrants to acquire a maximum of 46,440 shares of common stock of GCL were issued into escrow for the benefit of the holders of preference shares. All or a portion of the warrants may be exercised at a price of $.01 per share if the preference shares are outstanding on April 1, 2001. Effective January 21, 1998, GCL authorized 1,000,000,000 of new Class E non-voting shares.

  Certain of the Class B shareholders were issued a total of 22,058,800 Class D shares. Of the $33,750,000 of proceeds received from the issuance of Class B shares, $2,500,000 was allocated to the Class D shares representing the estimated fair value of the Class D shares based on an independent valuation. Class D shares are non-voting shares which carry special preference rights on the cash distributions made by GCL. Class D shareholders will receive 10% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeds 10%, and then increasing to 20% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeds 30%. Effective January 21, 1998, Class D share rights were amended such that Class D shareholders now have the option to convert each Class D share into one

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

                (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

Class E share upon payment to GCL of $2.20 per share or are entitled to a fraction of a Class E share based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation.

  During the three months ended March 31, 1998, the Company issued, at a price of $1 per share, 300,000 Class B shares and 125,000 Class E shares to employees of GCL resulting in an increase in shareholders' equity of $425,000.

9. STOCK OPTION PLAN

  On January 21, 1998, GCL adopted the 1998 Stock Incentive Plan ("the Plan") which provides for the granting of non-qualified stock options to key officers and employees of GCL at the discretion of the compensation committee or Board of Directors. As of March 31, 1998, the maximum number of shares of common stock which may be issued under the Plan was 8,303,933 shares of Class E common stock. Generally, options vest equally over a period of three years and expire ten years from the date of grant.

  The following table summarizes the transactions of the company's stock option plans for the three months ended March 31, 1998:

                                                              NUMBER
                                                   WEIGHTED EXERCISABLE WEIGHTED
                                       NUMBER OF   AVERAGE     AS AT     AVERAGE
                                        OPTIONS    EXERCISE  MARCH 31,  REMAINING
                                      OUTSTANDING   PRICE      1998       LIFE
                                      -----------  -------- ----------- ---------
Options outstanding as of December
 31, 1997...........................         --       --        --           --
Options granted on January 21, 1998.   2,821,000    $2.50       --      10 years
Forfeited...........................  (1,000,000)   $2.50       --      10 years
Options outstanding as of March 31,
 1998...............................   1,821,000    $2.50       --      10 years

  During the three month period ended March 31, 1998, no options had expired or were exercised.

  As permitted by SFAS 123, the Company has chosen to account for stock options under APB 25 and accordingly no compensation expense has been recognized as of March 31, 1998 since the estimated fair value of the stock on the date the options were granted (January 21, 1998) did not exceed the exercise price. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the SFAS 123 fair value approach, the impact on the Company's loss applicable to common shareholders and loss per share would be as follows:

                                                                    FOR THE
                                                                  THREE MONTHS
                                                                  ENDED MARCH
                                                                    31, 1998
                                                                  ------------
                                                                  (UNAUDITED)
Net loss applicable to common shareholders:
  As reported.................................................... $(14,538,926)
  Pro forma......................................................  (14,670,874)
Basic and diluted net loss per share:
  As reported.................................................... $      (0.13)
  Pro forma......................................................        (0.13)

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  The fair value of options for purposes of the SFAS 123 disclosure is estimated on the date of grant using the minimum value method with the following weighted average assumptions: no dividend yield, risk-free interest rates of 5.45% and an average expected life of 4 years. The estimated fair value of the options granted on January 21, 1998 was $0.49 per share.

10. FORMATION OF GLOBAL CROSSING HOLDINGS LTD.

  On March 18, 1998, GCL formed a wholly-owned subsidiary, Global Crossing Ltd. (New GCL), a Bermuda company, and contributed its investment in GTH to New GCL. New GCL is currently in the process of forming a wholly-owned subsidiary, to be named Global Crossing Holdings Ltd. (GCH), a Bermuda company. New GCL will contribute, among other things, its investment in GTH to GCH upon its formation. It is the Company's intent to liquidate GCL concurrently with the initial public offering of New GCL.

  Because GCL and New GCL are entities under common control, the transfer by GCL to New GCL of its investment in GTH was accounted for similar to a pooling of interests. The anticipated transfer of New GCL's investment in GTH to GCH will also be accounted for similar to a pooling of interests. Accordingly, the summarized financial information of GCH presented below reflects the accounts of GTH and its subsidiaries retroactive to inception of GTH (March 24, 1997). GCL, New GCL and GTH will each provide a guarantee of the senior unsecured notes to be issued by GCH as discussed under the Refinancing heading of Note
15. Additionally, Global Crossing International, Inc. ("GCI"), a wholly-owned subsidiary of GCH that provides marketing and development services to GCL, along with its wholly-owned subsidiaries will also provide guarantees of the senior unsecured notes to be issued by GCH. All guarantees will be full, unconditional, joint and several.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


            SUMMARIZED FINANCIAL INFORMATION OF GCH AND GUARANTORS:
                              ($ AMOUNTS IN '000S)

                                               GUARANTOR   NON-GUARANTOR ELIMINATION     GCL
                            GCL       GCH     SUBSIDIARIES SUBSIDIARIES    ENTRIES   CONSOLIDATED
AS OF MARCH 31, 1998      --------  --------  ------------ ------------- ----------- ------------
Current assets..........  $    340  $  2,182    $ 22,919     $ 29,581     $    (339)   $ 54,683
Construction in pro-
 gress..................       --        --       13,944      607,961           --      621,905
Investment in subsidi-
 ary....................    59,541    69,164     275,878          --       (404,583)        --
Deferred finance costs,
 net....................       228       148      10,189       14,389            21      24,975
Current liabilities.....       102    11,953       8,759       53,800          (318)     74,296
Long term debt..........       --        --          --       305,508           --      305,508
Senior Notes............       --        --      150,000          --            --      150,000
Obligations under Inland
 Service Agreements.....       --        --          --        16,745           --       16,745
Mandatorily redeemable
 preference shares......       --        --       95,007          --            --       95,007
Shareholders' equity....  $ 60,007  $ 59,541    $ 69,164     $275,878     $(404,583)   $ 60,007
FOR THE THREE MONTHS
 ENDED
 MARCH 31, 1998
Interest income.........  $    --   $    --     $    230     $    116     $     --     $    346
Operating expenses......       128        23       9,190        1,136           --       10,477
                          --------  --------    --------     --------     ---------    --------
Net loss................      (128)      (23)     (8,960)      (1,020)          --      (10,131)
Equity in loss from sub-
 sidiary................   (14,411)  (14,388)     (1,020)         --         29,819         --
Preference share divi-
 dends..................       --        --       (4,408)         --            --       (4,408)
                          --------  --------    --------     --------     ---------    --------
Net loss applicable to
 common shareholders....  $(14,539) $(14,411)   $(14,388)    $ (1,020)    $  29,819    $(14,539)
                          ========  ========    ========     ========     =========    ========
AS OF DECEMBER 31, 1997
Current assets..........  $     33  $     12    $ 21,307     $  6,597     $    (205)   $ 27,744
Construction in
 progress...............       --        --        9,014      514,607           --      523,621
Investment in
 subsidiary.............    73,952    73,940     276,897          --       (424,789)        --
Deferred finance costs,
 net....................       208       --       10,619       15,107           --       25,934
Current liabilities.....        72       --        3,253       76,880          (205)     80,000
Long term debt..........       --        --          --       162,325           --      162,325
Senior Notes............       --        --      150,000          --            --      150,000
Obligations under Inland
 Service Agreements.....       --        --          --        20,209           --       20,209
Mandatorily redeemable
 preference shares......       --        --       90,644          --            --       90,644
Shareholders' equity....  $ 74,121  $ 73,952    $ 73,940     $276,897     $(424,789)   $ 74,121

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED
                          (EXPRESSED IN U.S. DOLLARS)

      SUMMARIZED FINANCIAL INFORMATION OF GCH AND GUARANTORS (CONTINUED):
                              ($ AMOUNTS IN '000S)

                                              GUARANTOR   NON-GUARANTOR ELIMINATION     GCL
                           GCL       GCH     SUBSIDIARIES SUBSIDIARIES    ENTRIES   CONSOLIDATED
                         --------  --------  ------------ ------------- ----------- ------------
FOR THE PERIOD FROM
 MARCH 19, 1997 TO
 DECEMBER 31, 1997
Interest income......... $    --   $    --     $    556      $2,385       $   --      $  2,941
Operating expenses......       42       --          200       2,859           --         3,101
                         --------  --------    --------      ------       -------     --------
Net income (loss).......      (42)      --          356        (474)          --          (160)
Equity in loss of
 subsidiary.............  (12,808)  (12,808)       (474)        --         26,090
Preference share
 dividends..............      --        --      (12,690)        --            --       (12,690)
                         --------  --------    --------      ------       -------     --------
Net loss applicable to
 common shareholders.... $(12,850) $(12,808)   $(12,808)     $ (474)      $26,090     $(12,850)
                         ========  ========    ========      ======       =======     ========

11. FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and fair values of the Company's financial instruments:

                                   MARCH 31,                   DECEMBER 31,
                                     1998                          1997
                          ----------------------------  ----------------------------
                            CARRYING         FAIR         CARRYING         FAIR
                             AMOUNT          VALUE         AMOUNT          VALUE
                          -------------  -------------  -------------  -------------
                           (UNAUDITED)    (UNAUDITED)
Restricted cash and cash
 equivalents............  $  39,180,447  $  39,180,447  $  25,275,196  $  25,275,196
Short term borrowings...    (11,929,750)   (11,929,750)           --             --
Long term debt and
 obligations under
 Inland Services
 Agreements.............   (334,965,937)  (334,965,937)  (200,625,000)  (200,625,000)
Preference shares.......    (95,007,302)   (95,007,302)   (90,643,919)   (90,643,919)
Senior Notes............   (150,000,000)  (150,000,000)  (150,000,000)  (150,000,000)
Interest rate swap
 transaction............            --        (321,070)           --        (115,115)

Restricted cash and cash         The carrying amount of restricted cash and
 equivalents...................  cash equivalents is a reasonable estimate of fair value as the balances include amounts held in banks and money market deposits with a short-term maturity.

Short term borrowings..........  The carrying value of short term borrowings approximates fair value as the borrowings are repayable within three months.

Long term debt and obligations
 under Inland Services           The Credit Facility is a special financing
 Agreements....................  for the construction of the System, and the interest rates provided under the existing
                                 Credit Facility are the best estimate of cur-rent market rates available to ACL for fi-nancing with similar terms. Obligations under Inland Services Agreements are recorded at their present value using a weighted average interest rate of the Credit Facility, prefer-ence shares, and Senior Notes.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)


Preference shares..............  Since the preference shares are a special fi-
                                 nancing for the construction of the System, the dividend rates provided under the exist-ing preference share agreement are the best estimate of current market rates available for financing with similar terms and redemp-tion provisions.

Senior Notes...................  Since the Senior Notes are a special financ-
                                 ing for the construction of the System, the interest rates provided under the existing Senior Notes arrangement are the best esti-mate of current market rates available for financing with similar terms.

Interest rate swap               The interest rate swap transaction is "zero
 transaction...................  cost" meaning that the cost of acquiring the transaction is embedded in the fixed interest rate paid. As the transaction is accounted for as a hedge against interest rate fluctua-tions on the long term debt there is no car-rying value. The fair value is a mid-market valuation provided by CIBC.

12. RELATED PARTY TRANSACTIONS

  ACL has entered into an Advisory Services Agreement ("ASA") with PCG Telecom, an affiliate of Pacific Capital Group, Inc., a shareholder of GCL. Under the ASA, PCG Telecom provides ACL with advice in respect of the development and maintenance of the System, development and implementation of marketing and pricing strategies and the preparation of business plans and budgets. As compensation for its advisory services, PCG Telecom receives 2% of the cash received from the Company's gross revenues, subject to certain restrictions, with the first such payment occurring at the System RFS date. Advances on fees payable under the ASA are being paid to PCG Telecom at a rate of 1% on signed CPAs and Backhaul CPAs until the System RFS date and are secured by amounts payable under the ASA . Approximately $2 million had been advanced to PCG Telecom as of March 31, 1998 and is reflected in other assets and prepaid costs in the accompanying consolidated balance sheets. A minimal portion of the fees under the ASA are paid to PCG Telecom and then further allocated by PCG Telecom to MRCO, Inc. and PCG both of which are shareholders of GCL.

  Effective January 21, 1998, GCL entered into a warrant agreement under which PCG was issued three separate warrants permitting PCG to purchase (i) 6,151,061 of GCL's Class B shares for an aggregate price of $50,000,000; (ii) an additional 3,075,531 of the GCL's Class B shares for an aggregate price of $31,250,000; and (iii) an additional 3,075,531 of GCL's Class B shares for an aggregate price of $37,500,000. These warrants are intended to entitle PCG to acquire, in addition to their ownership, 10% of the issue stock of GCL, as of the date these warrants were issued. Exercise of these warrants is contingent upon an initial public offering of GCL shares and the achievement of certain performance levels in the new projects undertaken by the Company. See further discussion of warrants in Note 15.



  $7,250,000 in fees were paid to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder for services provided in respect of obtaining the Credit Facility, Senior Notes and preference share financing. Of the fees paid, $5,523,775 was allocated to the Credit Facility and Senior Notes and recorded as deferred finance costs, $986,725 was allocated to the preference shares and recorded as a reduction in the carrying value of the preference shares and $739,500 was recorded as common stock issuance costs and is included in the approximately $1.3 million which is reflected as a reduction in additional paid-in capital.

  GCL has paid CIBC and affiliates ("CIBC"), a shareholder, approximately $25 million in fees related to the financing obtained under the Senior Notes, Credit Facility, and the issuance of preference shares. Of the fees

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

incurred, approximately $6.2 million related to underwriting and commitment fees pertaining to the issuance of the preference shares and were recorded as a reduction in the carrying value of the preference shares, approximately $9.2 million related to underwriting, commitment and advisory fees in connection with the issuance of the Senior Notes and approximately $9.6 million related to fees associated with obtaining the Credit Facility which were recorded as deferred finance costs. As of March 31, 1998 CIBC held 17,218 outstanding preference shares (25,636 as of December 31, 1997), and $9 million in Senior Notes. CIBC is also a member of the syndicate funding the Credit Facility under which GCL has borrowings of $305,508,000 ($162,325,000 as of December 31, 1997), as of March 31, 1998 and has been paid interest and other related fees in the amount of approximately $9.8 million ($4.2 million as of December 31, 1997).

13. TAXES

  Since the Company has not recognized any income to date, no tax provision has been reflected in the consolidated financial statements and correspondingly no deferred tax liability has been recorded in accordance with SFAS 109. The Company has incurred operating losses which relate almost entirely to non-taxable jurisdictions and therefore operating losses incurred to date cannot be applied against future taxable earnings of the Company and therefore, have not been recorded as deferred tax assets in accordance with SFAS 109.

14. COMMITMENTS

  As of March 31, 1998, ACL was committed under its contract with TSSL for future construction costs totaling approximately $112 million ($195 million as of December 31, 1997) and is committed under the OA&M contract with TSSL to quarterly payments totaling approximately $260 million ($263 million as of December 31, 1997) over the next eight years. The Company is committed to paying TSSL commissions ranging from 4% to 7% on revenues received.

  GCL and its subsidiaries have commitments under various operating leases primarily relating to its office facility in Bermuda as well as floor space and conduit leases in the Netherlands and Germany. Rent expense for operating leases was $41,309 since inception and $26,556 for the three months ended March 31, 1998. The leases in the Netherlands and Germany are generally for a period of 25 years. Estimated future minimum lease payments on all operating leases are approximately as follows:

       For the nine months ended December 31, 1998................. $ 1,158,000
       1999........................................................   1,594,000
       2000........................................................   1,621,000
       2001........................................................   1,647,000
       2002........................................................   1,346,000
       Thereafter..................................................  16,004,000

15. SUBSEQUENT EVENTS

 New projects

  Effective April 21, 1998, GCL, through its wholly-owned subsidiary, GCT Pacific Holdings Ltd., which was incorporated on April 1, 1998, entered into a contract with TSSL to construct a cable system project, PC-1,

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997, IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

for a contract price of approximately $1 billion. PC-1 is an undersea fiber optic cable system connecting California, Washington and two landing sites in Japan. PC-1 is owned and operated by Pacific Crossing Ltd., a joint venture company. The Company has a 58% economic interest in PC-1 represented by a 50% direct voting interest in PC-1 and a further 8% economic interest in PC-1 through one of the joint venture partners. The Company's funding commitment, which is proportional to the interest, aggregates $231 million pursuant to existing agreements. The Company presently intends to follow the equity method of accounting for its investments in PC-1. The Company's partners have agreed that the Company is to perform the OA&M function although the definitive agreement has not been finalized. The terms of a final OA&M agreement, taken together with a Sales Agency Agreement which the Company has with PC-1 and possible related changes to the joint venture shareholders agreement, may result in the Company consolidating the financial statements of PC-1 with the Company. To finance construction of PC-1, Pacific Crossing Ltd. has signed a commitment to obtain a $850 million senior secured, limited recourse, credit facility from CIBC and other lenders, comprised of a $475 million seven year term loan, a $325 million eight year term loan and a $50 million seven year working capital revolving credit facility. GCL has borrowed approximately $50 million from the Bridge Facility to place in escrow as security for a $50.5 million promissory note issued by CIBC and other lenders to be used by Pacific Crossing Ltd. to make the initial payment on the PC-1 construction contract. Upon the funding of the $850 million credit facility a portion of the facility will be used to repay the $50.5 million promissory note.

  Effective June 2, 1998, GCL, through its wholly-owned subsidiary Mid-Atlantic Crossing Ltd., entered into a contract with Alcatel Submarine Networks for the construction of MAC, an undersea fiber optic cable system connecting New York, the Caribbean, Bermuda and Florida. On May 29, 1998, Mid-Atlantic Crossing Ltd. signed a commitment to obtain a $260 million senior secured, limited recourse, loan facility from CIBC and other lenders comprised of a $240 million term loan and a $20 million working capital loan.

Backhaul Capacity Purchases

  During April 1998, the Company signed several Inland Services Agreements to Purchase Backhaul Capacity. In accordance with Note 2(f), the Company will capitalize the approximately $26 million present value of future payments under these agreements as part of construction in progress in the accompanying consolidated balance sheets.

Stock options

  On April 3, 1998 and June 12, 1998, the Board of Directors approved the issuance of 3,665,000 options and 2,235,000 options, respectively, under the Plan. The April 3, 1998 shares have exercise prices of $2.50 per share and the June 12, 1998 shares have exercise prices of $10 per share generally with a three year vesting period and a ten year expiration. Beginning in the quarter ended June 1998, the Company will recognize compensation expense for the options issued in April and June since the exercise is less than the fair value of the stock on the date of grant. The estimated fair value of the options granted in April is $5 per share and the estimated fair value of the options granted in June is being determined by a third party appraiser.

Refinancing

  On May 18, 1998, GCH issued $800 million of senior unsecured notes for the purpose of purchasing the Senior Notes, redeeming the outstanding preference shares, repaying amounts drawn under the Bridge Facility,

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

and financing the new projects. The Company recognized an extraordinary loss on refinancing on May 18, 1998 comprising a premium of approximately $9.8 million payable to repurchase the Senior Notes and a write-off of approximately $10.2 of unamortized deferred financing costs. The redemption of the preference shares occurred on June 17, 1998 and resulted in a charge against additional paid-in capital comprising approximately a $16.1 million redemption premium and $18.7 million of unamortized discount and issuance cost on the preference shares on the date of the redemption. The redemption premium and write off of unamortized discount and issuance costs on the preference shares will be treated as a deduction to arrive at net loss applicable to common shareholders in the consolidated statement of operations. Furthermore, upon the redemption of the preference shares, the warrants attached to the preference shares as described in Note 7 have expired. Pursuant to the senior unsecured notes agreement GCL, New GCL and several of GCH's wholly-owned subsidiaries provided guarantees of these notes as described in Note 10, and additionally, these same guarantors along with ACL and its subsidiaries are restricted in respect of, among other things, the ability to pay dividends. The table below summarizes the pro forma financial information giving effect to the above refinancing.

                                                                     AS OF
                                                                MARCH 31, 1998
                                                                ---------------
                                                                AS ADJUSTED(2)
                                                                ---------------
      BALANCE SHEET DATA:
      Current Assets Including Cash and Restricted Cash(1)..... $   511,565,555
      Total Assets(2)..........................................   1,182,590,606
      Long Term Debt and Other Obligations(3)..................   1,122,253,000
      GTH Preference Shares(4)                                              --
      Shareholders' Equity:
        Common stock...........................................             110
        Additional Paid-in Capital(5)..........................      52,628,796
        Deficit Accumulated During the Development stage(6)....     (47,328,708)
                                                                ---------------
      Total Shareholders' Equity...............................       5,300,198
                                                                ---------------
      Total capitalization..................................... $1, 127,553,198
                                                                ===============

                                             FOR THE         FOR THE PERIOD
                                           THREE MONTHS   FROM MARCH 19, 1997
                                              ENDED      (DATE OF INCEPTION) TO
                                          MARCH 31, 1998   DECEMBER 31, 1997
                                          -------------- ----------------------
Net Loss Applicable to Common Sharehold-
 er......................................  $(14,538,926)      $(12,850,274)
Pro Forma Net Loss(7)....................   (69,245,588)       (68,103,711)
Earnings Per Share.......................         (0.13)             (0.12)
Pro Forma Earnings Per Share(7)..........  $      (0.63)      $      (0.62)

--------

(1) The amount reflected in the "As Adjusted" column consists of (i) actual Current Assets, plus (ii) the gross proceeds of the Note Offering, less
    (iii) amounts expended in connection with the tender for the GTH Senior Notes and the redemption of the GTH Preference Shares, less (iv) the fees and expenses incurred in connection with the Note Offering.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                   AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE PERIOD FROM
                              MARCH 19, 1997

            (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

(2) The amount appearing in the "As Adjusted" column consists of (i) actual Total Assets, plus (ii) the increase in Current Assets discussed in footnote (1) above, plus (iii) capitalized fees and expenses of the Note Offering in an amount of $34.3 million, less (iv) a write-off of $10.2 million of deferred fees and issue costs associated with the repurchase of the GTH Senior Notes.

(3) The amount appearing in the "As Adjusted" column consists of (i) actual Long Term Debt and Long Term Obligations under Inland Services Agreements, less (ii) the $150 million principal amount of GTH Senior Notes, plus (iii) the $800 million principal amount of the GCH Senior Notes.

(4) The "As Adjusted" column reflects that all GTH Preference Shares were redeemed from the net proceeds of the Note Offering.

(5) The amount appearing in the "As Adjusted" column includes a one time charge in connection with the redemption of the GTH Preference Shares to Additional Paid-in Capital of approximately $34.8 million on June 17, 1998. This charge would be comprised of: (i) a $16.1 million charge for the call premium on the GTH Preference Shares and (ii) a write-off of $18.7 million of discount and issue costs associated with the GTH Preference Shares assuming the GTH Preference Shares had been redeemed as of March 31, 1998.

(6) The amount appearing in the "As Adjusted" column includes a one time extraordinary loss on the repurchase of the GTH Senior Notes of approximately $20.0 million. This loss would be comprised of: (i) a $9.8 million charge for the tender premium on the GTH Senior Notes and (ii) a write-off of $10.2 million of deferred fees and issue costs associated with the GTH Senior Notes assuming the GTH Senior Notes had been repurchased as of March 31, 1998.

(7) Pro Forma amounts reflect the effect of the refinancing described on the previous page.

PCG WARRANTS

  The Board of Directors of Old GCL has determined that upon the successful completion of the Offerings the conditions precedent to exercising the PCG Warrants will have been met and therefore the PCG Warrants have been deemed exercisable. The Board of Directors of Old GCL has also amended the terms of the PCG Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B Share based upon the ratio of the value at the time of conversion less the exercise price of the warrant divided by the value at the time of conversion multiplied by the warrants to be converted, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B Share at an exercise price based upon such market valuation. Prior to the Offerings, PCG will convert the PCG Warrants in such manner into Class B Shares and New PCG Warrants, with GCL assuming the obligations of Old GCL under the New PCG Warrants and Old GCL being liquidated and dissolved.

  The Company's accounting for the PCG warrants is pursuant to EIFF 96-18, "Accounting for Equity Instruments with Variable Terms that Are Issued for Consideration Other Than Employee Services under FASB Statement No. 123." Accordingly, no accounting recognition was made on the date of grant or as of March 31, 1998 since it was not considered probable that the options would be exercised based on the status of new cable system projects and sales of revenues on those projects and since no decision had yet been made with respect to proceeding with an IPO.

  The Company intends to account for the value of the PCG warrants in June 1998 when it became probable that the warrants would be exercised based on an estimate of the value the warrants will have on the IPO date

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  AS OF MARCH 31, 1998 AND DECEMBER 31, 1997

  (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998, AND FOR THE PERIOD
                           FROM MARCH 19, 1997

           (DATE OF INCEPTION) TO MARCH 31, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

which is the measurement date. The Company intends to record the value of the warrants as a component of construction in progress since the warrants were granted in exchange for PCG's rights to construct and operate other cable systems under development. Accordingly, the value of the warrants represents the value of the Pacific Crossing and 3 other cable projects that are under development. Furthermore in June 1998, the Board amended the terms of the PCG Warrants to enable the warrant holders to convert the warrants to Class E share upon the date of the initial public offering.

TRANSACTION WITH WORLDPORT

  On April 7, 1998, the Company signed a CPA with Worldport Communications, Inc. ("Worldport"), to acquire capacity on AC-1 for an aggregate purchase price of $25.6 million. This transaction occurred in the ordinary course of business of the Company and on terms and conditions no less favorable to the Company than in its other CPAs. Certain officers and directors of the Company, have direct or indirect equity ownership positions in Worldport, aggregating approximately 10% of the current common stock of Worldport.

ADVISORY SERVICE AGREEMENT

  Effective June 30, 1998, the Company intends to acquire the rights of the individuals entitled to fees payable under the ASA in consideration for the issuance by the Company of common stock having an aggregate value which the Company currently anticipates will be in the range of $125 million to $145 million. The aggregate value of the common stock, representing the cost of buying out the rights to the ASA fees will be recorded as an expense in the Company's financial statements for the period June 30, 1998.

                       GLOSSARY OF CERTAIN DEFINED TERMS

  Unless the context otherwise requires, any reference in this Prospectus to any agreement shall mean such agreement and all schedules, exhibits and attachments thereto, as amended, supplemented or otherwise modified as of the date of this Prospectus. All terms defined herein used or the singular shall have the same meanings when used in the plural and vice versa.

 Amplifier:                         A device used to boost the strength of an
                                     electronic or optical signal, which is
                                     weakened (attenuated) as it passes through
                                     the transport network. Amplifiers add gain
                                     to the signal by an amount equal to the
                                     loss in the previous section of the
                                     network since last amplification.
 Backhaul Capacity:                 Capacity on terrestrial fiber optic cables
                                     from undersea cable landing stations to
                                     metropolitan areas.
 Band:                              A range of frequencies between two defined
                                     limits.
 Bandwidth:                         A measure of capacity of information-
                                     carrying capacity on a communications
                                     channel. 1) The difference between the
                                     high and low frequencies of a transmission
                                     band, expressed in cycles per second
                                     (Hertz) or in wavelengths (nanometers). It
                                     is a measure of raw capacity without
                                     compression or coding of the information
                                     signal. A voice transmission requires
                                     about 3 KHz and a TV channel about 6 MHz.
                                     2) Transmission capacity is expressed in
                                     bits per second. For example megabits per
                                     second (Mbps) is a bit rate expressed in
                                     millions of bits per second while gigabits
                                     per second (Gbps) is a bit rate expressed
                                     in billions.
                                    .  Narrowband: Less than or equal to 64-
                                       kbps
                                    .  Wideband: Digital rates between 64-kbps
                                       and 1.544-Mbps (DS1) or 2.048-Mbps
                                       (E1)--LANs, bulk files transfer, video
                                       conferencing, and multimedia.
                                    .  Broadband: Greater than 44.736-Mbps (D3)
                                       or 34.368-Mbps (E3)
 Bit:                               A binary unit of information that can have
                                     either of two values, 0 or 1. Contraction
                                     of binary digit:
                                     . KILOBIT = 1,000 bits
                                     . MEGABIT = 1 million bits
                                     . GIGABIT = 1 billion bits
                                     . TERABIT = 1 trillion bits
 Broadband:                         A transmission channel usually carrying a
                                     tremendous amount of information at
                                     transmission speeds of 45 Mbps (45,000,000
                                     bits per second) or greater. Some
                                     facilities have transmission speeds in the
                                     billion of bits (gigabits per second or
                                     Gbps).
                                    1. A communications channel with bandwidth
                                      sufficiently large to carry voice, data
                                      and video on a single channel.
                                    2. Any voice communications channel having
                                      a bandwidth greater than a voice grade
                                      channel.
                                    . A bandwidth of 45 Mbps can carry 672
                                         voice connections.
                                    . In theory up to 64 telephone grade
                                       communication channels can be carried on
                                       one 6 MHz broadband channel.

 Capacity:                          The information-carrying ability of a
                                      telecommunications system, as defined by
                                      its design (number of fibers, system
                                      length, and opto/electronic equipment)
                                      and its deployed equipment (amount of
                                      opto/electronics in the station) and
                                      measured in bits per second. Capacity is
                                      sold in discrete units, usually system
                                      interface levels such as DS-3's and STM-
                                      1's, that in the aggregate are the
                                      equivalent of total system capacity.
 Carrier:                           1. A third party provider of communications
                                      services by wire, fiber or radio.
                                    . Common Carrier: A private company
                                       offering facilities or services to the
                                       general public on a non-discriminatory
                                       basis and regulated as to market entry,
                                       practices, and rates by various Federal
                                       and State authorities.
                                    . Private Carrier: Services provided for
                                       internal use and free of most common
                                       carrier regulations to allow
                                       discrimination in service provision or
                                       pricing.
                                    2. A signal that is modulated in order to
                                     transmit information.
 Common Carrier:                    A business authorized by the FCC to provide
                                     communications services by wire or radio
                                     from place to place without influence of
                                     content. Services are provided to the
                                     public on a non-discriminatory basis, and
                                     are regulated by Title II of the
                                     Communications Act of 1934. Regulatory
                                     agencies are the FCC and state public
                                     utility commissions.
                                    .  Non-dominant carrier is one which has
                                       insufficient market power to practice
                                       anti-competitive pricing.
                                    .  Private carriers are not regulated by
                                       government agencies and may charge
                                       whatever the market will bear.
 Compression:                       Algorithm that minimizes the redundancy in
                                     the signal to be transmitted.
 Digital:                           Describes a method of storing, processing
                                     and transmitting information through the
                                     use of distinct electronic or optic pulses
                                     representing the binary digits 0 and 1. In
                                     communications they will modify a carrier
                                     at a selected frequency. The precise
                                     signal transitions preclude any distortion
                                     such as graininess or snow in the case of
                                     video transmission, or static or other
                                     background distortion in the case of audio
                                     transmission.
 Digital Transmission:              Method of storing, processing and
                                     transmitting information through the use
                                     of distinct electronic or optical pulses
                                     that represent the binary digits 0 and 1.
                                     Digital transmission and switching
                                     technologies employ a sequence of these
                                     pulses to represent information as opposed
                                     to a continuously variable analog signal.
                                     The precise digital numbers preclude any
                                     distortion such as graininess or snow in
                                     the case of video transmission, or static
                                     or other background distortion in the case
                                     of audio transmission.

 Doped Fibers:                       Various impurities may be added to silica-
                                      based fiber-optic strands as they are
                                      constructed to achieve specifically
                                      desired transmission or physical
                                      properties.
                                     .  Erbium-Doped Optical Fiber Amplifier
                                        (EDFA) optical amplifiers use a section
                                        of optical fiber doped with the rare
                                        earth erbium and optically pumped with
                                        a laser diode. It can amplify a range
                                        of wavelengths at the same time
                                        surrounding a base wavelength of 1550
                                        nm.
                                     .  Praseodymium-doped fibers produce a
                                        signal gain of 30 dB in 1310 nm fibers.
 DS1:                                A digital transmission hierarchy
                                      supporting 1.544 million bits per second
                                      that may be used for "near full-motion"
                                      or compressed video, data or voice
                                      circuits (24, 48 or 96).
 DWDM (Dense Wavelength Division
  Multiplexing):                     A technique which employs more than one
                                      light source and detector operating at
                                      different wavelengths and simultaneously
                                      transmits optical signals through the
                                      same fiber while message integrity of
                                      each signal is preserved.
 EDFA (Erbium Doped Fiber            A purely optical (as opposed to
  Amplifier):                         electronic) device used to boost an
                                      optical signal. It contains several
                                      meters of glass fiber doped with erbium
                                      ions. When the erbium ions are excited to
                                      a higher energy state, the doped fiber
                                      changes from a passive medium to an
                                      active amplifying medium.
 Fiber Kilometers:                   The number of route kilometers installed
                                      multiplied by the number of fiber strands
                                      along the path.
 Gbps (Gigabit per second):          A data rate of 1 Gbps corresponds to 1,000
                                      million bits per second.
 Internet:                           A fabric of interconnected computer
                                      networks, originally known as the DARPA
                                      network (Defense Advanced Research
                                      Projects Agency) connecting government
                                      and academic sites. It currently links
                                      about 50 million people world-wide who
                                      use it for everything from scientific
                                      research to simple E-Mail.
 Indefeasible Right of Use (IRU):    A measure of currency in the undersea
                                       cable business. The owner of an IRU has
                                       the right to use the capacity for the
                                       time and bandwidth to which the IRU
                                       applies.
 ISP:                                Independent service provider.
 ITU (International
  Telecommunications
  Union):                            The ITU is an intergovernmental agency of
                                      the United Nations within which the
                                      public and private sectors cooperate for
                                      the development of telecommunications.
                                      The ITU adopts international regulations
                                      governing the use of the radio spectrum
                                      and develops standards to facilitate the
                                      interconnection of telecommunications
                                      systems on a worldwide basis. It is
                                      headquartered in Geneva, Switzerland. In
                                      1996, the ITU comprised 185 Member States
                                      and 363 members (scientific and
                                      industrial companies, public and private
                                      operators, broadcasters, regional and
                                      international organizations active in
                                      three sectors: Radio communications,
                                      Standardization and Development).

 Mbps (Megabit per second):          One Mbps corresponds to a data rate of
                                      1,000,000 bite per second.
 Multimedia:                         The electronic conversation between two or
                                      more people or groups of people in
                                      different places using two or more types
                                      of digitally integrated communication for
                                      voice, sound, text, data, graphics,
                                      video, image or presence at the same
                                      time. Applications include conferencing,
                                      presentations, training, referencing,
                                      games, etc.
 Multiplexing:                       An electronic or optical process that
                                      combines two or more lower bandwidth
                                      transmissions into one higher bandwidth
                                      signal by splitting the total available
                                      bandwidth into narrower bands (frequency
                                      division) or by allotting a common
                                      channel to several transmitting sources
                                      one at a time in sequence (time
                                      division).
 Multipoint:                         Pertaining or referring to a
                                      communications line to which three or
                                      more stations are connected. It implies
                                      that the line physically extends from one
                                      station to another until all are
                                      connected.
 Optical Fibers:                     Thin filaments of glass through which
                                      light beams are transmitted. Enormous
                                      capacity, low-cost, low-power
                                      consumption, small space, lite-weight,
                                      insensitivity to electromagnetic
                                      interference characterize this transport
                                      media.
 PTTs (Post, Telephone and
  Telegraph
  companies):                        International telecommunications carriers
                                      which are generally under the control of
                                      the government in a country that has not
                                      yet privatized its telecommunications
                                      markets.
 Repeater:                           1. Equipment that receives a low-power
                                       signal, possibly converting it from
                                       light to electrical form, amplifying it
                                       or retiming and reconstructing it for
                                       transmission. It may need to be
                                       reconverted to light for retransmission.
                                     2. An optoelectrical device used at each
                                       end and occasionally at intermediate
                                       points of exceptionally long fiber-optic
                                       span. Optical input is converted to
                                       electrical form to restore a clean
                                       signal, which drives lasers that fully
                                       restores the optical signal at the
                                       original signal strength.
 Route Kilometers:                   The number of route kilometers installed.
 RFS (Ready for Service):            The data of provisional acceptance or
                                      commercial service of a cable system.
 STM (Synchronous Transfer Mode):    New term for traditional TDM switching to
                                      distinguish it from ATM.
 STM-1:                              The largest standard circuit unit of
                                      capacity, which consists of 155,500 Kbps
                                      (equal to 155 Mbps). Thus, each Gbps
                                      contains enough capacity for 6.4 STM-1
                                      circuits. While capacity is sold to the
                                      largest telecommunications companies in
                                      minimum investment units equal to one
                                      STM-1 unit, most telecommunications
                                      companies buy smaller units at a price
                                      higher than the equivalent STM-1 price.

 Wavelength:                        The distance between two crests of a signal
                                     or a carrier and is measured in terms of
                                     meters, millimeters, nanometers, etc. In
                                     lightwave applications, because of the
                                     extremely high frequencies, wavelength is
                                     measured in nanometers.
 xDSL:                              A term referring to a variety of new
                                     Digital Subscriber Line technologies. Some
                                     of these varieties are asymmetric with
                                     different data rates in the downstream and
                                     upstream directions. Others are symmetric.
                                     Downstream speeds range from 384 Kbps (or
                                     "SDSL") to 1.5-8 Mbps (or "ADSL").

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Service of Process and Enforcement of Liabilities.........................    ii
Information Regarding Forward-Looking Statements..........................    ii
Summary...................................................................     1
Risk Factors..............................................................    11
Use of Proceeds...........................................................    19
Dividend Policy...........................................................    19
Dilution..................................................................    19
Capitalization............................................................    20
Selected Consolidated Financial Data......................................    21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    23
Business..................................................................    28
Management................................................................    41
Principal and Selling Shareholders........................................    48
Certain Transactions......................................................    50
Description of Capital Stock..............................................    54
Shares Eligible for Future Sale...........................................    56
Description of Certain Indebtedness.......................................    57
Tax Considerations........................................................    59
Underwriting..............................................................    65
Legal Matters.............................................................    68
Experts...................................................................    68
Available Information.....................................................    68
Index to Consolidated Financial Statements................................   F-1
Glossary of Certain Defined Terms.........................................  GL-1

  UNTIL        , 1998 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          SHARES

                              GLOBAL CROSSING LTD.

                                  COMMON STOCK

                             LOGO GLOBAL CROSSING

                                    -------

                                   PROSPECTUS

                               DATED      , 1998

                                    -------

                              SALOMON SMITH BARNEY

                              MERRILL LYNCH & CO.

                                CIBC OPPENHEIMER

                           MORGAN STANLEY DEAN WITTER

                            DEUTSCHE BANK SECURITIES

                              GOLDMAN, SACHS & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                 SUBJECT TO COMPLETION, DATED JULY 2, 1998

PROSPECTUS
                                       SHARES
                              GLOBAL CROSSING LTD.
         LOGO
                                  COMMON STOCK

                                   --------

  Of the            shares of Common Stock, par value $.01 per share, offered
hereby (the "Shares"),            Shares are being offered by the U.S.
Underwriters (as defined herein) in the United States and Canada (the "U.S.
Offering") and           Shares are being offered by the International
Underwriters (as defined herein) in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The Price to Public and Underwriting Discount per Share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closing of the U.S. Offering and International Offering are conditioned upon each other.

  Of the     Shares offered hereby,     Shares are being sold by Global
Crossing Ltd., a Bermuda company ("GCL" or the "Issuer" and, together with its
subsidiaries, "Global Crossing" or the "Company"), and     Shares are being
sold by certain selling shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

  Prior to the Offerings, there has been no public market for the Common Stock of the Issuer. It is currently estimated that the Price to Public will be
between $         and $        per share. See "Underwriting" for information
relating to the factors considered in determining the Price to Public. Upon completion of the Offerings, purchasers of Shares in the Offerings will own
approximately   % (  % if the Underwriters' over-allotment options are
exercised in full) and existing shareholders will own   % (  % if the over-
allotment options are exercised in full) of the outstanding Common Stock. See "Principal and Selling Shareholders."

  Application has been made to have the Common Stock listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "GBLXF" and listed supplementally on the Bermuda Stock Exchange.

                                   --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                                   --------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 PRICE TO           UNDERWRITING         PROCEEDS TO PROCEEDS TO SELLING
                                  PUBLIC    DISCOUNTS AND COMMISSIONS(1) COMPANY (2)    SHAREHOLDERS
--------------------------------------------------------------------------------------------------------
Per Share                          $                    $                   $
--------------------------------------------------------------------------------------------------------
Total(3)                        $                   $                    $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

 (2) Before deducting expenses of $   payable by the Company.
 (3) The Company has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to an aggregate of additional shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
     Company will be $           , $           and $           , respectively.
     See "Underwriting."

                                   --------
  The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to such Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the offices of Smith Barney Inc. at 333 West 34th Street, New York, New York 10001 or through the facilities of The Depository Trust Company (the "Depository") on or about
             , 1998.

                                   --------

        Joint Book-Running Managers

SALOMON SMITH BARNEY INTERNATIONAL MERRILL LYNCH INTERNATIONAL CIBC OPPENHEIMER


MORGAN STANLEY DEAN WITTER       DEUTSCHE BANK       GOLDMAN SACHS INTERNATIONAL

The date of this Prospectus is              , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company, the Selling Shareholders and the International Underwriters (the "International Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the International Underwriters named below (the "International Underwriters"), and each of the International Underwriters, for whom Smith Barney Inc., Merrill Lynch International, CIBC Oppenheimer Corp., Morgan Stanley & Co. International Limited, Deutsche Bank AG (London Branch) and Goldman Sachs International are acting as the representatives (the "International Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:

                                                                     UNDERWRITING
   INTERNATIONAL UNDERWRITERS                                         COMMITMENT
   --------------------------                                        ------------
   Smith Barney Inc.................................................
   Merrill Lynch International......................................
   CIBC Oppenheimer Corp. ..........................................
   Morgan Stanley & Co. International Limited.......................
   Deutsche Bank AG (London Branch).................................
   Goldman Sachs International......................................
                                                                        -----
     Total..........................................................
                                                                        =====

  The Company and the Selling Shareholders have been advised by the International Representatives that the several International Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $    per Share. The International
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $.   per Share to other dealers. After the Offerings, the Price to
Public and such concessions may be changed.

  The Company and the Selling Shareholders have granted to the International Underwriters and the U.S. underwriters (the "U.S. Underwriters" and, collectively with the International Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to
purchase up to      additional shares of Common Stock from the Company at the
Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the International Underwriters and the U.S. Underwriters exercise such options, each of the International Underwriters and the U.S. Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such International Underwriter's or U.S. Underwriter's initial commitment.

  The Company has entered into a U.S. Underwriting Agreement with the U.S. Underwriters named therein, for whom Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as the representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives") providing for the
concurrent offer and sale of     Shares (in addition to the shares covered by
the over-allotment options described above) in the United States and Canada. Both the International Underwriting Agreement and the U.S. Underwriting Agreement provide that the obligations of the International Underwriters and the U.S. Underwriters are such that if any of the Shares are purchased by the International Underwriters pursuant to the International Underwriting Agreement, or by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, all the Shares agreed to be purchased by either the International Underwriters or the U.S. Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Share for the International Offering and the U.S. Offering will be identical. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
  Each International Underwriter has severally agreed, that, as part of the
distribution of the     Shares offered by the International Underwriters, (i)
it is not purchasing any Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person in the United States or Canada, or to any United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree. Each U.S. Underwriter has severally agreed that, as part
of the distribution of the     Shares by the U.S. Underwriters, (i) it is not
purchasing any Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the U.S. Offering to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares initially available for sale by the International Underwriters or by the U.S. Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Each International Underwriter has severally represented and agreed that (i) it has not offered or sold and, prior to the expiry of six months from the closing date of the Offerings, will not offer or sell in the United Kingdom any Shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom the document may otherwise lawfully be issued or passed on.

  Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Price to Public set forth in the cover page hereof.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
  The International Underwriting Agreement provides that the Company will indemnify the International Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the International Underwriters may be required to make in respect thereof.

  Subject to certain exceptions, the Company, its parent, the Selling Shareholders and other certain directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, the Selling Shareholders, respectively or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc.

  At the Company's request, the U.S. Underwriters have reserved up to shares of Common Stock (the "Directed Shares") for sale at the Price to Public to persons who are directors, officers or employees of, or otherwise associated with, the Company and its affiliates and who have advised the Company of their desire to purchase such Shares. The number of Shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the U.S. Underwriters on the same basis as all other Shares offered hereby.

  In connection with the Offerings and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Shares than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Shares or effecting purchases of the Shares for the purpose of pegging, fixing or maintaining the price of the Shares or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Shares in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Shares in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public was determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public.

  The Underwriters and certain of their affiliates have provided and may in the future provide investment banking and other financial services to the Company and certain of its affiliates for which they receive customary fees. Affiliates of CIBC Oppenheimer have engaged in certain related-party transactions with the Company, including as a lender under the AC-1 Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Principal and Selling Shareholders," "Certain Transactions," and "Description of Certain Indebtedness."

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Under Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Company is considered an affiliate of CIBC Oppenheimer Corp. The Offerings are being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, Smith Barney Inc. has assumed the responsibilities of acting as QIU and will recommend a public offering price for the Common Stock in compliance with the requirements of Rule 2720. In connection with the Offerings, Smith Barney Inc. is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. Smith Barney Inc. will receive no compensation for its services as QIU.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Service of Process and Enforcement of Liabilities.........................    ii
Information Regarding Forward-Looking Statements..........................    ii
Summary...................................................................     1
Risk Factors..............................................................    11
Use of Proceeds...........................................................    19
Dividend Policy...........................................................    19
Dilution..................................................................    19
Capitalization............................................................    20
Selected Consolidated Financial Data......................................    21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    23
Business..................................................................    28
Management................................................................    41
Principal and Selling Shareholders........................................    48
Certain Transactions......................................................    50
Description of Capital Stock..............................................    54
Shares Eligible for Future Sale...........................................    56
Description of Certain Indebtedness.......................................    57
Tax Considerations........................................................    59
Underwriting..............................................................    65
Legal Matters.............................................................    68
Experts...................................................................    68
Available Information.....................................................    68
Index to Consolidated Financial Statements................................   F-1
Glossary of Certain Defined Terms.........................................  GL-1

  UNTIL        , 1998 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          SHARES

                              GLOBAL CROSSING LTD.

                                  COMMON STOCK

                             LOGO GLOBAL CROSSING

                                    -------

                                   PROSPECTUS

                               DATED      , 1998

                                    -------

                             SALOMON SMITH BARNEY
                                INTERNATIONAL

                          MERRILL LYNCH INTERNATIONAL

                                CIBC OPPENHEIMER

                           MORGAN STANLEY DEAN WITTER

                                 DEUTSCHE BANK

                          GOLDMAN SACHS INTERNATIONAL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The registrant estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

      SEC registration fee............................................. $90,910
      NASD filing fee.................................................. $30,500
      NASDAQ National Market listing fee............................... $95,000
      Bermuda Stock Exchange listing fee*.............................. $
      Printing and engraving expenses*................................. $
      Legal fees and expenses*......................................... $
      Accounting fees and expenses*.................................... $
      Blue Sky fees and expenses*...................................... $
      Transfer agent and registrar fees*............................... $
      Miscellaneous*................................................... $
          Total........................................................

--------

* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  No provision is made in Bermuda statutory law for indemnification of officers and directors.

  The Bye-laws of the registrant provide for indemnification of the registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Acts as in effect from time to time in Bermuda.

  The Underwriting Agreements provide for indemnification of directors and officers of the registrant by the Underwriters against certain liabilities.

  The directors and officers of the Company are covered by directors' and officers' insurance policies maintained by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this Registration Statement, the registrant has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    (a) $800,000,000 aggregate principal amount of 9-5/8% Senior Notes Due 2008 (the "GCH Senior Notes") issued by the registrant's wholly-owned subsidiary, Global Crossing Holdings, Ltd. and sold to each of Salomon Brothers Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. (formerly known as Deutsche Morgan Grenfell Inc.) (the "Initial Purchasers"), at an aggregate discount from par value of 3.322%. The Notes have been resold by the Initial Purchasers only to institutional investors that are "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act or pursuant to Regulation S under the Securities Act; and

    (b) the issuance, upon formation of the registrant, of 1,200,000 shares of its Common Stock, at its par value of $.01 per share, to its sole stockholder.

  Such issuances were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to transactions by an issuer not involving any public offering or the rules and regulations thereunder. All of such shares of Common Stock are deemed restricted securities within the meaning of Rule 144 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     EXHIBIT
     NUMBER                                EXHIBIT
     -------                               -------
      1.1**  Form of Underwriting Agreement
      1.2**  Form of Agreement Between U.S. and International Underwriters
      3.1    Memorandum of Association of the Registrant, dated March 5, 1998
      3.2    Bye-laws of the Registrant, dated March 18, 1997
      3.3**  Form of Amended and Restated Memorandum of Association of the
             Registrant
      3.4**  Form of Amended and Restated Bye-laws of the Registrant
      4.1**  Form of Certificate for Common Stock
      4.2    Indenture, dated as of May 18, 1998, between Global Crossing
             Holdings Ltd. and United States Trust Company of New York, as
             Trustee
      4.3    Registration Agreement, dated as of May 18, 1998, among the registrant, Global Crossing Holdings Ltd. and the other parties named therein
      4.4**  Form of Registration Rights Agreement among the Registrant and the investors named therein
      4.5    Credit Agreement, dated as of June 27, 1997 (the "Credit
             Agreement"), among Global Telesystems Ltd., various financial institutions names therein, Deutsche Bank AG, New York Branch and
             Canadian Imperial Bank of Commerce, as Lead Agents, Deutsche Bank
             AG, New York Branch, as Administrative Agent, Canadian Imperial
             Bank of Commerce, as Syndication Agent, Documentation Agent and
             the Issuing Bank and Deutsche Morgan Grenfell Inc. and CIBC Gundy
             Securities Corp, as Arrangers
      4.6    First Amendment and Consent, dated as of December 15, 1997, to
             Credit Agreement, among Global Telesystems Ltd., the lenders named therein, Deutsche Bank AG, New York Branch and Canadian Imperial
             Bank of Commerce, as Lead Agents, Deutsche Bank AG, New York
             Branch, as Administrative Agent, Canadian Imperial Bank of
             Commerce, as Syndication Agent, Documentation Agent and the
             Issuing Bank and Deutsche Morgan Grenfell Inc. and CIBC Gundy
             Securities Corp, as Arrangers
      4.7    Form of Amended and Restated Stockholders' Agreement among GCT
             Pacific Holdings, Ltd., SCS (Bermuda) Ltd., Marubeni Pacific Cable
             Limited and Pacific Crossing Ltd.
      5.1    Opinion of Appleby, Spurling & Kempe as to the legality of the
             Shares being registered
      8.1    Opinion of Simpson Thacher & Bartlett as to tax matters relating to the Shares being registered
      8.2    Opinion of Appleby, Spurling & Kempe as to tax matters relating to the Shares being registered
      9.1**  Form of Stockholders Agreement among the Registrant and the investors named therein
     10.1    Form of 1998 Global Crossing Ltd. Stock Incentive Plan
     10.2*** Project Development and Construction Contract, dated March 18,
             1997, among AT&T Submarine Systems, Inc. and Global Telesystems
             Ltd
     10.3*** Project Development and Construction Contract, dated as of April
             21, 1998, among Tyco Submarine Systems, Ltd. and GCT Pacific
             Holdings, Ltd
     10.4*** Project Development and Construction Contract, dated as of June 2,
             1998, among Alcatel Submarine Networks and Alcatel Submarine
             Networks, Inc. and Mid-Atlantic Crossing Ltd
     10.5    Advisory Services Agreement, dated as of March 25, 1997, among
             Global Telesystems Ltd. and PCG Telecom Services LLC

     EXHIBIT
     NUMBER                                EXHIBIT
     -------                               -------
      10.6   First Amendment, dated as of June 27, 1997, to the Advisory
             Services Agreement, dated as of March 25, 1997, among Global
             Telesystems Ltd. and PCG Telecom Services LLC
      21.1   Subsidiaries of the Registrant
      23.1   Consent of Appleby Spurling & Kempe (included in the opinions filed as Exhibit 5.1 and Exhibit 8.2)
      23.2   Consent of Arthur Andersen & Co.
      23.3   Consent of Simpson Thacher & Bartlett (included in the opinion filed as Exhibit 8.1)
      24.1*  Power of Attorney (included on signature page II-4 of the original filing of Registration Statement on Form S-1)
      27.1*  Financial Data Schedule
      99.1   Consent of Nominee Director
      99.2   Consent of Nominee Director
      99.3   Consent of Nominee Director

    --------

      * Filed with original filing on Form S-1

     ** To be filed by amendment

    *** Portions have been omitted pursuant to a request for confidential treatment

  (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS.

  (1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificate in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 2, 1998.

                                          Global Crossing Ltd.

                                                   /s/ John M. Scanlon
                                          By __________________________________
                                          NAME: JOHN M. SCANLON
                                          TITLE:  CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed on July 2, 1998 by or on behalf of the following persons in the capacities indicated with the registrant.

                SIGNATURE                                 TITLE

                                              Co-Chairman of the Board and
                /*/                                     Director
  -------------------------------------
              Gary Winnick

                                              Co-Chairman of the Board and
                /*/                                     Director
  -------------------------------------
              Lodwrick Cook

           /s/ John M. Scanlon            Chief Executive Officer and Director
  -------------------------------------
             John M. Scanlon

                                           President, Chief Operating Officer
                /*/                                   and Director
  -------------------------------------
                David Lee

                                           Senior Vice President and Director
                /*/
  -------------------------------------
              Barry Porter

                                           Senior Vice President and Director
                /*/
  -------------------------------------
              Abbott Brown

                                             Senior Vice President and Chief
                /*/                                 Financial Officer
  -------------------------------------
              Dan J. Cohrs

                                                        Director
                /*/
  -------------------------------------
            Hillel Weinberger

               SIGNATURE                                TITLE

                                                       Director
                /*/
  ------------------------------------
               Jay Bloom

                                                       Director
                /*/
  ------------------------------------
              Dean Kehler

                                                       Director
                /*/
  ------------------------------------
               Jay Levine

                                                       Director
                /*/
  ------------------------------------
            William Phoenix

                                                       Director
                /*/
  ------------------------------------
              Bruce Raben

                                                       Director
                /*/
  ------------------------------------
             Michael Steed

        /s/ John M. Scanlon                Authorized Representative in the
  ------------------------------------            United States

          John M. Scanlon

  * By Power of Attorney

        /s/ John M. Scanlon                     Attorney-in-Fact
  ------------------------------------
          John M. Scanlon

                     APPENDIX DESCRIBING GRAPHIC MATERIAL
                    PURSUANT TO RULE 304 OF REGULATION S-T

Inside Front cover

     Beginning clockwise from top left corner.

     Picture 1.

         Picture of assorted European currency on top of newspaper background. Caption below picture says "cost effective".

     Picture 2.

         Picture of face of a clock with hands featured prominently. Caption below picture says "reliable".

     Picture 3.

         Picture of fiber optic cables. Caption below picture says
"connectivity".

     Picture 4.

         Picture of hand holding cellular telephone.

     Picture 5.

         Picture of globe with focus on the North Atlantic Ocean. Caption in picture says "global".

Gatefold

         Map of world indicating the Company's network of undersea fiber optic cables linking the continents and indicating terrestrial capacity acquired from third parties.

         The descriptive caption in the top left corner of the map reads: "The Global Crossing Network will be initially comprised of: Atlantic Crossing, which commenced service on the United States to United Kingdom segment in May 1998; Mid-Atlantic Crossing, scheduled to commence service in November 1999; Pan-American Crossing, scheduled to commence service in February 2000; and Pacific Crossing, scheduled to commence initial service in March 2000."

Inside Back Cover

         Beginning clockwise in top left corner.

         Picture 1.

             Fiber optic cable being loaded into water from cable laying ship.

         Picture 2.

             Woman verifying computer equipment in landing station.

         Picture 3.

             Cable-laying vessel on high seas.

         Picture 4.

             Manufacturing process of optical repeater being worked on by five technicians.

         Picture 5.

             Fiber optic cable being loaded into water from cable laying ship (different angle than in Picture 1).

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                              EXHIBIT                               PAGE
 -------                             -------                               ----
  1.1**  Form of Underwriting Agreement
  1.2**  Form of Agreement Between U.S. and International Underwriters
  3.1    Memorandum of Association of the Registrant, dated March 5,
         1998
  3.2    Bye-laws of the registrant, dated March 18, 1997
  3.3**  Form of Amended and Restated Memorandum of Association of the
         Registrant
  3.4**  Form of Amended and Restated Bye-laws of the Registrant
  4.1**  Form of Certificate for Common Stock
  4.2    Indenture, dated as of May 18, 1998, between Global Crossing
         Holdings Ltd. and United States Trust Company of New York, as
         Trustee
  4.3    Registration Agreement, dated as of May 18, 1998, among the
         Registrant, Global Crossing Holdings Ltd. and the other parties named therein
  4.4**  Form of Registration Rights Agreement among the Registrant and the investors named therein
  4.5    Credit Agreement, dated as of June 27, 1997 (the "Credit
         Agreement"), among Global Telesystems Ltd., various financial institutions names therein, Deutsche Bank AG, New York Branch and Canadian Imperial Bank of Commerce, as Lead Agents,
         Deutsche Bank AG, New York Branch, as Administrative Agent,
         Canadian Imperial Bank of Commerce, as Syndication Agent,
         Documentation Agent and the Issuing Bank and Deutsche Morgan
         Grenfell Inc. and CIBC Gundy Securities Corp, as Arrangers
  4.6    First Amendment and Consent, dated as of December 15, 1997, to
         Credit Agreement, among Global Telesystems Ltd., the lenders named therein, Deutsche Bank AG, New York Branch and Canadian
         Imperial Bank of Commerce, as Lead Agents, Deutsche Bank AG,
         New York Branch, as Administrative Agent, Canadian Imperial
         Bank of Commerce, as Syndication Agent, Documentation Agent and
         the Issuing Bank and Deutsche Morgan Grenfell Inc. and CIBC
         Gundy Securities Corp, as Arrangers
  4.7    Form of Amended and Restated Stockholders' Agreement among GCT
         Pacific Holdings, Ltd., SCS(Bermuda) Ltd., Marubeni Pacific
         Cable Limited and Pacific Crossing Ltd.
  5.1    Opinion of Appleby, Spurling & Kempe as to the legality of the
         Shares being registered
  8.1    Opinion of Simpson Thacher & Bartlett as to tax matters
         relating to the Shares being registered
  8.2    Opinion of Appleby, Spurling & Kempe as to tax matters relating to the Shares being registered
  9.1**  Form of Stockholders' Agreement among the Registrant and the investors named therein
 10.1    Form of 1998 Global Crossing Ltd. Stock Incentive Plan
 10.2*** Project Development and Construction Contract, dated March 18,
         1997, among AT&T Submarine Systems, Inc. and Global Telesystems
         Ltd
 10.3*** Project Development and Construction Contract, dated as of
         April 21, 1998, among Tyco Submarine Systems, Ltd. and GCT
         Pacific Holdings, Ltd
 10.4*** Project Development and Construction Contract, dated as of June
         2, 1998, among Alcatel Submarine Networks and Alcatel Submarine
         Networks, Inc. and Mid-Atlantic Crossing Ltd
 10.5    Advisory Services Agreement, dated as of March 25, 1997, among
         Global Telesystems Ltd. and PCG Telecom Services LLC

 EXHIBIT
 NUMBER                              EXHIBIT                              PAGE
 -------                             -------                              ----
  10.6   First Amendment, dated as of June 27, 1997, to the Advisory
         Services Agreement, dated as of March 25, 1997, among Global
         Telesystems Ltd. and PCG Telecom Services LLC
  21.1   Subsidiaries of the Registrant
  23.1   Consent of Appleby Spurling & Kempe (included in the opinions filed as Exhibit 5.1 and Exhibit 8.2)
  23.2   Consent of Arthur Andersen & Co.
  23.3   Consent of Simpson Thacher & Bartlett (included in the opinion filed as Exhibit 8.1)
  24.1*  Power of Attorney (included on signature page II-4 of the original filing of Registration Statement on Form S-1)
  27.1*  Financial Data Schedule
  99.1   Consent of Nominee Director
  99.2   Consent of Nominee Director
  99.3   Consent of Nominee Director

--------

  * Filed with original filing on Form S-1

 ** To be filed by amendment

*** Portions have been omitted pursuant to a request for confidential treatment

                                       2